As filed with the Securities and Exchange Commission on May 28, 2010
Registration No. 333-149163

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MEDPRO SAFETY PRODUCTS, INC.
(Exact name of Registrant as specified in its charter)

Nevada	3841	91-2015980
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

817 Winchester Road, Suite 200
Lexington, KY 40505
(859) 225-5375
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Marc T. Ray
Executive Vice President and Chief Financial Officer
817 Winchester Road, Suite 200
Lexington, KY 40505
(859) 225-5375

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Alan K. MacDonald Frost Brown Todd LLC 400 West Market Street, Suite 3200 Louisville, Kentucky 40202 (502) 589-5400 (502) 581-1087 (Fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _________________
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☐                                                                Accelerated filer  ☐
Non-accelerated filer    ☐                                                                Smaller reporting company ☑
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, issuable upon the conversion of preferred stock	1,376,147	$3.63	$ 4,995,413	$196.32
Common Stock, $0.001 par value per share, issuable upon the exercise of warrants	1,025,882	$3.63	3,723,951	146.35
Total (2)	2,402,029	$3.63	$ 8,719,365	$342.67
(1) In accordance with Rule 457(c), this price is estimated solely for purposes of calculating the registration fee and is based upon the average of the bid and asked prices of the common stock as reported on the OTC Bulletin Board on February 6, 2008.
(2) Pursuant to Rule 416 under the Securities Act of 1933 the registrant is also registering such additional indeterminate number of shares as may become necessary to adjust the number of shares as a result of a stock split, stock dividend or similar adjustment of its outstanding common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of MedPro Safety Products, Inc. (the “Company”) as originally declared effective by the Securities and Exchange Commission (the “SEC”) on August 12, 2009, is being filed pursuant to the undertakings in Item 17 of the Registration Statement to include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, that was filed with the Securities and Exchange Commission on March 30, 2010 and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, that was filed with the SEC on May 13, 2010.

The information included in this filing amends this Registration Statement and the Prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

Rule 424(b)(3)
Registration No. 333-149163

PROSPECTUS

MedPro Safety Products, Inc.

2,402,029 Shares of
Common Stock

This prospectus relates to offers and resales or other dispositions by certain of our stockholders of up to 2,402,029 shares of common stock, par value $0.001 per share, issuable upon the exercise of warrants or the conversion of preferred stock.

These shares may be sold by the selling stockholders from time to time in the over-the-counter market or on any national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the disposition of these shares by the selling stockholders, other than as a result of the exercise for cash of warrants held by the selling stockholders.

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering. The selling stockholders may be deemed underwriters of the shares of common stock that they are offering. We will bear all costs, expenses and fees in connection with the registration of these shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

Our common stock is currently quoted on the OTC Bulletin Board "MPSP.BB." On May 7, 2010, the last reported sale price of our common stock on the OTC Bulletin Board was $3.10 per share. As of May 7, 2010, we had 13,149,148 shares of common stock outstanding.

Investing in our common stock involves significant risks. Please read carefully the information under the headings "RISK FACTORS" beginning on page 3 and "FORWARD-LOOKING STATEMENTS" on page 14 of this prospectus before you invest in our common stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May __, 2010.

You should rely only on the information contained in this prospectus. Neither we, nor the selling stockholders have authorized anyone to provide prospective investors with information different from that contained in this prospectus. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information included in this prospectus is accurate as of any date other than the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock. Our business, financial condition, results of operations, cash flows and/or future prospects may have changed since that date. Information contained on, or accessible through, our website is not part of this prospectus.

Neither we, nor the selling stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to our common stock if the person making the offer or solicitation is not qualified to do so, or it is unlawful for you to receive such an offer or solicitation.

In this prospectus we rely on and refer to information and statistics regarding the medical safety device industry. We obtained this market data from independent publications or other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

No action is being taken in any jurisdiction outside the United States to permit public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession or distribution of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Safe-Mate®, Needlyzer,™ Vacu-Mate™ and Key-Lok™ are our registered trademarks. Vacuette® is a registered trademark of Greiner Bio-One International AG.

PROSPECTUS SUMMARY

This summary highlights selected information that is contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and our consolidated financial statements and related notes appearing elsewhere in this prospectus before making an investment decision.

On December 28, 2007, our predecessor MedPro, Inc., a Delaware corporation, merged with and into Dentalserv.com, a Nevada corporation with nominal assets and no active operations whose common stock was registered under the Securities and Exchange Act of 1934. In the merger, the combined corporation was renamed "MedPro Safety Products, Inc." In this prospectus, unless otherwise indicated or the context otherwise requires, all references to "we" or "us" before the December 28, 2007 merger, are to the Delaware corporation. References after the December 28, 2007 merger are to the Nevada corporation that resulted from the merger and succeeded to the business of the Delaware corporation.

Our Company

MedPro Safety Products, Inc. has developed and acquired a portfolio of medical device safety products incorporating proprietary needlestick prevention technologies that deploy with minimal or no user activation. Our strategy focuses on developing and commercializing our family of products in three related product sectors: blood collection devices, syringes for the clinical healthcare market, and intravenous devices. Our objective for each of our products is to enter into a strategic agreement with one or more major medical product distribution firms. We plan to continue to outsource the production of many of our products to established medical safety device manufacturers while we pursue a strategy of either developing or acquiring our own manufacturing capabilities.

One of the most potentially deadly risks to health care workers is the transfer of blood-borne pathogens such as hepatitis and HIV because of accidental needlesticks. The International Sharps Injury Prevention Society reports that one million needlesticks to health care workers are reported annually, a number that may account for only one-third of the actual number of needlesticks occurring each year. Put another way, each year there are 30 needlesticks for every 100 beds in a U.S. hospital, according to the National Institute for Occupational Safety and Health (NIOSH). An OSHA report estimates that 83% of needlesticks would be preventable with effective safety technology.

The Federal Needlestick Safety and Prevention Act of 2001 modified blood-borne pathogen standards to require that occupational exposure control plans identify, evaluate and make use of needle devices with built-in safety features and needleless systems for withdrawing body fluids, accessing a vein or artery and administering medications. Existing needle technology often either included no safety features or required active safety activation by the health care worker. The passage of this legislation spurred the development of more effective needlestick prevention technology for use in clinical and other healthcare settings.

Currently, we have entered into two minimum volume distribution agreements for three blood collection products. Our customer expects to commence delivery of the first of these products during the second quarter of 2010. The automated assembly line has been tested at the plant of the third party contractor who built the line, and our quality personnel have visited the plant in Europe and have seen the line in operation. The line is being disassembled and moved to the newly completed manufacturing facility for reassembly, testing and validation. When assembled, it will produce product for a verification and validation build for final testing before the product is released to the market.

Our offices are located at 817 Winchester Road, Lexington, Kentucky 40505 and our telephone number is (859) 225-5375. Our website is http://www.medprosafety.com.

History and Reorganization

Our company was originally incorporated in Kentucky in 1995 and changed its domicile to Delaware in 1999. On December 28, 2007, in connection with a financing in which we sold securities to institutional investors for $13 million, we completed a business combination with Dentalserv.com ("DSRV" or "Dentalserv"), a Nevada corporation with nominal assets and no active business, whose shares were registered under the Securities Exchange Act of 1934, as amended. On that date, the following transactions occurred concurrently:

•	The 5,625,550 shares of DSRV common stock then outstanding were combined into approximately 1,406,400 common shares in a 1-for-4 reverse stock split.

•
Our predecessor MedPro, Inc., a Delaware corporation, merged into DSRV. The combined company issued 11,284,754 of its common shares to former shareholders of our predecessor corporation in the merger and 593,931 common shares as a financial advisory fee.

•	The combined company, a Nevada corporation, changed its name from "Dentalserv.com" to "MedPro Safety Products, Inc."

•
Vision Opportunity Master Fund, Ltd. ("VOMF"), a Cayman Island investment fund that owned approximately 89.4% of the DSRV common stock before the merger, and three other accredited investors purchased $13 million of newly issued shares of a new series of Series A Convertible Preferred Stock ("Series A Stock") and four series of warrants to purchase a total of 25,286,690 shares of our common stock. We received approximately $11.6 million in net offering proceeds from the sale of these securities.

As a result of these transactions:

•
The combined company continues our historical business, which is developing and marketing medical safety devices incorporating proprietary needlestick prevention technology, as described in this section.

•	The management of our predecessor company became the management of the combined company, and four persons designated by our predecessor company became the board of directors of the combined company.

On August 18, 2008, we amended the then outstanding Series J warrant to give VOMF the right to purchase 1,493,779 shares of newly designated Series B Convertible Preferred Stock ("Series B Stock") at a purchase price of $8.72. The original Series J warrant had given VOMF the right to purchase 5,975,116 shares of common stock at a purchase price of $2.18 no later than December 31, 2008. VOMF and its affiliate Vision Capital Advantage Fund, LP ("VCAF", to whom VOMF transferred a portion of its holdings in September 2008) exercised the J warrants in full in September and October 2008, and we received $13,025,000 in cash for our issuance of 1,493,779 shares of Series B Stock.

Each share of Series B Stock converts into 4 shares of common stock, or 5,975,116 shares of common stock if all 1,493,779 shares of Series B Stock were converted. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, and similar changes to our common stock. The Series B Stock ranks equal to our common stock, but ranks junior to the Series A Stock and to our indebtedness. If we declare dividends, the Series B Stockholders will receive dividends on a pro rata basis with the common stockholders. Upon liquidation, dissolution or winding up of our company, the holder of Series B Stock is entitled to an amount equal to the amount distributable per share of common stock multiplied by the number of shares of common stock into which the Series B Stock can be converted. The Series B Stock has no general voting rights.

On March 27, 2009, we completed transactions in which VOMF and VCAF exercised a portion of their Series C Warrants for cash totaling $3,000,000 and exchanged the balance of their Series C Warrants plus all of their Series A and Series B Warrants for shares of newly designated Series C Convertible Preferred Stock. The two funds acquired 1,571,523 shares of Series C Stock as a result of the warrant exercise and exchange.

Each share of Series C Convertible Preferred Stock is convertible into 10 shares of common stock, which ratio is subject to adjustment in the event of stock splits, stock dividends, and similar changes to our common stock. The Series C Stock ranks equal to our Series B Stock and common stock, but junior to the Series A Stock and to our indebtedness. If we declare dividends, the Series C Stockholders will receive dividends on a pro rata basis with the Series B Stockholders and the common stockholders. Upon liquidation, dissolution or winding up of our company, the holder of Series C Stock is entitled to an amount equal to the amount distributable per share of common stock multiplied by the number of shares of common stock into which the Series C Stock can be converted. The Series C Stock has no general voting rights.

The exchange of warrants for Series C Stock was the equivalent of a cashless exercise of the warrants at an assumed market value of $13.00 per common share. This transaction was intended to remove the uncertainty of the large overhang of 18,285,692 common shares issuable upon the exercise of the warrants. The warrant exercise and exchange reduced the total common share equivalents issuable upon the exercise of the warrants held by the two Vision Funds from 18,285,692 common shares to 15,715,230 common shares. In addition, we received cash proceeds of $3,000,000 from the exercise of a portion of the Series C warrants.

The following table shows as of May 7, 2010, the ownership of our common stock by our directors and officers as a group, the Series A Stockholders, and our non-affiliate shareholders upon completion of the merger with DRSV and assuming the conversion of all of the Series A Stock and the exercise of all warrants and options for cash.

Shareholder	Common Shares	Price Per Share (1)	Aggregate Exercise Price	Percentage of Common Stock
As of May 7, 2010
Directors and executive officers of MedPro	6,288,386			47.8%
Other non-affiliate shareholders	4,920,993			37.4%
Preferred shareholders	1,939,769			14.8%
TOTAL	13,149,148			100.0%

Assuming conversion of all preferred stock, exercise of all warrants and stock options for cash, and issuance of all earnout shares

Directors and executive officers of MedPro
Common stock	6,288,386			13.1%
Warrants	131,023	$1.81	$237,152	0.3%
Options (2)	2,927,922	$1.87	5,468,630	6.1%
SGPF earnout shares (3)	690,608			1.4%
				20.9%

Non-affiliate shareholders
Common stock	4,920,993			10.3%
Warrants	577,435	$2.09	1,208,657	1.2%
Employee options (2)	505,058	$2.42	1,221,987	1.1%
				12.6%

Preferred shareholders
Common stock	1,939,769			4.0%
Series A Stock	6,668,229			13.9%
Series B Stock (4)	5,975,116			12.5%
Series C Stock (5)	15,715,230			32.8%
A Warrants	512,941	$1.81	928,423	1.1%
B Warrants	512,941	$1.99	1,020,753	1.1%
Other warrants	533,334	$3.61	1,925,000	4.1%
				66.5%
TOTALS	47,898,985		$12,009,635	100.0%

(1)	Represents either the conversion price of the preferred stock, or the exercise price of the warrants or options, as applicable on an average basis.
(2)	Weighted average exercise price of options awarded in 2008 and 2009. See Executive Compensation – Stock Option Awards on page 44 and Note 12 of Notes to Financial Statements.
(3)	Issuable if revenue received on products based on acquired technology exceeds $5,000,000.
(4)	Represents the common shares issuable upon the conversion of the 1,493,779 shares of Series B Stock
(5)	Represents the common shares issuable upon the conversion of the 1,571,523 shares of Series C Stock.

The Offering

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 2,402,029 shares of common stock, issuable upon the exercise of stock purchase warrants or the conversion of preferred stock by our Series A Stockholders. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of common stock from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any of the proceeds from the disposition of these shares by the selling stockholders, other than as a result of the exercise of warrants held by the selling stockholders for cash.

Risk Factors

See "Risk Factors" and other information included in this prospectus for a discussion of certain factors that you should carefully consider before investing in our common stock.

RISK FACTORS

An investment in our common stock involves a number of risks. You should carefully read and consider the following risks as well as the other information contained in this report, including the financial statements and the notes to those financial statements, before making an investment decision. The realization of any of the risks described below could have a material adverse affect on our business, financial condition, results of operations, cash flows and/or future prospects. The trading price of our common stock could decline due to any of these risks, and you could lose part or all of your investment. The order of these risk factors does not reflect their relative importance or likelihood of occurrence.

Risks Relating to Our Business

MedPro has incurred substantial losses since inception. We may incur net losses in the foreseeable future and may never become profitable.

Since MedPro’s inception in 1995, it has incurred significant losses and negative cash flows from operations. We incurred net losses of $3,282,599 in 2007 and $6,539,566 in 2008. In 2009 we had a loss from operations of ($13,022,235). Net income in 2009 was $8,376,273 after taking into account other income which included a non-cash $21,603,185 gain on the reduction of derivative liabilities. As of December 31, 2009, we had an accumulated deficit of ($56,951,866), which was ($26,704,842) larger than at the end of 2008. This is primarily due to the opening adjustment to the deficit from derivative liabilities required to be booked at January 1, 2009 of ($35,081,114).

We anticipate incurring additional losses for at least several more fiscal quarters through 2011. We expect to spend significant resources over the next few years to fund the development of our pipeline of potential products. To date, we have derived only limited revenue from the sale of two products, both of which have been discontinued. Our ability to generate revenues and become profitable will depend on our ability to timely, efficiently and successfully develop and commercialize more products. We may not ever become profitable. If we sustain losses over an extended period of time, we may be unable to continue our business.

We will need substantial additional funding to develop our products and for our future operations. If we cannot obtain the funds necessary to do so, we may be required to delay, scale back or eliminate our product development or may be unable to continue our business.

The development of our products will require substantial funds to obtain regulatory approvals and bring our products to market. Net cash used in operations was $5,309,709 in 2009. During 2009, our cash decreased by $7,558,439 to $4,078,404 at December 31, 2009. We will need financing in addition to our current cash on hand to maintain our present operations. Our future capital requirements will depend on many factors, including:

•	the progress and costs of our research and development programs, including our ability to develop our current portfolio of medical safety products, or to identify, acquire and develop new ones;
•	the time and cost involved in obtaining regulatory approvals;
•	the cost of manufacturing our products;
•	competing technological and market developments;
•	our ability to establish and maintain arrangements with third parties to assist in bringing our products to market and the cost of such arrangements;
•	costs associated with the integration of any new operation, including costs relating to future mergers and acquisitions with companies that have complementary capabilities;
•	expenses related to the establishment of sales and marketing capabilities;
•	the level of our sales and marketing expenses; and
•	our ability to introduce and sell new products.

We anticipate we will need to raise additional funds to support our current operations and future expansion and growth plans, and we may need additional capital sooner than currently anticipated. Our funding requirements may change as a result of many factors, including underestimates of budget items, unanticipated cash requirements, delays in bringing our products to market, future product and service opportunities, and future business combinations.

We cannot be certain that additional financing will be available on acceptable terms, or at all. To the extent we raise additional capital through the sale of equity securities; the ownership position of our existing stockholders could be substantially diluted. If additional funds are raised through the issuance of preferred stock or debt securities, these securities are likely to have rights, preferences and privileges senior to our common stock. Fluctuating interest rates could also increase the costs of any debt financing we may obtain. To the extent we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our products, or grant licenses on unfavorable terms.

Failure to successfully address liquidity requirements will have a material adverse effect on our business. If we are unable to obtain additional capital on acceptable terms when needed, we may be required to take actions that harm our business and our ability to achieve cash flow in the future, including possibly the surrender of our rights to some technologies or product opportunities, delaying our clinical trials or curtailing or ceasing operations.

Our future growth depends upon the development of new products, and there can be no assurance that we will be able to develop them.

A significant element of our strategy is to increase revenue by focusing on products that deliver greater benefits to patients, healthcare workers and researchers. The development of these products requires significant research and development, significant financial resources, clinical trials and regulatory approvals. The results of our product development efforts may be affected by a number of factors, including our ability to innovate, develop, acquire and manufacture new products, complete clinical trials, obtain regulatory approvals and reimbursement in the United States and abroad, or gain and maintain market approval of our products. In addition, patents obtained by others could preclude or delay our commercialization of a product. There can be no assurance that any products now in development or that we may seek to develop in the future will achieve technological feasibility, obtain regulatory approval, or gain market acceptance.

Even if we receive regulatory approval for our products, those products may never be commercially successful.

Even if we develop medical safety products that obtain the necessary regulatory approval, and we have access to the necessary manufacturing, sales, marketing and distribution capabilities that we need, our success depends to a significant degree upon the commercial success of those products. If our products fail to achieve or subsequently maintain market acceptance or commercial viability, our business would be significantly harmed because our future royalty revenue or other revenue would depend upon sales of these products. Many factors may affect the market acceptance and commercial success of our products, including:

•	the timing of market entry as compared to competitive products;
•	the rate of adoption of new medical safety products by hospital, clinics and medical practitioners;
•	convenience and ease of administration;
•	pricing;
•	marketing;
•	availability of alternative products; and
•	activities by our competitors.

We will rely on third parties to manufacture our medical safety products.

Our business strategy relies on third parties to manufacture and produce our medical safety devices in accordance with good manufacturing practices established by the FDA, or similar regulations in other countries. Our products may compete with other products or companies for access to these facilities and may be subject to delays in manufacture if third parties give other products greater priority than our products. These third parties may not deliver sufficient quantities of our products, manufacture our products in accordance with specifications, or comply with applicable government regulations. In addition, if the manufactured products fail to perform as specified, our business and reputation could be significantly harmed.

The manufacturers on whom we will depend will be able to successfully produce our products on acceptable terms, or on a timely or cost-effective basis. They may not be able to manufacture our products in accordance with our product specifications or will meet FDA or other requirements. We must have sufficient and acceptable quantities of our products to conduct our clinical trials and to market, if and when the products have been approved by the FDA for marketing. If we are unable to obtain sufficient and acceptable quantities of our products, we may be required to delay the marketing and distribution of our products. If our contract manufacturers are not satisfying our needs, it could be difficult and very expensive to change suppliers or to establish our own manufacturing capabilities. Any change in the location of manufacturing would require FDA inspection and approval, which could interrupt the supply of products and may be time-consuming and expensive to obtain. If we are unable to identify alternative contract manufacturers that are qualified to produce our products, we may have to temporarily suspend the production of products, and would be unable to generate revenue from the sale of products.

If we do not comply with applicable regulatory requirements in the manufacture and distribution of our products, we may incur penalties that may inhibit our ability to commercialize our products and adversely affect our revenue.

Our failure or the failure of our potential third party manufacturers to comply with applicable FDA or other regulatory requirements including manufacturing, quality control, labeling, safety surveillance, promoting and reporting may result in criminal prosecution, civil penalties, recall or seizure of our products, total or partial suspension of production or an injunction, as well as other regulatory action against us. Discovery of previously unknown problems with a product, supplier, manufacturer or facility may result in restrictions on the sale of our products, including a withdrawal of such products from the market. The occurrence of any of these events would negatively impact our business and results of operations.

Product defects could adversely affect the results of our operations.

The design, manufacture and marketing of medical devices involve certain inherent risks. Manufacturing or design defects, unanticipated use of our products, or inadequate disclosure of risks relating to the use of the product can lead to injury or other adverse events. These events could lead to recalls or safety alerts relating to our products (either voluntary or required by the FDA or similar governmental authorities in other countries), and could result, in certain cases, in the removal of a product from the market. Any recall could result in significant costs, as well as negative publicity that could reduce demand for our products. Personal injuries relating to the use of our products can also result in product liability claims being brought against us. In some circumstances, such adverse events could also cause delays in new product approvals. Any of the foregoing circumstances could have a material adverse effect on our, financial condition or cash flows.

The medical device industry is very competitive.

The medical device industry is subject to rapid technological changes, and we face significant competition across our product lines and in each market in which our products are sold. We face this competition from a wide range of companies. These include large medical device companies, which have greater financial and marketing resources than MedPro. We also face competition from firms that are more specialized than we are with respect to particular markets. Non-medical device companies, including pharmaceutical companies, also offer alternative therapies that may be delivered without a medical device. In addition, some competitors have established manufacturing sites or have contracted with suppliers located in China and other low-cost manufacturing locations as a means to lower their costs. New entrants may also appear, particularly in these low-cost countries.

The development of new or improved products, processes or technologies by other companies may make our products or proposed products obsolete or less competitive and may materially adversely affect our earnings, financial condition or cash flows.

Many potential competitors, including those who have greater resources and experience than we do, may develop products or technologies that make ours obsolete or noncompetitive.

Many companies are engaged in developing medical safety devices. Our future success will depend on our ability to maintain a competitive position with respect to technological advances. Technological developments by others may result in our products and technologies becoming obsolete. Significant competitors include Baxter International and Becton Dickinson. Most of our current and potential competitors have substantially greater research and development capabilities and financial, regulatory, manufacturing, marketing, sales, human resources, and experience than we do. Many of our competitors have several products that have already been developed, approved and successfully commercialized, or are in the process of obtaining regulatory approval for their products in the United States and internationally. Many of these companies have substantially greater capital resources, research and development resources and experience, manufacturing capabilities, regulatory expertise, sales and marketing resources, and production facilities. Our competitors may succeed in developing technologies or products that are more effective, safer, more affordable or more easily commercialized than ours, and our competitors may obtain intellectual property protection or commercialize products sooner than we do. Developments by others may render our product candidates or our technologies obsolete. Our failure to compete effectively would have a significant adverse effect on our business, financial condition and results of operations.

Our operations are subject to governmental regulation associated with the medical safety device industry, the operation and enforcement of which may restrict our ability to carry on our business.

The development, manufacture, and marketing of products sold by us will be subject to extensive regulation by various government agencies, including the U.S. Food and Drug Administration and the U.S. Federal Trade Commission, as well as various state and local agencies. These agencies regulate production processes, product attributes, packaging, labeling, advertising, storage, and distribution. These agencies establish and enforce standards for safety, purity, and labeling. In addition, other governmental agencies (including the U.S. Occupational Safety and Health Administration), establish and enforce health and safety standards and regulations in the workplace. We will seek to comply at all times with all such laws and regulations. We will also seek to obtain and maintain all permits and licenses relating to our operations that are necessary so that our facilities and practices comply with applicable governmental laws and regulations. Nevertheless, there is no guarantee that we will be able to comply with any future laws and regulations. Our failure to comply with applicable laws and regulations could subject us to civil remedies including fines, injunctions, recalls or seizures as well as potential criminal sanctions. As a result of such regulations, we may encounter a variety of difficulties or extensive costs, which could delay or preclude us from marketing our products or continuing or expanding our operations. We cannot predict if all necessary approvals will be granted or that if granted, any approval will be received on a timely basis. If approvals are not obtained or are delayed, this may also preclude us from marketing our products, or continuing or expanding our operations.

We cannot guarantee that any of our strategic acquisitions, investments or alliances will be successful.

While our strategy to increase revenue growth is driven primarily by development of products based on technology we own or control, we will seek to supplement our growth through strategic acquisitions, investments and alliances. Such transactions are inherently risky. Any number of factors may affect the success of any acquisition, investment or alliance including our ability to properly assess and value the potential business opportunity or to successfully integrate it into our existing business. There can be no assurance that any past or future transaction will be successful or that the transaction will not materially adversely affect our earnings, financial condition or cash flows.

Our operations depend in part on patents and other intellectual property rights.

Our business relies on patent, trademark and other intellectual property rights. While we do not believe that the loss of any one patent or other intellectual property asset would materially affect our operations, these intellectual property assets, in the aggregate, are of material importance to our business. We can lose the protection afforded by these intellectual property assets through patent expirations, legal challenges or governmental action. Patents attained by competitors, particularly as patents on our products expire, may also adversely affect our competitive position. The loss of a significant portion of our portfolio of intellectual property assets may have a material adverse effect on our earnings, financial condition, or cash flows.

Our ability to compete in the medical device market may decline if we do not adequately protect our proprietary technologies.

Our success depends in part on our ability to obtain and maintain intellectual property that protects our technologies and our products, including rights we have licensed. Patent positions may be highly uncertain and may involve complex legal and factual questions, and we cannot predict the extent to which we may enforce these claims against our competitors. It may be necessary or useful for us to participate in opposition proceedings to determine the validity of our competitors’ patents or to defend the validity of any of our or our licensor’s future patents, which could result in substantial costs and would divert our efforts and attention from other aspects of our business. In addition, patent law outside the United States is uncertain and in many countries intellectual property laws are undergoing review and revision. The laws of some countries do not protect intellectual property rights to the same extent as domestic laws. Therefore, the degree of future protection for our proprietary rights is not certain, which could have a significant adverse effect on our business, financial condition and results of operations.

Technologies we license from others, or in-licensed technologies, are important to our business. The scope of our rights under our licenses may be subject to dispute by our licensors or third parties. Our rights to use these technologies and to practice the inventions claimed in the licensed patents are subject to our licensors abiding by the terms of those licenses and not terminating them. In particular, we have agreed to use commercially reasonable efforts to develop and commercialize some of our significant licensed technology. If we fail to comply with those obligations, we may lose some of the rights that enable us to utilize this technology, and our ability to develop products could be seriously hampered.

In addition, we may in the future acquire rights to additional technologies by licensing rights from existing licensors or from third parties. Such in-licenses may be costly. Also, we generally do not control the patent prosecution, maintenance or enforcement of in-licensed technologies. Accordingly, we may not be able to exercise the same degree of control over this intellectual property as we could over internally developed technologies.

Disputes concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and extremely costly and could delay our research and development efforts.

Our commercial success, if any, will be significantly harmed if we infringe the patent rights of third parties or if we breach any license or other agreements that we have entered into with regard to our technology or business. We are not currently a party to any litigation or any potentially adverse proceeding with regard to our patent or trademark positions.

If we become involved in litigation, interference proceedings, oppositions, reexamination, protest or other potentially adverse intellectual property proceedings as a result of alleged infringement by us of the rights of others or as a result of priority of invention disputes with third parties, we might have to spend significant amounts of money, time and effort defending our position and we may not be successful. In addition, any claims relating to the infringement of third-party proprietary rights or proprietary determinations, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources, or require us to enter into royalty or license agreements that are not advantageous to us. If we do not have the financial resources to support such litigation or appeals, we may forfeit or lose certain commercial rights. Even if we have the financial resources to continue such litigation or appeals, we may lose. If we lose, we may be forced to pay very substantial damages; we may have to obtain costly license rights, which may not be available to us on acceptable terms, if at all; or we may be prohibited from selling products that are found to infringe the patent rights of others.

Uncertainties resulting from initiation and continuation of any patent proceeding or related litigation could harm our ability to compete and could have a significant adverse effect on our business, financial condition and results of operations. An adverse ruling arising out of any intellectual property dispute could undercut or invalidate our intellectual property position. An adverse ruling could also subject us to significant liability for damages, including possible treble damages, prevent us from using technologies or developing products, or require us to negotiate licenses to disputed rights from third parties. Although patent and intellectual property disputes in the technology area are often settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include license fees and ongoing royalties. Furthermore, necessary licenses may not be available to us on satisfactory terms, if at all. Failure to obtain a license in such a case could have a significant adverse effect on our business, financial condition and results of operations.

If we acquire products, technologies or other businesses, we will incur a variety of costs, may have integration difficulties and may experience numerous other risks that could adversely affect our business.

To remain competitive, we may decide to acquire additional businesses, products and technologies. We have limited experience in identifying acquisition targets, successfully acquiring them and integrating them into our current infrastructure. We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future without a significant expenditure of operating, financial and management resources, if at all. In addition, future acquisitions could require significant capital infusions and could involve many risks, including, but not limited to:

•	we may have to issue convertible debt or equity securities to complete an acquisition, which would dilute our stockholders and could adversely affect the market price of our common stock;
•
an acquisition may adversely affect our results of operations because it may require us to incur large one-time charges to earnings, amortize or write down amounts related to goodwill and other intangible assets, or incur or assume substantial debt or liabilities, or it may cause adverse tax consequences, substantial depreciation or deferred compensation charges;

•	we may encounter difficulties in assimilating and integrating the business, technologies, products, personnel or operations of companies that we acquire;
•	certain acquisitions may disrupt our relationship with existing customers, distributers or suppliers who compete with the acquired business;
•	acquisitions may require significant capital infusions and the acquired businesses, products or technologies may not generate sufficient revenue to offset acquisition costs;
•	an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;
•	acquisitions may involve the entry into a geographic or business market in which we have little or no prior experience; and
•	key personnel of an acquired company may decide not to work for us.

Any of the foregoing risks could have a significant adverse effect on our business, financial condition and results of operations.

To the extent we enter markets outside of the United States, our business will be subject to political, economic, legal and social risks in those markets, which could adversely affect our business.

There are significant regulatory and legal barriers in markets outside the United States that we must overcome to the extent we enter or attempt to enter markets in countries other than the United States. We will be subject to the burden of complying with a wide variety of national and local laws, including multiple and possibly overlapping and conflicting laws. We also may experience difficulties adapting to new cultures, business customs and legal systems. Any sales and operations outside the United States would be subject to political, economic and social uncertainties including, among others:

•	changes and limits in import and export controls;
•	increases in custom duties and tariffs;
•	changes in currency exchange rates;
•	economic and political instability;
•	changes in government regulations and laws;
•	absence in some jurisdictions of effective laws to protect our intellectual property rights; and
•	currency transfer and other restrictions and regulations that may limit our ability to sell certain products or repatriate profits to the United States.

Any changes related to these and other factors could adversely affect our business to the extent we enter markets outside the United States.

We may encounter difficulties managing our growth, which could adversely affect our business.

Our success will depend on the ability of our officers and key employees to continue to improve our operational capabilities and our management information and financial control systems, and to expand, train and manage our work force. We were required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (“S-Ox”) for the first time in 2010 and provided a management report on internal control over financial reporting in connection with our annual report on Form 10-K for the year ending December 31, 2009. If we are unable to successfully implement improvements to our management information and financial control systems in an efficient and timely manner, or if we encounter deficiencies in existing systems and controls, our management may not have adequate information to manage our day-to-day operations and our inability to manage our growth effectively could increase our losses.

We depend on our key personnel, and the loss of their services may adversely affect our business.

We are highly dependent upon the efforts of our senior management team. The death or departure of any of our key personnel could have a material adverse effect on our business. In particular, the loss of W. Craig Turner, our Chairman and Chief Executive Officer, could significantly impact our ability to operate and grow the business and could cause performance to differ materially from projected results.

We could face labor shortages which could slow our growth.

Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees necessary to keep pace with our expansion plans. Qualified individuals of the requisite caliber and number needed to fill these positions are in short supply in some areas. Any material increases in employee turnover rates could have a material adverse effect on our business, financial condition, operating results or cash flows. Additionally, competition for qualified employees could require us to pay higher wages to attract sufficient employees, which could result in higher labor costs.

We may be sued for product liability, which could adversely affect our business.

Because our business strategy involves the development of commercial products and sale of those products by us or our distribution partners, we may be sued for product liability. We may be held liable if any product we develop and commercialize causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing, sale or consumer use. In addition, the safety studies we must perform and the regulatory approvals required to commercialize our medical safety products, will not protect us from any such liability. We carry product liability insurance. Currently, our coverage limits are $1 million per event, $2 million annual aggregate coverage for both our products liability policy. We also intend to seek product liability insurance for any approved products that we may develop or acquire. However, if there are product liability claims against us, our insurance may be insufficient to cover the expense of defending against such claims, or may be insufficient to pay or settle such claims. Furthermore, we may be unable to obtain adequate product liability insurance coverage for commercial sales of any of our approved products. If such insurance is insufficient to protect us, our results of operations will suffer. If any product liability claim is made against us, our reputation and future sales will be damaged, even if we have adequate insurance coverage.

Risks Relating to Ownership of Our Common Stock

Our future operating results may fluctuate and cause the price of our common stock to decline.

We expect that our sales and operating results will continue to fluctuate significantly from quarter to quarter due to various factors, many of which are beyond our control. The factors that could cause our operating results to fluctuate include, but are not limited to:

•	Our ability to identify and acquire medical safety device safety technologies with commercialization potential;
•
Our ability to successfully develop and bring products to market, including our success in obtaining regulatory approvals, outsourcing production to reputable and capable manufacturers, and entering into profitable distribution arrangements;

•	Our ability to successfully increase sales of our products and expand into new markets;
•	Marketplace acceptance of our products and the impact of competition;
•	Our ability to obtain additional financing on satisfactory terms;

•	Our ability to attract and retain qualified employees;
•	Changes in the costs we pay; and
•	Governmental regulation associated with the medical safety products industry.

If our sales or operating results fall below the expectations of investors or securities analysts, the price of our common stock could significantly decline.

The price of our common stock is expected to be volatile and an investment in our common stock could decline in value.

We expect the market price of our common stock to be highly volatile. The following factors, in addition to other risk factors described in this report, and the potentially low volume of trades in our common stock, may have a significant impact on the market price of our common stock, some of which are beyond our control:

•	the announcement of new products or services by us or our competitors;
•	quarterly variations in our and our competitors’ results of operations;
•	changes in earnings estimates or recommendations by securities analysts;
•	developments in our industry;
•	general market conditions; and
•	other factors, including factors unrelated to our own operating performance or the condition or prospects of our industry.

Further, the stock market in general, and securities of small-cap companies in particular, can experience extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. You should also be aware that price volatility might be worse if the trading volume of our common stock is low.

We cannot assure you that an active trading market for our common stock will develop.

Since our common stock is eligible for trading on the OTC Bulletin Board, our shareholders may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price. We cannot assure you that an active trading market for our common stock will develop. Accordingly, trades may occur very infrequently, and holders of our common stock must assume they may have to bear the economic risk of an investment in our common stock for an indefinite period of time.

Our common stock may be considered a "penny stock" and may be difficult to sell.

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may drop below $5.00 per share and therefore may be designated as a "penny stock" according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of our stockholders to sell their shares.

A significant number of the shares of our common stock have become eligible for sale since January 4, 2009, and the sale of those shares could depress the market price of our common stock.

The sale of a significant number of shares of our common stock in the public market could harm the market price of our common stock. On December 28, 2007, we issued 11,878,685 shares of common stock in connection with our merger with Dentalserv.com. On that date we also completed a private placement to accredited investors in which we issued convertible preferred stock and common stock purchase warrants which could result in the issuance of up to an additional 32,488,380 shares of common stock in the future. As a result of warrant exercises in 2008, we issued Series B Stock convertible into 5,975,116 shares of our common stock. In March 2009, warrant holders exchanged their warrants to purchase 19,311,547 shares of our common stock and $3,000,000 in cash for newly issued Series C Stock convertible into 15,715,230 shares of our common stock. As of May 7, 2010, our outstanding stock purchase warrants could be exercised for up to an additional 2,267,674 shares of common stock in the future.

Some or all of the shares of common stock issued in connection with the merger or that may be issued (in certain circumstances) upon the conversion of the preferred stock or the exercise of the warrants may be offered from time to time in the open market pursuant to Rule 144. As additional shares of our common stock become available for resale in the public market pursuant to Rule 144 under the Securities Act of 1933, this registration of the shares, and releases of lock-up agreements, the supply of our common stock will increase, which could decrease its market price. In addition, the holders of our preferred stock and stock purchase warrants may offer the shares of common stock issuable upon the conversion of the preferred stock or the exercise of the warrants. We also completed a registration of 2,402,029 of our shares for resale by our preferred stockholders on August 12, 2009. Sales by either of these means may have a depressive effect on the market for the shares of common stock.

In general, a person who has held shares of restricted common stock for a period of six months and is not an affiliate of the issuer of those securities, may sell those shares into the market. An initial twelve month holding period applied to shareholders who received their shares in our merger. An affiliate who has held restricted shares for the applicable holding period, upon filing of a notification on Form 144 with the SEC, may sell shares of restricted common stock into the market in an amount up to the greater of 1% of the outstanding shares of common stock or the average weekly number of shares sold in the last four weeks before such sale. An affiliate may sell this number of shares once each three months.

Our stockholders may experience future dilution.

Our articles of incorporation permit our board of directors, without shareholder approval, to authorize shares of preferred stock, which may also be issued by the board of directors without shareholder approval. The board of directors may classify or reclassify any preferred stock to set the preferences, rights and other terms of the classified or reclassified shares, including the issuance of shares of preferred stock that have preference rights over the common stock with respect to dividends, liquidation, voting and other matters or shares of common stock having special voting rights. The issuance of additional shares of our capital stock could be substantially dilutive to your shares and may negatively affect the market price of our common stock.

Substantial future issuances of our common stock could depress our stock price.

The market price for our common stock could decline, perhaps significantly, as a result of issuances of a large number of shares of our common stock in the public market or even the perception that such issuances could occur. As of February 26, 2010, the total number of shares of common stock issuable upon the conversion of preferred stock and the exercise of stock purchase warrants then outstanding was 30,092,915 additional shares of our common stock. Sales of a substantial number of these shares of our common stock, or the perception that holders of a large number of shares intend to sell their shares, could depress the market price of our common stock. In addition, the registration rights of the holders of our preferred stock and stock purchase warrants could make it more difficult for us to raise funds through future offerings of our equity securities.

Our stockholders may experience additional dilution upon the exercise of warrants.

On December 28, 2007, we issued warrants to purchase our common stock in connection with a private placement to accredited investors. As of February 26, 2010, warrants to purchase up to 1,734,340 shares of our common stock were issued and outstanding. The exercise of the warrants could decrease the net tangible book value of our common stock.

If we do not comply with the registration rights granted to certain shareholders of our restricted securities, we may be required to pay damages to them.

We have agreed to use our commercially reasonable efforts to have a "resale" registration statement of which this prospectus forms a part declared effective by the SEC and to maintain its effectiveness until such time as all securities registered under the "resale" registration statement have been sold or are otherwise able to be sold under Rule 144 of the Securities Act without regard to volume limitations, whichever is earlier. We cannot assure you that we will be able to follow the required procedures or obtain or maintain the effectiveness of the registration statement. Subject to certain exceptions, if the registration statement is declared effective by the SEC and then ceases to remain effective, if effectiveness is suspended for more than 30 days, of if trading in our common stock is suspended or it ceases to be quoted on or is delisted from the Over the Counter Bulletin Board for more than three business days, then we must pay as liquidated damages to each Series A Stockholder an amount in cash equal to 1.5% of the stockholder’s purchase price for the Series A Stock it then holds for each calendar month or portion thereof from the date of the event triggering the obligation until the applicable event is cured; provided that the amount of liquidated damages payable at any time and from time to time will not exceed an aggregate of 20% of the amount of the stockholder’s purchase price.

We do not intend to pay dividends in the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon then-existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that our board of directors considers relevant. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment.

As a public company, we will be subject to extensive corporate governance and disclosure regulations that will result in additional operating expenses.

We expect to incur significant legal, accounting and other expenses as a result of becoming a public company in December 2007. Corporate governance requirements, requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC will significantly increase our legal and financial compliance costs and make some administrative functions more time-consuming and costly. Like many smaller public companies, we face a significant impact from required compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires the management of public companies to evaluate the effectiveness of internal control over financial reporting and the independent auditors to attest to the effectiveness of such internal controls and the evaluation performed by management. The SEC has adopted rules implementing Section 404 for public companies as well as disclosure requirements. The Public Company Accounting Oversight Board has adopted documentation and attestation standards that the independent auditors must follow in conducting its attestation under Section 404. We are currently preparing for compliance with Section 404; however, there can be no assurance that we can effectively meet all of the requirements of Section 404 as currently known to us in the currently mandated timeframe. Any failure to implement effectively new or improved internal controls, or to resolve difficulties encountered in their implementation, could harm our operating results, cause it to fail to meet reporting obligations or result in management being required to give a qualified assessment of our internal controls over financial reporting or our independent auditors providing an adverse opinion regarding management’s assessment. Any such result could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on its stock price.

We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If we fail to maintain the adequacy of our internal controls, our ability to provide accurate financial statements and comply with the requirements of the Sarbanes-Oxley Act of 2002 could be impaired, which could cause our stock price to decrease substantially.

Because we operated as a private company without public reporting obligations before the merger, we had limited personnel and resources to assist the development of the external reporting and compliance obligations that would be required of a public company. We have taken and will continue to take measures to address and improve our financial reporting and compliance capabilities and we are in the process of instituting changes to satisfy our obligations in connection with becoming a public company, when and as such requirements become applicable to us. Before taking these measures, we did not believe we had the resources and capabilities to do so. We plan to obtain additional financial and accounting resources to support and enhance our ability to meet the requirements of being a public company. We will need to continue to improve our financial and managerial controls, reporting systems and procedures, and documentation thereof. If our financial and managerial controls, reporting systems or procedures fail, we may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act of 2002 as it applies to us. Any failure of our internal controls or our ability to provide accurate financial statements could cause the trading price of our common stock to decrease substantially.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements about future expectations, activities and events that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. The words "believe," "may," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive" or similar words, or the negatives of these words, identify forward-looking statements.

Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements. In addition to the numerous risks and uncertainties discussed in the "Risk Factors" section of this prospectus, factors that could contribute to those differences include, but are not limited to:

▪	We operate in a highly competitive environment. New product introductions by our current or future competitors could adversely affect our ability to compete in the global market.
▪	The ability of our competitors with greater financial resources to develop and introduce products and services that enable them to compete more successfully than us.
▪	The continued service of key management personnel.
▪	Our ability to attract, motivate and retain qualified employees.
▪
Changes in government laws and regulations affecting the medical device industry, sales practices, price controls, licensing and regulatory approval of new products, or changes in enforcement practices with respect to any such laws and regulations.

▪
Difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals in the United States and abroad, or gain and maintain market approval of products, as well as the possibility of encountering infringement claims by competitors with respect to patent or other intellectual property rights, all of which can preclude or delay commercialization of a product.

▪	Potential litigation or other proceedings, including product liability and patent infringement claims adverse to us.
▪	The effects, if any, of adverse media exposure or other publicity regarding our business, products or operations.
▪	Product efficacy or safety concerns resulting in product recalls, regulatory action on the part of the FDA (or foreign counterparts) or declining sales.
▪	Our ability to maintain favorable supplier arrangements and relationships with manufacturers and distributors of our products.

Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. These statements speak only as of the date of this prospectus (or an earlier date to the extent applicable). We do not intend to update these statements unless applicable laws require us to do so.

DETERMINATION OF OFFERING PRICE

We are not selling any of the common stock that we are registering. The common stock will be sold by the selling stockholders listed in this prospectus. The selling stockholders may sell the common stock at the market price as of the date of sale or a price negotiated in a private sale. Our common stock is currently quoted on the OTC Bulletin Board (OTCBB.com) under the symbol "MPSP."

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders, but will receive proceeds from any exercises of warrants held by the selling stockholders for cash. We intend to use the net proceeds generated by warrant exercises, if any, for general corporate purposes. We cannot estimate how many, if any, of the warrants will be exercised as a result of this offering. We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

DIVIDEND POLICY

We do not anticipate declaring or paying any dividends in the foreseeable future. We anticipate that for the foreseeable future we will follow a policy of retaining earnings, if any, in order to finance the expansion and development of our business. Payment of dividends is within the discretion of MedPro’s board of directors and will depend upon earnings, capital requirements, and operating and financial condition, among other factors.

MARKET PRICE OF OUR COMMON STOCK

Since December 31, 2007, our common stock has traded on the OTC Bulletin Board under the symbol "MPSP.BB". There is no established trading market for our convertible preferred stock.

The following table sets forth, for the periods indicated, the reported high and low bid quotations for our common stock as reported on the OTC Bulletin Board. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.

Period		Price
Year	Quarter	High	Low

2010	Second	$3.10	$2.75
	First	4.25	3.00

2009	Fourth	4.44	2.00
	Third	4.50	3.50
	Second	5.75	3.50
	First	10.00	3.90

2008	Fourth	12.00	5.00
	Third	15.00	4.35
	Second	4.90	3.30
	First	6.00	2.00

REORGANIZATION, PREFERRED STOCK SALES AND FINANCING TRANSACTIONS

Our company was originally incorporated in Kentucky in 1995 and changed its domicile to Delaware in 1999. On December 28, 2007, in connection with a financing in which we sold securities to institutional investors for $13 million, we completed a business combination with Dentalserv.com ("DSRV" or "Dentalserv"), a Nevada corporation with nominal assets and no active business, whose shares were registered under the Securities Exchange Act of 1934. On that date, the following transactions occurred concurrently:

•	The 5,625,550 shares of DSRV common stock then outstanding were combined into approximately 1,406,400 common shares in a 1-for-4 reverse stock split.

•
Our predecessor MedPro, Inc., a Delaware corporation, merged into DSRV. The combined company issued 11,284,754 of its common shares to former shareholders of our predecessor corporation in the merger and 593,931 common shares as a financial advisory fee.

•	The combined company, a Nevada corporation, changed its name from "Dentalserv.com" to "MedPro Safety Products, Inc."

•
Vision Opportunity Master Fund, Ltd. ("VOMF"), a Cayman Island investment fund that owned approximately 89.4% of the DSRV common stock before the merger, and three other accredited investors purchased $13 million of newly issued shares of a new series of Series A Convertible Preferred Stock ("Series A Stock") and warrants to purchase our common stock. We received approximately $11.6 million in net offering proceeds from the sale of these securities.

As a result of these transactions:

•
The combined company continues our historical business, which is developing and marketing medical safety devices incorporating proprietary needlestick prevention technology, as described in the "Business" section of this prospectus.

•
The management of our predecessor company became the management of the combined company, and four persons designated by our predecessor company became the board of directors of the combined company, as described in the "Management" section of this prospectus.

On August 18, 2008, we amended the then outstanding Series J warrant to give VOMF the right to purchase 1,493,779 shares of newly designated Series B Convertible Preferred Stock ("Series B Stock") at a purchase price of $8.72. The original Series J warrant had given VOMF the right to purchase 5,975,116 shares of common stock at a purchase price of $2.18 no later than December 31, 2008. VOMF and its affiliate Vision Capital Advantage Fund, LP ("VCAF", to whom VOMF transferred a portion of its holdings in September 2008) exercised the J warrants in full in September and October 2008, and we received $13,025,000 in cash for our issuance of 1,493,779 shares of Series B Stock.

Each share of Series B Stock converts into 4 shares of common stock, or 5,975,116 shares of common stock if all 1,493,779 shares of Series B Stock were converted. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, and similar changes to our common stock. The Series B Stock ranks equal to our common stock, but ranks junior to the Series A Stock and to our indebtedness. If we declare dividends, the Series B Stockholders will receive dividends on a pro rata basis with the common stockholders. Upon liquidation, dissolution or winding up of our company, the holder of Series B Stock is entitled to an amount equal to the amount distributable per share of common stock multiplied by the number of shares of common stock into which the Series B Stock can be converted. The Series B Stock has no general voting rights. For a more detailed description of the Series B Stock, see "Description of Capital Stock — Series B Convertible Preferred Stock."

On March 27, 2009, we completed transactions in which VOMF and VCAF exercised a portion of their Series C Warrants for cash totaling $3,000,000 and exchanged the balance of their Series C Warrants plus all of their Series A and Series B Warrants for shares of newly designated Series C Convertible Preferred Stock. The two funds acquired 1,571,523 shares of Series C Stock as a result of the warrant exercise and exchange.

Each share of Series C Convertible Preferred Stock is convertible into 10 shares of common stock, which ratio is subject to adjustment in the event of stock splits, stock dividends, and similar changes to our common stock. The Series C Stock ranks equal to our Series B Stock and common stock, but junior to the Series A Stock and to our indebtedness. If we declare dividends, the Series C Stockholders will receive dividends on a pro rata basis with the Series B Stockholders and the common stockholders. Upon liquidation, dissolution or winding up of our company, the holder of Series C Stock is entitled to an amount equal to the amount distributable per share of common stock multiplied by the number of shares of common stock into which the Series C Stock can be converted. The Series C Stock has no general voting rights. For a more detailed description of the Series C Stock, see "Description of Capital Stock — Series C Convertible Preferred Stock."

The exchange of warrants for Series C Stock was the equivalent of a cashless exercise of the warrants at an assumed market value of $13.00 per common share. This transaction was intended to remove the uncertainty of the large overhang of 18,285,692 common shares issuable upon the exercise of the warrants. The warrant exercise and exchange reduced the total common share equivalents issuable upon the exercise of the warrants held by the two Vision Funds from 18,285,692 common shares to 15,715,230 common shares. In addition, we received cash proceeds of $3,000,000 from the exercise of a portion of the Series C warrants.

The following table shows as of May 7, 2010, the ownership of our common stock by our directors and officers as a group, the Series A Stockholders, and our non-affiliate shareholders assuming the conversion of all of the Series A Stock and the exercise of all warrants and options for cash.

Shareholder	Common Shares	Price Per Share (1)	Aggregate Exercise Price	Percentage of Common Stock

Directors and executive officers of MedPro	6,288,386			47.8%
Other non-affiliate shareholders	4,920,993			37.4%
Preferred shareholders	1,939,769			14.8%
TOTAL	13,191,213			100.0%

Assuming conversion of all preferred stock, exercise of all warrants and stock options for cash, and issuance of all earnout shares

Directors and executive officers of MedPro
Common stock	6,288,386			13.1%
Series AA warrants	131,023	$1.81	$237,152	0.3%
Options (2)	2,927,922	$1.87	5,468,630	6.1%
SGPF earnout shares	690,608			1.4%
				20.9%

Non-affiliate shareholders
Common stock	4,920,993			10.3%
Series AA warrants	402,435	$1.81	728,407	0.8%
Employee options (2)	505,058	$1.93	1,221,020	1.1%
Other warrants	175,000	$2.74	480,000	0.4%
				12.6%
Preferred shareholders
Common stock	1,939,769			4.0%
Series A Stock	6,668,229	$1.95		13.9%
Series B Stock (3)	5,975,116	$2.18		12.5%
Series C Stock (4)	15,715,230			32.8%
A Warrants	512,941	$1.81	928,423	1.1%
B Warrants	512,941	$1.99	1,020,753	1.1%
Other warrants	533,334	$3.61	1,925,000	1.1%
				66.5%
TOTALS	47,898,985		$12,009,635	100.0%

(1)	Represents either the conversion price of the preferred stock, or the exercise price of the warrants or options, as applicable.
(2)	Represents weighted average exercise price. See "Executive and Director Compensation – Stock Option Awards" for a discussion of the terms of our outstanding options.
(3)	Issuable if revenue received on acquired technology exceeds $5,000,000.
(4)	Represents the common shares issuable upon the conversion of the 1,493,779 shares of Series B Stock. Each share of Series B Stock converts into 4 shares of common stock.
(5)	Represents the common shares issuable upon the conversion of the 1,571,523 shares of Series C Stock. Each share of Series C Stock converts into 10 shares of common stock.

SELLING STOCKHOLDERS

This prospectus covers the resale by selling stockholders of up to 2,402,029 shares of common stock, including shares issuable upon the conversion of preferred stock and the exercise of stock purchase warrants held by our Series A Stockholders.

The table sets forth as of May 7, 2010: (1) the name of each selling stockholder, (2) the number of shares of our common stock beneficially owned by each selling stockholder, (3) the maximum number of shares of common stock that the selling stockholders can sell pursuant to this prospectus assuming the conversion of all preferred stock and the exercise of all warrants held, (4) the number of shares of our common stock that will be beneficially owned by each selling stockholder assuming all of the shares they are offering pursuant to this prospectus are sold, and (5) the percentage ownership of our outstanding common stock that each selling stockholder will hold after the offering.

Although we have assumed for purposes of the table that the selling stockholders will sell all of the shares offered by this prospectus, we are unaware of any present intent to sell such shares and can give no assurance as to the actual number of shares that will be sold, if at all. Except as set forth below, no selling stockholder has held any position, office or other material relationship with us or our predecessor MedPro Safety Products or affiliates during the past three years.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before Offering (1)(2)	Maximum Number of Shares of Common Stock to be Offered (2)	Number of Shares of Common Stock Beneficially Owned After the Offering (1)	Percentage Ownership After Offering (2) (3)

Vision Opportunity Master Fund, Ltd.(4)	23,104,878	1,062,206	22,042,672	9.9%

Vision Capital Advantage Fund, LP (5)	6,638,525	313,941	6,324,584	9.9%

Sands Brothers Venture Capital II LLC (6)	230,823	153,882	76,941	0.6%

Sands Brothers Venture Capital III LLC (7)	923,295	615,530	307,765	2.2%

Sands Brothers Venture Capital IV LLC (8)	384,705	256,470	128,235	1.0%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock which can be acquired under options or warrants that are currently exercisable, or which will become exercisable no later than 60 days after May 7, 2010, are deemed outstanding for the purposes of computing the percentage of the person holding such options or warrants, but not deemed outstanding for the purposes of computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown beneficially owned by them.

(2)
Includes all shares issuable upon the conversion of our three series of convertible preferred stock and the exercise of stock purchase warrants without regard to restrictions on conversion and exercise. However, the certificate of designations for each of our three series of convertible preferred stock provides that shares of the series may only be converted into a number of shares of common stock that would cause the converting or exercising holder to beneficially own a maximum of 9.9% of the shares of common stock then outstanding. The stock purchase warrants provide that they may only be exercised for a number of shares of common stock that would cause the converting or exercising holder to beneficially own a maximum of 4.9% of the shares of common stock then outstanding. The holder may waive the restrictions on conversion and exercise 60 days after giving written notice to MedPro. In addition, contractual restrictions limit the number of shares of Series C Stock that may be converted into common stock at any time.

(3)
Based on 13,149,148 shares of common stock outstanding as of May 7, 2010 and assumes that (i) all of the shares offered hereby are sold; (ii) all of the shares owned before the offering, but not offered hereby, are not sold; and (iii) none of our outstanding convertible securities, other than the warrants relating to the common stock covered by this prospectus, are converted into shares of common stock. Footnote (2) describes the restrictions on the ability of the Series A Stockholders to convert their preferred stock and exercise their warrants.

(4)
VOMF is offering 1,062,206 shares of common stock, all of which are issuable upon the conversion of Series C Stock. VOMF owns 1,653,679 shares of common stock, 4,751,079 shares of Series A Stock convertible into 4,751,079 shares of common stock, 1,153,002.5 shares of Series B Stock convertible into 4,612,010 shares of common stock, 1,213,011 shares of Series C Stock convertible into 12,130,110 shares of common stock. Adam Benowitz, Managing Member of Vision Capital Advisors LLC, has voting and investment power with respect to the securities owned by VOMF.

(5)
VCAF, an affiliate of VOMF, is offering 313,941 shares of common stock, of which 313,940 shares that are issuable upon the conversion of Series C Stock. VCAF owns 286,090 shares of common stock, 1,404,209 shares of Series A Stock convertible into 1,404,209 shares of common stock, 340,776.5 shares of Series B Stock convertible into 1,363,106 shares of common stock, and 358,512 shares of Series C Stock convertible into 3,585,120 shares of common stock. Adam Benowitz, Managing Member of Vision Capital Advisors LLC, has voting and investment power with respect to the securities owned by VCAF.

(6)
Sands Brothers Venture Capital LLC II is offering 153,882 shares of common stock underlying warrants purchased in the private placement completed on December 28, 2007. The selling stockholder purchased the securities in the ordinary course of business, at which time it had no arrangements or understandings, directly or indirectly, with any person to distribute the securities. Scott Baily, Chief Operating Officer of the selling stockholder, has voting and investment power with respect to the securities owned by the selling stockholder.

(7)
Sands Brothers Venture Capital LLC III is offering 615,530 shares of common stock underlying warrants purchased in the private placement completed on December 28, 2007. The selling stockholder purchased the securities in the ordinary course of business, at which time it had no arrangements or understandings, directly or indirectly, with any person to distribute the securities. Scott Baily, Chief Operating Officer of the selling stockholder, has voting and investment power with respect to the securities owned by the selling stockholder.

(8)
Sands Brothers Venture Capital LLC IV is offering 256,470 shares of common stock underlying warrants purchased in the private placement completed on December 28, 2007. The selling stockholder purchased the securities in the ordinary course of business, at which time it had no arrangements or understandings, directly or indirectly, with any person to distribute the securities. Scott Baily, Chief Operating Officer of the selling stockholder, has voting and investment power with respect to the securities owned by the selling stockholder.

The following table shows the dollar amount of each payment in connection with the December 28, 2007 transactions (including the value of any payments to be made in common stock, and excluding any repayment of principal) that we have made or may be required to make to any selling shareholder, any affiliate of a selling shareholder, or any person with whom any selling shareholder has a contractual relationship regarding the transaction (including any interest payments, liquidated damages, payments made to "finders" or "placement agents" and any other payments or potential payments):

Payment or Obligation	Selling Stockholder	Date of Payment	Amount

Payments made to or on behalf of selling stockholders through 12/31/09

Pay legal fees for private placement and reverse merger	VOMF	12/28/07	$167,340

Origination fee on bridge loan	VOMF	12/28/07	50,000

Interest on bridge loan	VOMF	12/28/07	20,000

Repay principal on bridge loan	VOMF	12/28/07	1,000,000

Payments to financial advisor	VOMF
Cash	Sands Funds		1,280,000
Stock (1)			1,157,895
Warrants (2)			211,928

5% annual dividend on Series A Stock (3)	VOMF		463,122
	VCAF		136,878
	Sands Funds		50,000
Total payments made			$4,537,163

Potential future payments to selling stockholders

Liquidated damages (4)	VOMF		1,852,487
	VCAF		547,513
	Sands Funds		200,000
Total potential payments			$2,600,000

Total payments made and potential payments			$7,137,163

(1)	Represents 5% of the value of the pre-money valuation of the company negotiated with the Series A Stockholders.

(2)	Value under Black-Scholes method, as described in Note 12 to the audited financial statements.

(3)
As of March 31, 2010. The holders of Series A Stock are entitled to receive cash dividends at the rate of 5% of the stated liquidation preference amount ($1.81 per share). Dividends are cumulative and will accrue and be payable only upon any liquidation of the company.

(4)
Assumes maximum aggregate payment equal to 20% of the amount of the holder’s initial investment in the Series A Stock.  MedPro must pay liquidated damages to each Series A Stockholder equal to 1.5% of the purchase price of the Series A Stock then held per month if one of the events listed below occurs until cured.

•
MedPro fails to file a request for acceleration of effectiveness of the registration statement within three business days after the SEC notifies MedPro that a registration statement will not be reviewed or is not subject to further review; or

•	MedPro fails to file a subsequent registration statement if the original registration statement ceases to be effective before expiration of the effectiveness period, or

•
MedPro postpones or suspend effectiveness of a registration statement for more than 60 days in the aggregate during any 360-day period because of material non-public information or a potential business transaction or opportunity, or

•
trading in the common stock is suspended or the common stock is no longer quoted on or is delisted from the OTC Bulletin Board (or other principal exchange on which it is traded) for any reason for more than three business days in the aggregate.

However, MedPro’s failure to register all of the Series A Stockholders' securities for resale as a result of a reduction in the total number of securities included in the registration statement required by the SEC staff will not trigger the obligation to pay liquidated damages.

The following table shows the net proceeds realized by MedPro from the December 28, 2007 sale of convertible preferred stock and warrants, post-merger exercises of warrants for cash, post-merger payments of obligations to selling stockholders, and other amounts payable to selling stockholders through May 7, 2010.

Proceeds from sale of preferred stock and warrants	$13,000,000
Proceeds from warrant exercises for cash through February 26, 2010	16,025,753

Gross Proceeds	$29,025,753

SC Capital advisory fees	1,280,000
Legal	131,245
VOMF – legal expense	167,340
Other transaction fees and expenses	68,755

Net proceeds	$27,378,413

Post-merger payments to selling stockholders
Origination fee on bridge loan	$50,000
Interest on bridge loan	20,000
Repay principal on bridge loan	1,000,000
5% annual dividend on preferred shares (1)	812,500

Net proceeds after post-merger payments to selling stockholders	$25,495,913

(1)  Dividends will accrue and be payable only upon any liquidation of the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations analyzes the major elements of our balance sheets and statements of income. This section should be read in conjunction with our consolidated financial statements and accompanying notes and other detailed information included in this prospectus.

Overview

MedPro Safety Products, Inc. has developed and acquired a portfolio of medical device safety products incorporating proprietary needlestick prevention technologies that deploy with minimal or no user activation. Our present strategy focuses on developing and commercializing multiple products in four related product segments: clinical, phlebotomy, pharmaceutical, and intravenous.

Our long-term strategy is to enter into partnership agreements with major medical products distribution partners, which whenever possible would be fixed minimum unit volume contracts under which we receive a royalty per unit. We have entered into two such agreements for three of our products. In addition, we are discussing the terms of a similar distribution arrangement with potential partners for a proprietary safety syringe product with an “anti-blunting” feature and a prefilled pharmaceutical safety syringe. Our product development plans also include a needleless intravenous line based on patents and designs we control. As of this date, we have entered into a joint development agreement with a global manufacturer involved in stopper design and manufacture in the prefilled syringe industry segment. We will jointly exploit our prefilled and fillable safety syringes.

Our strategy for the next 6 to 9 months focuses on completing the steps necessary to attain pre-market product development milestones and to commence the distribution of three products in these sectors — two models of blood collectors and a winged blood collection set. Although we expect to realize significant revenue from the launch of the first of two models of our blood collection product, the amount of revenue realized in the next several fiscal quarters depends on how soon our distribution partner can complete manufacturing arrangements and commence product delivery. Delays from issues related to semi-automated assembly techniques and product design have deferred the projected date of initial revenue. We expect product assembly and delivery to begin in the third quarter of 2010.

Our financial results and operations in future periods will depend upon our ability to enter into sales and distribution agreements for our products currently under development so we can generate sustained revenues from our portfolio of products and technologies. Our operations are currently funded from the proceeds from sales of securities, revenue from operations and borrowing from commercial lenders and related parties. The Company is currently involved in an effort to raise additional equity and debt to fully exploit our intellectual property and expand our ability to get products manufactured and delivered to commercial markets.

Critical Accounting Estimates and Judgments

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of our financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The significant accounting policies that are believed to be the most critical to fully understanding and evaluating the reported financial results include revenue recognition, inventory valuations for slow moving items, recoverability of intangible assets and the recovery of deferred income tax assets.

We recognize sales and associated cost of sales when delivery has occurred and collectability is probable. There have been minimal returns for credit, so no reserve for product returns has been established. We provide for probable uncollected amounts through a charge to earnings and a credit to the allowance for doubtful accounts based on our assessment of the current status of individual accounts. We have fully reserved our only receivable from the sale of the Needlyzer devices to a customer in Africa. We continue to have ongoing discussions with this customer about selling our remaining inventory in a single transaction if they can get funding to pay old invoices (approximately $21,225) and cover the cost of shipping these devices to Ghana on consignment.

We determine our inventory value at the lower of cost (first-in, first-out method) or market value. In the case of slow moving items, we may write down or calculate a reserve to reflect a reduced marketability for the item. The actual percentage reserved depends on the total quantity on hand, its sales history, and expected near term sales prospects. When we discontinue sales of a product, we will write down the value of inventory to an amount equal to its estimated net realizable value less all applicable disposition costs.

Our intangible assets consist principally of intellectual properties such as regulatory product approvals and patents. We currently are amortizing certain of our intangible assets using the straight line method based on an estimated economic life, after the products are introduced into the market, of five years. We began amortization of the Vacumate patents in December 2009 since products were first introduced for human use in December. Because our products that incorporate our Winged Safety Blood Collection Set, our Key-Lok proprietary technology and our Syringe Guard family of products are currently not in production for distribution, we have not begun to amortize these patents. We expect to use the straight line method to amortize these intellectual properties over their estimated period of benefit, ranging from one to ten years, when our products are placed in full production and we can better evaluate market demand for our technology.

We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or indicate that impairment exists. Once our intellectual property has been placed into productive service, we expect to utilize a net present value of future cash flows analysis to calculate carrying value after an impairment determination. Our forecasted revenue on our current portfolio of intellectual property over the next five years, discounted to the balance sheet date based on our current borrowing rate, substantially exceeds our cost of our patents and estimated development costs.

As part of the process of preparing our financial statements, we must estimate our actual current tax liabilities together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the balance sheet. We must assess the likelihood that the deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, a valuation allowance must be established. To the extent we establish a valuation allowance or increase or decrease this allowance in a period, the impact will be included in the tax provision in the statement of operations.

Results of Operations for the Three Months Ended March 31, 2010 and 2009

MedPro recorded net (loss) of $(3,538,710) for the three months ended March 31, 2010, as compared to a net income of $22,181,876 for three months ended March 31, 2009.  Losses from operations were $(3,537,186) for 2010 and $(3,105,076) for 2009.

In 2010, we recorded net other (expense) of $(1,524) compared to net other income of $19,076,800 in 2009.  Other income in 2009 included $22,250,157 of gain associated with derivative liabilities originally recorded on January 1, 2009.  The gain was primarily due to the decline in the carrying value of the derivative liability as a result of the exchange of a majority of the outstanding warrants for preferred stock and cash and the decrease in our share price during the first quarter of 2009.  See Note 11 of the notes to the financial statement for a description of the derivative liabilities recorded with respect to outstanding warrants to purchase our common stock.

Net other expense included interest expense of $51,353 for 2010 and $75,197 for 2009.  Interest income was $6,902 for 2010 and $6,916 for 2009.  Income from the change in fair value of derivative liabilities was $42,928 in 2010 and $22,250,157 in 2009, as previously described.

We had no sales in either year during the first quarter.  We recorded deferred revenue of $12,045 in 2009, which was the balance of an advance of $700,000 we received in October 2008 for costs associated with automation and other product development activities requested by our distributor in connection with the distribution agreement for our blood collection products.

The most substantial difference between the losses from operations in 2010 and 2009 was the $148,505 increase in professional and insurance costs.  Depreciation and amortization was up $144,910 from 2009 to 2010 primarily due to the initiation of amortization of two of our intellectual properties.  Advertising and promotion, which consists predominantly of investor relations costs, was up $58,309 in 2010 over 2009.

The compensation charge for stock option awards went from $1,822,500 in 2009 to $1,871,835 in 2010, a modest increase of $49,335, reflecting the cost of incentive stock options granted to employees in May and October 2009 and the options granted to our two newest directors in August 2009.  The balance of the change in compensation represents a decline of $22,316 of employee cash compensation due to a reduction of one employee and the suspension of officer bonuses that occurred in 2009 but not in 2010. Other payroll related costs declined by $4,382.  The number of our full-time employees decreased from thirteen in 2009 to twelve in 2010.

The costs associated with the profit sharing plan in 2010 were $14,436 in 2010 and $18,489 in 2009.  The decline was due to lower compensation in 2010 versus 2009.

On August 18, 2008, we adopted our stock incentive compensation plan and granted options to purchase 3,000,000 shares of common stock to seven employees and two directors.  The options may be exercised only during a thirty-day period ending on January 1, 2013.  If before that date either the recipient terminates service with us or a change of control occurs, then the recipient must exercise the options 30 days after the event.  Because the exercise price was less than market price of our common stock on the date of grant, we set a date certain for the exercise of the options in order to qualify for exemptions from excise taxes under IRS deferred compensation rules.

Total compensation for the August 2008 grants will be $14,580,000, $4.86 per share underlying the options.  The Black-Scholes model was used to value the options.  The valuation methodology and underlying assumptions are described in Note 12 of the notes to the 2009 audited financial statements included in our 2009 Annual Report on Form 10-K.  The compensation expense is being charged to earnings over 24 months, which period coincides with the term of a non-competition covenant included in the option agreement. We recorded $1,822,500 of compensation expense in 2010 and 2009.  The balance of the unearned compensation was $2,774,250 at March 31, 2010.

In the first quarter of 2010, total share-based compensation expense on employee option awards granted in May and October 2009 totaled $21,288.  The incentive stock options for 185,715 shares awarded in May were valued at $355,106, and the options for 47,256 shares awarded in October were valued at $91,944 utilizing the Black-Scholes valuation methodology.  No expense was recognized in the first quarter of 2009.

We also granted options for 50,000 shares to our two directors elected in October 2008 on the same terms and conditions as the options granted in August 2008 to our four other directors.  The options are exercisable at $1.81 per share only during January 2013.  The total expense associated with these options was $224,373.  We recorded $28,047 of share-based compensation expense in 2010 and 156,907 of unearned compensation remains on these options at March 31, 2010.  No expense was recorded in the first quarter of 2009 on these options.

Professional and insurance costs increased $148,505 over the same period in 2009.  Consulting fees, accounting fees and other related expenses increased $127,017 during 2010 while legal fees increased only $16,191.  Insurance costs were up $4,098 in 2010 over 2009.  Consulting fees were up $132,711 in 2010 primarily due to our engagement of consultants for product road mapping and product design and development services.  We also incurred $45,000 on consulting with SC Capital, a company partially owned by one of our directors.  We paid $18,750 for a research report and $7,875 for third party consulting on a technical issue with a product under development.  Total consulting costs were $181,831 in 2010 versus $49,120 in 2009.

Travel expenses were $25,408 higher in 2010 versus 2009, reflecting increased travel costs in connection with our recently announced joint development agreement with an EU joint venture partner and meetings with prospective investor groups in the U.S.  Total travel expenses were $127,749 and $106,341 in 2010 and 2009, respectively.

Amortization expenses increased in 2010 to $136,714 from $10,443 in 2009, reflecting amortization of intellectual property costs on two products.  There was no product-related amortization in the first quarter of 2009.

Product development costs increased $40,504 from 2009 levels.  The increase in costs reflects the increased production of samples for verification and validation testing of three products.

Depreciation and amortization expenses (associated with intellectual property and prepaid financing costs) increased by $144,910, reflecting the depreciation of additional testing equipment and manufacturing equipment acquired in 2009 and 2010.  Intangible asset amortization of $126,271 was recorded in 2010, along with amortization of finance costs of $10,443.  This is $126,271 higher than 2009.  Depreciation in 2010 was $35,984 versus $17,345 in 2009.  Fixed asset additions were $41,190 in the first quarter of 2010.  They consisted primarily of manufacturing molds, jigs and fixtures ($40,197 of $41,190).

Results of Operations for the Years Ended December 31, 2009 and 2008

MedPro recorded net income of $8,376,273 for the year ended December 31, 2009, as compared to a loss of $(6,539,566) for year ended December 31, 2008. Losses from operations were $(13,022,235) for 2009 and $(5,920,099) for 2008.

In 2009, we recorded net other income of $21,398,508 compared to net other (expense) of $(619,467) in 2008. Other income in 2009 included $21,603,185 of gain associated with derivative liabilities recorded on January 1, 2009. The gain was primarily due to the decline in the carrying value of the derivative liability as a result of the decrease in our share price during the year.

Net other expense included interest expense of $250,546 for 2009 and $795,083 for 2008. Interest income was $45,869 for 2009 and $62,547 for 2008. Income from the settlement of long outstanding debt of $113,069 was included in net other expense for 2008.

Sales for 2009 were $5,388 compared to $19,128 for 2008. The decline in sales was principally due to the discontinuance of sales of the Safe-Mate device and limited sales of the Needlyzer device to a company in Ghana. The Company received fees for services and automation activity totaling $12,045 in 2009 versus $2,235,100 of such revenue in 2008.

In 2008 we earned $2,000,000 under agreements with the distributor of our Vacumate safety needles and the winged blood collection set. We recorded program fees of $1,000,000 on each of the safety needle and the winged blood collection set projects in September 2008 when we delivered the automation plan for producing the safety needle and the design plan for the winged blood collection set.

In October 2008 we received an advance of $700,000 for costs associated with automation and other product development activities requested by our distributor. At December 31, 2008 we had spent $687,955 of the advance. In 2008 we recorded $235,100 of the advance as income from the reimbursement of automation expenses. We had also used the advance to purchase packaging equipment for $452,855, which cost was deferred, along with the associated revenue from our customer for its purchase, during 2008. After we reached an oral understanding with the customer during 2009 that we would retain the packaging equipment, we applied $452,855 of deferred revenue from the 2008 advance against the purchase price. We will retain the equipment at a zero dollar carrying value. The remaining $12,045 of deferred revenue from the 2008 advance was recognized in 2009.

The most substantial difference between the losses from operations in 2009 and 2008 was the $5,320,123 increase in compensation expense. The charge for stock option expense went from $2,693,250 in 2008 to $7,374,450 in 2009, an increase of $4,681,200. The balance of the change in compensation represents new employee compensation, the impact of full-year salaries in 2009 versus partial-year salaries for employees hired in 2008, bonuses and raises during 2009.

Payroll costs, excluding share-based compensation and payroll taxes, increased by $611,105 in 2009 compared to 2008. The Company added two engineers late in 2008 and a quality assistant in early 2009. We also added an accounting manager and an administrative assistant in the fourth quarter of 2008. This increased our full time equivalent salaries for 2009. The number of our full-time employees increased from seven in August 2008 to thirteen for most of 2009. We ended the 2009 year with twelve employees. In addition, compensation expense increased as a result of our adoption in 2008 of both a share-based incentive compensation plan and a qualified defined contribution 401(k) and profit sharing plan to attract and retain quality employees. The costs associated with the profit sharing plan in 2009 were $195,656 in 2009 and $151,131 in 2008.

On August 18, 2008, we adopted our stock incentive compensation plan and granted options to purchase 3,000,000 shares of common stock to seven employees and two directors. The options may be exercised only during a thirty-day period ending on January 1, 2013. If before that date either the recipient terminates service with us or a change of control occurs, then the recipient must exercise the options 30 days after the event. Because the exercise price was less than market price of our common stock on the date of grant, we set a date certain for the exercise of the options in order to qualify for exemptions from excise taxes under IRS deferred compensation rules.

Total compensation for the August 2008 grants will be $14,580,000, $4.86 per share underlying the options. The Black-Scholes model was used to value the options. The valuation methodology and underlying assumptions are described in Note 12 of the notes to the financial statements. The compensation expense is being charged to earnings over 24 months, which period coincides with the term of a non-competition covenant included in the option agreement. The Company recorded $7,290,000 of compensation expense in 2009 and $2,693,250 of compensation expense for the period from August 18 through December 31, 2008. The balance of the unearned compensation was $4,596,750 at year-end.

In 2009, we granted incentive stock options for 185,715 shares in May and for 47,256 shares in October. The May options were valued at $355,106 and the October options were valued at $91,944 utilizing the Black-Scholes valuation methodology. Total share-based compensation expense on these awards totaled $45,031 in 2009.

The Company also granted 50,000 options to our two newest directors, Messrs. Kiely and Fletcher, on the same terms and conditions in the options granted to our directors in 2008. They are each exercisable for one share of common stock at $1.81 per share and they may only be exercised from January 1, 2013 to January 31, 2013. The total expense associated with these options was $224,373. Through 2009, $39,419 has been earned and recorded as an expense and $184,954 remains unearned.

Professional and insurance costs decreased $282,480 over the same period in 2008. Consulting fees, accounting fees, insurance and other related expenses increased $356,920 during 2009 while legal fees declined $639,400. The decline in legal fees represents the one-time fee in 2008 of $700,000 paid to a former supplier to settle a claim for legal fees and costs and a modest increase in other legal of $60,600.

Travel expenses were $85,436 higher in 2009 versus 2008, reflecting increased directors travel costs, heightened activity with customers and suppliers, and associated developmental engineering expenses. Airfare increased $37,966, representing both more international travel and travel in general, as well as, fuel cost pressures on ticket prices. Hotels, meals, and non-air travel increased $47,470 in 2009.

We recorded inventory adjustments of $294,877 in 2008 in connection with our legacy products. We wrote off and destroyed our remaining Safe-Mate inventory for a charge of $42,445 and we wrote down the Needlyzer inventory by an additional $252,432.

Other significant differences between 2009 and 2008 included:

•
Advertising and promotion costs were $386,480 in 2009. In accordance with the September 2007 stock purchase agreement, we engaged an investor relations firm in September 2008. We paid a monthly retainer of $13,500 for the first 12 months and issued 35,294 shares of common stock at $9.50 per share, or $335,293 in total. We terminated our contract with the initial public relations firm and engaged a new firm in October of 2009. Monthly retainer for the new firm ranges from $3,500 to $5,000 per month. Advertising and promotion costs were $204,286 for 2008.

•
Product development costs increased by $450,708 from 2008 levels. These costs reflect the increased costs of developing multiple products as opposed to focusing on one device in 2008. We have had better results with U.S. contract manufacturers and have significantly shortened our time from drawing to first shots out of proof of concept and initial small cavitational production molds. These successes have resulted in our progress on new devices moving along much more quickly. As a result we have incurred additional costs for later phases of the product development cycle.

•
Depreciation and amortization expenses (associated with intellectual property) increased by $73,947, reflecting the depreciation of additional testing equipment and manufacturing equipment acquired in 2009. Intangible asset amortization of $42,090 was recorded in 2009, along with amortization of finance costs of $41,772. This is $42,090 higher than 2008. Depreciation in 2009 was $107,250 versus $75.393 in 2008. Fixed asset additions were $480,865 in 2009. They consisted primarily of manufacturing molds, jigs and fixtures.

•
We recorded $202,494 of loss in 2008 on the abandonment of assets, molds, jigs and fixtures in China. We transferred one asset to a customer in 2009 with a net book value of $2,892. It was a third set of testing fixtures associated with the blood collection product.

•
Other income includes gains on the write down of third party payables in settlement of long outstanding accounts payable. We were able to negotiate reductions of amounts due third parties for bills relating to legal costs incurred working with the FDA in connection with our legacy products. These fees were incurred several years ago. Other fees for general corporate work were also written down before being paid in full. The fees totaled $378,628 at December 31, 2007 and were settled for $283,865, a savings of $94,763. The balance of the other income includes fee for service income of $11,200 and misc income of $7,106. As mentioned above, besides interest income and expense, other income in 2009 was $21,603,185 from the change in fair value of derivative liabilities.

•	Interest income was $45,869 in 2009 as compared to $62,547 in 2008. The change reflected the decline in temporary cash investments due to the decline in cash available for overnight sweep investments.

Liquidity and Capital Resources

Total assets were $14,789,555 as of December 31, 2009 and $13,931,565 as of March 31, 2010. The $857,990 decline in total assets reflects the impact of the negative cash flow from operations, investing and financing activities of $732,047.  During 2010, our cash decreased by $732,047 to $3,340,396 at March 31, 2010 from $4,072,443 at December 31, 2009.  We also paid off $692,145 of bank debt in the first quarter.

Total assets were $14,789,555 as of December 31, 2009 and $22,757,649 as of December 31, 2008. The $7,968,094 decline in total assets reflects the impact of the negative cash flow from operations, as well as investing and financing activities of $7,564,400. The decline was partly offset by the net new equity of $2,760,000. We spent $480,865 on the purchase of new leasehold improvements, equipment and other assets and paid $4,145,244 toward the net repayments of debt. We also spent $386,476 on open market repurchases of shares. These factors roughly approximate the decline in total assets. During 2009, our cash decreased by $7,564,400 to $4,072,443 at December 31, 2009.

Although we expect to realize significant revenue from the launch of our tube activated blood collection product, one of three products under distribution agreements with a worldwide medical products company described below, the amount of revenue realized over the next several fiscal quarters depends on how soon our distribution partner can complete manufacturing arrangements and commence product delivery.  We expect product assembly and delivery to begin in the third quarter of 2010.  Delays associated with perfecting semi-automated assembly techniques and some product design issues have deferred the projected date of initial revenue until the third quarter of 2010.

Despite our expectation of receiving revenue from product sales in 2010, our current cash position requires that we obtain additional funding during 2010 to maintain our current level of operations, as well as to fund the development and launch of all of the safety products for which we currently own intellectual property rights and new devices currently under contract.  We will monitor our cash flow carefully and will maintain only the employment levels necessary to sustain operations.  If we cannot find sources of additional funds on reasonable terms, we may be forced to limit or even suspend our operations and product development plans, which would adversely affect our efforts to achieve profitability and to continue our business.

During the first quarter of 2010, we borrowed $1,300,000 from our principal investor, VOMF, which matures on June 30, 2010.  In connection with this financing, we granted VOMF warrants to purchase 325,000 shares of common stock at $4 per share.  The warrant features caused them to be treated as derivative liabilities and we recorded an additional $412,954 of liabilities as the loans were recorded.  At March 31, 2010, as the price of our stock declined, we adjusted the market value of the warrants by $42,928 to reflect the reduction of the derivative liability and a gain from the adjustment of the market value of the derivative.

We have entered into discussions with VOMF to provide funding, as required, for us to continue to operate through the end of 2010.  VOMF has provided an additional $1,000,000 line of credit, which we can draw in monthly installments of up to $300,000.  The line of credit has been provided to fund operations and the purchase of shares from time to time under our stock repurchase program.  Since the first of the year, we have been actively exploring other arrangements for short-term and long term financing with several institutional investors and other prospects.

In September and October 2008, our principal investors exercised warrants and purchased Series B Stock for a total purchase price of $13,025,000, which increased our equity and available cash. In March 2009, we completed transactions in which our principal investors exercised a portion of their warrants for cash totaling $3,000,000 and exchanged all of their remaining warrants for shares of newly designated Series C Stock. As a result of the warrant exercise and exchange, these investors acquired 1,571,523 shares of Series C Stock, each of which is convertible into 10 shares of our common stock.

On January 1, 2009 we recorded a derivative liability of $41,402,196 in connection with our warrants that contained certain down round protection features, registration rights, as well as, cashless exercise provisions. Many of the conversion features expired in August 2009 when the registration statement for the common stock underlying convertible preferred stock and warrants became effective. Other terms expired at the end of 2009. By year end, all of the derivative liability had been written off or recognized as gain.

Our credit agreement with a commercial bank originally included a $5,000,000 term loan and a $1,500,000 revolving line of credit.  During 2009, we paid off the $1,498,475 balance of the line of credit.  At March 31, 2010, the outstanding balance of the term loan was $ 1,944,444.  The term loan matures on August 1, 2011.  Our monthly payment under the term loan is approximately $138,889 of principal plus interest at the prime rate plus 2%.

Our term loan agreement was modified in June 2009 to release our Chairman and Chief Executive Officer from his personal guarantee.  In return, we agreed to maintain a compensating cash balance with the lender equal to the declining balance of the term note.  We met the loan covenant at the end of 2009 and have met it at the end of each subsequent month.  On April 1, 2010, we entered into a new loan agreement with the lender which adjusted the compensating balance requirement from 100% of the loan balance to the lesser of 50% of the outstanding loan balance at the first business day of the month or $750,000 after the bank sweeps the payment due on the first of the month.  The original covenant is restored after September 30, 2010.  We have pledged our patents and our guaranteed revenue contracts as collateral for the loan.  In the event of a default, the lender will collect the revenue on these contracts directly from our distribution partner.

On March 31, 2010, we renewed a separate $1,500,000 loan at a second commercial bank for an additional ninety days.  That loan is expected to be paid on June 30, 2010 by applying the $1,500,000 compensating cash balance held in an account with the lender.

We believe there is a well defined market for our products, encouraged by Federal Needlestick Safety and Prevention Act, which requires the use of safety products similar to those we are developing.  In July 2008, we entered into two agreements with a worldwide medical products company to manufacture and distribute three of our blood collection products.  Both agreements continue for five years from the date we make an initial commercial shipment of the product.  The distributor has agreed to purchase minimum annual quantities of both models of the safety needles and our winged blood collection set over the five-year term of the contract, for royalties totaling over $43 million under both agreements.  As described above, we expect to begin to receive royalty revenue from the first blood collection product during the third quarter of 2010. We are optimistic about the prospects for our blood collection products based upon our pre-marketing activities, general interest in the skin activated product, and our minimum volume distribution contracts.

In addition, in March 2010, we entered into a joint development agreement with Helvoet Pharmaceutical N.V. for the development and distribution of our pre-filled passive safety syringe system.  The agreement provides that we will develop the safety syringe portion of the pre-filled passive safety syringe system, and Helvoet will develop rubber components for use with the medicament cartridge. The agreement also establishes a general framework for formalizing the role of additional participants in the project.  Headquartered in Alken, Belgium, Helvoet is a worldwide manufacturer of rubber closures and aluminum and plastic caps for pharmaceutical packaging, drug delivery and diagnostics.

We estimate that funding our continued development and launches of our planned products, meeting current capital support requirements, and pursuing other areas of corporate interest as may be determined by the Board of Directors for the next twelve months will require substantial additional funding. Whether we commit resources to optional projects will depend upon our cash position from time to time. Our primary cash requirements will be to fund (a) launching our blood collection products for distribution, (b) continuing development of our safety syringe products and other medical device safety products based on the technology for which we hold rights, and (c) increasing our administrative capability as needed to support expanded day-to-day operations.

Our current sales estimates are exclusively for product sales in the United States. We do not anticipate revenue from the marketing of the tube-activated blood collection device in Europe, although its distributor has received preliminary favorable interest from pre-launch marketing and demonstration activities. Our ability to generate future European and other foreign sales will depend upon applicable regulatory approvals for our products in Europe.

Quantitative and Qualitative Disclosures about Market Risk

We are not party to any forwards and futures, options, swaps, or other instruments that would expose us to market risk associated with activities in derivative financial instruments, other financial instruments, and derivative commodity instruments.  Our bank indebtedness is priced at interest rates geared to the lender’s prime rate.  Therefore, our interest expense may increase or decrease due to changes in the interest rate environment.

BUSINESS

Overview

MedPro Safety Products, Inc. has developed and acquired a portfolio of medical device safety products incorporating proprietary needlestick prevention technologies that deploy with minimal or no user activation. Our strategy focuses on developing and commercializing our family of products in three related product sectors: blood collection devices, syringes for the clinical healthcare market, and intravenous devices. Our objective for each of our products is to enter into a strategic agreement with one or more major medical product distribution firms. We plan to continue to outsource the production of many of our products to established medical safety device manufacturers while we pursue a strategy of either developing or acquiring our own manufacturing capabilities.

One of the most potentially deadly risks to health care workers is the transfer of blood-borne pathogens such as hepatitis and HIV because of accidental needlesticks. The International Sharps Injury Prevention Society reports that one million needlesticks to health care workers are reported annually, a number that may account for only one-third of the actual number of needlesticks occurring each year. Put another way, each year there are 30 needlesticks for every 100 beds in a U.S. hospital, according to the National Institute for Occupational Safety and Health (NIOSH). An OSHA report estimates that 83% of needlesticks would be preventable with effective safety technology.

The Federal Needlestick Safety and Prevention Act of 2001 modified blood-borne pathogen standards to require that occupational exposure control plans identify, evaluate and make use of needle devices with built-in safety features and needleless systems for withdrawing body fluids, accessing a vein or artery and administering medications. Existing needle technology often either included no safety features or required active safety activation by the health care worker. The passage of this legislation spurred the development of more effective needlestick prevention technology for use in clinical and other healthcare settings.

Currently, we have entered into two minimum volume distribution agreements for three blood collection products. Our customer expects to commence delivery of the first of these products during the second quarter of 2010. The automated assembly line has been tested at the plant of the third party contractor who built the line, and our quality personnel have visited the plant in Europe and have seen the line in operation. The line is being disassembled and moved to the newly completed manufacturing facility for reassembly, testing and validation. When assembled, it will produce product for a verification and validation build for final testing before the product is released to the market.

Market for Needlestick Prevention Products

Injectable Drug Delivery

According to Greystone Associates (‘Pre-filled Syringes February 2008’), there were a total of 19.3 billion injections worldwide in 2006. Of these 27% are from safety syringes, 56% for the traditional syringe, 14% are from pen injectors (the predominant insulin delivery system in most of the world) and 3% other devices. The injectable drug market represents an increasingly significant percentage of the pharmaceutical market, valued in excess of $100 billion annually. It is one of the fastest-growing sectors of the market, which pharmaceutical companies expect to generate an increasingly larger percentage of revenues over the coming decade. Traditionally, injectable drugs are supplied in vials that are administered via an IV or a standard syringe and hypodermic needle. There has been a strong trend over the past two decades towards the use of pre-filled syringes as a drug delivery device for therapeutic drugs and vaccines.

The Transition to Safety Products

The US market for needle-based medical devices has been undergoing a widespread transition to safety syringes over the past two decades. Currently 87% of the acute care market for hypodermic syringes, 92% of specimen collection sets, and 94% of IV catheters include a safety feature. In the alternate care market, two-thirds of the syringe market is safety syringes with even higher penetration rates among the other devices. Europe is transitioning as well. Recent legislation in the UK and Germany is likely the precursor to a rapid transition to safety devices throughout the European Union, similar to the transition that occurred in the US in the past 10 to 15 years.

Several factors have driven increased usage of safety syringes in the US. The transmission of blood-borne diseases such as HIV-AIDS and Hepatitis C to healthcare workers precipitated federal regulation that have spurred the development of more effective needlestick prevention technology. Center for Disease Control (“CDC“) guidelines led to Occupational Safety and Health Administration (“OSHA”) regulations during the 1990’s. The Federal Needlestick Safety and Prevention Act of 2001 further modified the OSHA blood-borne pathogen (“BBP”) standards. The BBP standard required that occupational exposure control plans identify, evaluate and make use of needle devices with built-in safety features and/or needleless systems for withdrawing body fluids, accessing a vein or artery and administering medications. Prior needle-based devices at the time often included no safety feature or required active safety activation by the healthcare worker. Together with the American Nursing Association (ANA) and other organizations, MedPro lobbied for the introduction of the legislation which also required healthcare providers to engage frontline healthcare workers in the device evaluation process in order to better protect nurses from harm. OSHA is now enforcing these standards with the threat of inspections and fines for non-compliance.

Although there has been widespread adoption of safety products, the technologies utilized have not significantly eliminated sharp object injuries to healthcare workers. The International Healthcare Worker Safety Center at the University of Virginia has collected data on occupational exposures to blood borne pathogens from a cumulative total of 84 hospitals in the U.S. since September 1992. Exposure data from these healthcare facilities was collected on an annual basis, merged into an aggregate database, and analyzed using Exposure Prevention Information Network (“EPINet™”) reporting software. Although participating hospitals vary in size, geographic location, and teaching status, the exposure patterns are similar, suggesting a high degree of standardization among medical devices and procedures. The number of injuries attributable to a specific type of device and the aggregate census of the reporting facilities is published annually. The 2007 EPINet data shows 289 needlestick injuries from disposable syringes in survey hospitals totaling a census of 3400 (30+% of the incidents). Grossing up the reported incident rates for the national census of about 700,000 (a 60-80% occupancy rate on 1MM licensed beds) equates to 51,000 to 68,000 injuries from syringe use in hospitals. At an average cost of $3,000, that equates to $153 to $204 million of post-exposure testing and treatment expense, not to mention the personal and emotional ramifications. The chart below shows the trend over time. Significant improvement has been realized in IV catheters and specimen collection, beginning around 2001, but other devices have had much less dramatic progress.

Historic Needlestick Injuries
($ in millions)

	1993-1998	1997	1999	2001	2003	2005	2007
Syringe	64,497	58,223	69,207	52,844	51,250	56,937	59,500
IV Catheter	13,213	11,520	12,857	5,309	6,866	5,946	5,559
Blood Collection Set	11,672	12,422	11,078	6,113	6,189	2,522	3,294
Pre-filled Syringe/Cartridge	6,551	6,731	4,513	4,102	2,417	3,964	5,559
Winged Needle Set	13,074	14,087	23,798	9,732	12,281	12,072	10,706
5 Category Total	109,007	102,983	21,453	78,100	79,003	81,441	84,618
Testing/Treatment @$3,000	$327	$309	$364	$234	$237	$244	$254
EPINet Census Sample Size		10,087	5,118	8,703	7,239	3,885	3,900

* 12 yr CAGR, 2.1% annual decline. US Hospital based injuries based upon per census bed data, 700,000 national, extrapolated from International Healthcare Worker Safety Center, University of Virginia. U.S. EPINet Needlestick and Sharps Injury Surveillance Network.

Passive Technology Evolution

Passive technology shows significant promise in providing risk reduction in locations where health care worker injuries and exposures continue to occur. Passive safety technology requires no activation by the clinical user. Legacy safety technologies integrate a safety accessory that acts as an engineering control to prevent a needlestick injury after use, but they are only effective if activated by the user.

In addition to protecting caregivers from harm, infection practitioners are also focusing on patient safety due to changes in reimbursement policies and reporting requirements relating to as hospital acquired infections. Historically, adoption of a safety device required trade-offs between providing safety, requiring direct practitioner interaction and changing established technique. To eliminate the need for these trade-offs, MedPro has established functionality requirements including full passivity, very limited or no change in user technique, and core feature equivalence (barrel clarity, needle sharpness, breadth of line, etc.). We also position the pricing for our products to be comparable to that of current safety devices and at expected margins for strategic partners.

Targeted Market Segments

MedPro has assembled a broad portfolio of medical safety devices based on its patented passive safety technology. Our plan over the next two to three years is to commercialize eight products in our intellectual property portfolio in five defined medication delivery and specimen collection product categories. We estimate the targeted market for our products to be approximately 7 billion units, with an estimated annual revenue potential of $3.0 billion, as shown in the following table.

Estimated Market for Targeted Product Sectors
($ in millions)
Device Category	Strategic Partnership Plan	U.S.	EU	Rest of World	Total
IV Catheter	US partners targeted	$633	$-	$-	$633

Pre-filled Safety Syringes	Joint development agreement with global partner in place	213	339	304	856

Hypodermic Syringes	U.S. partners targeted	359	285	-	644

Blood Collection Sets	Six year contract with a global manufacturer for US and EU.	367	290	175	832
Transfer/Access Devices	Six year contract with a global manufacturer for US and EU.	32	25	15	72

Total		$1,604	$939	$494	$3,037

The MedPro product portfolio focuses on four distinct market segments:

Hypodermic Safety Syringes. Hypodermic syringes are ubiquitous in all clinical settings. The total hypodermic syringe market in the US is estimated at $359.1 million. Of this $122.5 million is in acute care settings that have largely converted to safety products. Roughly 87% of acute care use and 67% of alternate care use deploys some manner of safety feature, all of which still require user activation.

The hypodermic safety syringe market includes allergy, insulin (minus home self-injectors), and TB syringes. The United States market is estimated at $220 million annually. There are an additional 1.5 billion insulin syringes used for self-injection in the home, but these are excluded from the initial targeting analysis since the safety benefit is of limited value for self-injectors.

Pharmaceutical Pre-filled Syringes. The trend over past 20 years has been toward use of pre-filled syringes for injectable drugs such as vaccines, anticoagulants and therapeutic proteins. Pre-filled glass syringes typically range in volume from 0.5 milliliters to 3.0 milliliters as a result of the product’s single use intent. Pre-filled syringes are 99.7% glass because of drug stability and the potential for incompatible drug interactions with plastic. Approximately 70% of pre-filled glass syringes have a pre-attached or staked needle, and the remaining 30%, a luer slip or lock (no pre-attached) needles. In February 2008, Greystone Associates estimated the annual world-wide market for pre-filled syringe at $660 million and 2.6 billion units, with a forecasted average annual growth rate of 13.7%. The pre-filled segment now represents 28% of the global pharmaceutical market in terms of revenue and is the fastest growing segment.

Several factors are contributing to the increased use of pre-filled syringes as a preferred method to administer injectable drugs.

•	Of the 250 drugs currently under development by pharmaceutical companies, 70% are expected to be injectable, making them prospects for a pre-filled delivery device.

•	Forecasted growth in the development of vaccines over the next decade, which are well suited for pre-filled delivery.

•
Growing emphasis on the use of self-administered injectable medications in the home setting. This trend is increasing demand for medical devices that are patient-friendly, cost-effective and reduce the risk of needlestick injury incurred by caregivers and others who may come in contact with the device, such as waste haulers.

•
Advantages over traditional medicament packaging in storage vials. Use of a pre-filled syringe eliminates several required steps before use of a drug in a vial, thereby reducing the risk of medicament contamination and infection. Pre-filled cartridges and syringes contain the exact deliverable dose desired , reducing the chance medication errors and waste. Less time spent handling the medication also lessens exposure to contamination and improves productivity for the administrator.

•
Office-based physicians express a preference for pre-filled syringes over vials, particularly for vaccines, noting that pre-filled syringes save staff preparation documentation time and increase accuracy and patient safety.

IV Catheter. The IV catheter market in the United States is growing about 3% annually and has largely converted to some form of safety product. The needlestick injury incident rate in the 21st century has decreased by approximately half from the rate in the 1990’s. There are retractable designs already in the market. Despite the prevalence of IV catheters with a safety feature currently in the marketplace, 2007 data from the University of Virginia’s International Healthcare Worker Safety Center revealed approximately one catheter needlestick per 125 census beds, which would equate to 5,000 to 6,000 annual injuries in hospital settings alone.

In addition to improvements in healthcare worker safety, emphasis on patient safety is increasing due to reimbursement and reporting policies relating to hospital acquired infections. MedPro plans to introduce two devices, both with a fully passive retractable needle design, to address this concern. MedPro also plans to release a premium product incorporating a bloodless start feature with extended in-dwell time for greater patient safety and less need to replace the catheter during an episode of care. This feature will prevent leakage from the device following venous access prior to the connection of the accessories, thus enabling clinicians to improve patient care in accordance with the Infusion Nurses Society (INS) recommended guidelines.

Products

We have several products under development for the blood collection, clinical healthcare syringe, and intravenous device markets that we anticipate launching during the next 24 months.

Blood Collection Safety Needle

Our Vacuette1 Premium Safety Needle System is a blood collection device that is formatted in two separate models: tube-activated and skin-activated. The distinction relates to the method in which the safety system, a sleeve that covers the needle after the completion of blood collection, is engaged. The operator cannot draw blood without having engaged the safety system. Both models have received FDA 510(k) approval.

The safety system on the “tube-activated” model will engage when the first blood collection tube is fully inserted into the device and blood collection activity initiates. The “skin activated” system will engage as soon as the needle is inserted into the patient and the sleeve has interacted with the patient. Our skin-activated model is considered “fully passive,” and we are not aware of any other comparable fully passive blood collection device on the market. If the skin-activated model is perceived by the market to be a premium product, it may generate higher volumes and margins.

Winged Safety Blood Collection Set

Our Vacuette Premium Winged Safety Blood Collection Set is used for infusion and blood collection in the healthcare setting where patient comfort and ease of venous access are paramount. It is a single use, sterile device designed with a fully passive safety system that engages upon completion of access when the user grips the wings and pushes them up. When the wings close to approximately 20 degrees, the safety guard automatically releases over the needle. The user then removes the device from the patient’s skin with the needle fully covered by the guard. The guard secures itself over the needle into a fully extended and locked position covering the needle, preventing the wings from reopening, and preventing any exposure of the contaminated sharp to the user. The user then discards the device without ever having actively deployed the guard or touched the needle. We expect to receive FDA 510(k) clearance for the winged blood collection set during the fourth quarter of 2010.

We are developing a needleless intravenous winged valve line that incorporates our core technology into a collection system that will be very similar to current conventional systems in both appearance and operation. The product has the potential of being the only passive safety system on the market. The use of our blood collection safety engagement system employs an intravenous system that is both fully passive and engages in a manner familiar to the operator.

Safety Syringe with Anti-Blunting Feature

This family of products involves anti-blunting technology coupled with safety syringe sheathing to avoid needlestick injury. The anti-blunting feature allows a user to draw medicament into a fillable safety syringe with an outer cannula covering that protects the actual injection cannula from becoming blunted (or dull) during the filling activity. It also protects the actual injection cannula from potential contamination from the medicament container. The syringe will be offered in both a fixed and removable needle models, and also with or without the anti-blunting option.

1   Vacuette® is a registered trademark of Greiner Bio-One International AG.

The passive feature for both the fillable and pre-filled safety syringe uses a safety system that activates automatically as medicament is injected into the patient. The feature, a sheath that will completely cover the cannula as it is removed from the patient, is deployed by the plunger as it is depressed and the injection is initiated. The sheath will rest against the patient until the syringe is removed, thus preventing any exposure of the contaminated sharp to the user.

Prefilled Safety Syringes

Our line of safety syringes includes a model that can accept prefilled cartridges of commonly used medicaments or specified dosage of medicaments in pharmaceutical prefilled applications. Unique and specialty medicaments can also be offered with the pre-filled safety syringe. These applications represent low volume, high value, delivery systems for prefilled products. Anticipated product development may provide a model that will be attractive to companies offering higher volume pre-filled medicaments.

Our patent pending design allows filling at standard contract cartridge filling companies and with existing pharmaceutical companies in their existing factories. The cartridge will act as both a medicament reservoir and the plunger for our pre-assembled safety syringe. This design is fully compatible with existing pharmaceutical manufacturing lines, avoiding any need to change assembly processes.

The entire line of safety syringes can create applications for more than 15 related products that fill out this product line. The family of products includes a number of different sizes, “blunts,” plungers, and other combinations of the core technology.

Key-Lok Needleless IV Systems Market

The majority of needles used in the healthcare industry are used not for penetrating the skin, but to deliver or withdraw fluids or medications from bottles, ampoules, bags, intravenous administration sets or access ports. These are referred to as “transfer needles.” Several companies have developed a system of products designed to eliminate the use of sharp transfer needles. Today, in excess of 85% of health care facilities report using needleless IV delivery systems. We are well advanced in developing what we believe is a better solution, with wide application and well positioned to compete with the current market leading system.

In 2006, we acquired rights to the technology for the Key-Lok Needleless IV System (KLS), a latex-free blunt-cannula needleless (or needle-free) injection system. The system operates like a conventional needle-based system in that it provides a secure connection for a needle-safe medication delivery system. Designed to be cost competitive with needle-based products, KLS has very few components compared to the more complex needleless systems currently marketed.

We believe that KLS will offer significant market advantages. It will enable health care providers to administer medications free of unprotected needles, essentially eliminating the likelihood of many accidental needlestick injuries, while reducing cross contamination dangers and minimizing the occurrence of latex-induced hypersensitivities or allergic reactions.

Contracts

Vacuette Blood Collection Products

On July 15, 2008, we entered into two agreements with Greiner Bio-One GmbH, a division of Greiner Bio-One International AG, an international manufacturer and supplier of medical products with locations in Austria, Germany, Hungary, United States and Brazil, as well as a worldwide distribution network. The two agreements grant the distributor the right to manufacture, market and distribute our three Vacuette® blood collection products. Each agreement has a six-year term extending from the commencement of initial commercial manufacturing of the applicable product. The distributor agreed to pay us a production royalty per unit on a minimum volume of units of each product over the term of the agreements.

The distributor is expected to produce a designated minimum number of units each year during the first five years of the agreement, totaling 275 million units for the five-year period. The distributor is obligated to pay us a production royalty per unit, which decreases after 275 million units have been manufactured. The distributor has the right to continue to manufacture the products and pay the production royalty in year six. There will be no minimum annual production requirement for year six if the distributor has not sold 275 million units during the first five years. The distributor will not have to pay the applicable production royalty on units produced during year six until the aggregate number of units produced for years one through six exceeds 275 million and the minimum royalty on 275 million units has been paid to MedPro by the end of the fifth year.

The distributor also entered into an agreement with us for the exclusive right to manufacture, market and distribute our winged safety blood collection set on similar terms. The distributor is expected to produce a designated minimum number of units each year during the first five years of the agreement, totaling 75 million units for the five-year period. The distributor has agreed to pay a production royalty per unit and has the right to continue to manufacture the products and pay the production royalty in year six. There will be no minimum annual production requirement for year six if the distributor has not sold 75 million units during the first five years. The distributor will not have to pay the applicable production royalty on units produced during year six until the aggregate number of units produced for years one through six exceeds 75 million and the minimum royalty on 75 million units has been paid to us by the end of the fifth year.

As of the date of this filing, the distributor has completion of the automation lines for all three of our products at its new manufacturing plant in Rainbach, Austria. As the owner of the intellectual property underlying the technology, certain ongoing product design and enhancements will remain our responsibility and be performed at our expense. We may build production and automation lines in the future, but these agreements have not been negotiated at this point.

Pre-Filled Safety Syringe System

On March 8, 2010, we entered into a Joint Development Agreement with Helvoet Pharmaceutical N.V. relating to the development and distribution of our pre-filled passive safety syringe system. Headquartered in Alken, Belgium, Helvoet is a worldwide manufacturer of rubber closures and aluminum and plastic caps for pharmaceutical packaging, drug delivery and diagnostics. With more than 1,250 employees and five plants for rubber components and four plants for aluminum and plastic caps in Europe and the United States, Helvoet produces over 12 billion parts per year. Helvoet is the pharmaceutical packaging division of the Daetwyler Holding, Altdorf, Switzerland.

The joint development agreement formalizes the relationship between MedPro and Helvoet and establishes their respective responsibilities and contributions to the project. The agreement provides that we will develop the safety syringe portion of the pre-filled passive safety syringe system, and Helvoet will develop rubber components for the product including determining the appropriate chemical rubber formulation and component design for use with the medicament cartridge. The agreement also establishes a general framework for formalizing the role of additional participants in the project, including the responsibilities and contributions required as a minimum standard for participation.

Product Development

Since the passage of the 2001 Needlestick Safety and Prevention Act, we have focused on developing safety solutions employing inherent passive safety needles or needleless replacements that require minimal or no user activation of the safety mechanism. Our research and development approach has been to identify and acquire leading edge technology with a view to developing medical device safety products with significant commercial potential. We have obtained all of our proprietary intellectual property, research and development through either acquisitions or technology agreements with third party inventors.

The most significant of our relationships is with Hooman Asbaghi, an inventor and designer who has developed intellectual property for needlestick reduction solutions across a wide range of applications. Mr. Asbaghi controls his inventions from inception through product design and market release. He has also assisted us from time to time in developing customer relationships in the medical device industry.

In 2004, we acquired the interest of Visual Connections, Inc., a San Diego, California design and development firm controlled by Hooman Asbaghi, in patents related to the Vacuette® passive safety blood collection system. MedPro or its predecessor paid Visual Connections a total of $2,525,425 and agreed to pay royalty fees of 6% of net sales on products developed from this technology until the patents expire, or a minimum royalty fee of $250,000 for the third through eighth years of production if this amount is greater than 6% of net sales.

In 2007, Visual Connections and Mr. Asbaghi entered into a similar agreement with SGPF LLC, a company created by W. Craig Turner, our Chairman, CEO and largest common shareholder. SGPF was established to acquire technology that we believed had potential for successful commercialization. At the time, MedPro did not have the financial resources to assume the risk of acquiring and holding the technology until development could be completed, and also risked losing the opportunity to other interested parties. Under the agreement, SGPF acquired the interest of Visual Connections in five inventions underlying our anti-blunting safety syringe and prefilled pharmaceutical products, including rights to the related patent and patent applications (the “Blunt Technology”). Visual Connections transferred its interest to SGPF upon payment of an initial transfer payment of $250,000. SGPF also agreed to pay transfer payments totaling $2,750,000 in installments over three years beginning in 2007 and a royalty of 5% on the first $250,000 of adjusted gross sales of products using the Blunt Technology in any calendar year, and 4% of the adjusted gross sales of such products for remainder of the year.

MedPro’s August 2007 agreement with SGPF provided that we would manage and direct the development of the Blunt Technology and pay up to $375,000 towards development costs with the objective of fully commercializing the Blunt Technology as quickly as possible. We also obtained an option to acquire the Blunt Technology from SGPF, which we exercised in September 2008. See “Certain Relationships and Related Party Transactions – Technology Development and Option Agreement.”

In June 2008, MedPro entered into an agreement with Visual Connections and Mr. Asbaghi to acquire the patents, patent applications and related rights to the technology underlying the Vacuette® Premium Winged Safety Blood Collection Set. Visual Connections transferred its interest to us upon execution of the agreement, and we paid an initial transfer payment of $250,000 shortly after we entered into our agreement for the production and distribution of the product. We also agreed to pay transfer payments totaling $1,250,000 in five quarterly installments, which began in October 2008, as well as a royalty of 4% of the adjusted gross sales of the product. The agreement also grants us a right of first refusal to negotiate an agreement for the rights to commercialize any additional Visual Connections products in the future.

In December 2009, MedPro entered into a consulting agreement with Advanced Medical Technologies, Inc. (“AMT”), a newly formed corporation owned by Mr. Asbaghi. The agreement provides that Mr. Asbaghi will assist us in connection with the development of our products and gives us a first right of refusal to acquire future medical device inventions by Mr. Asbaghi and AMT. The retainer for AMT is $15,000 per month plus certain reimbursable expenses.

In January 2010, MedPro obtained the right to acquire product development rights for a fully passive safety intravenous catheter from Millaghi Medical, a company in which Hooman Asbaghi owns a substantial interest. The product features a fully passive retractable needle design incorporating a bloodless start feature with extended in-dwell time for greater patient safety and less need to replace the catheter during an episode of care. This feature is intended to prevent leakage from the device following venous access prior to the connection of the accessories, thus enabling clinicians to improve patient care in accordance with the Infusion Nurses Society (INS) recommended guidelines. The agreement provides that MedPro will make ten quarterly technology transfer payment of cash and stock contingent upon obtaining financing. MedPro also agreed to pay a royalty equal to a portion of the purchase price on each unit sold.

In January 2010, MedPro obtained the right to the Insulin Guard self-injector from Visual Connections. The fully passive safety system on the Insulin Guard automatically encloses the contaminated end of the needle immediately after use, thus protecting the patient, the patient’s family, and caregivers.

We may also engage directly in research and product development activities in the future. Our winged intravenous valve is based on an internally developed design. We have no present plans to build an internal research and development function, and our future in-house capabilities will likely depend upon opportunities to add product development personnel through acquisitions or otherwise.

Intellectual Property and Licenses

We own or hold rights to acquire intellectual property, including patents, patent applications, technology, trade secrets, know-how, copyrights and trademarks in the United States and other countries. As the result of several acquisitions and technology agreements, we own or control the rights to eight issued patents and five patent applications that cover our products. We have rights in both domestic and foreign intellectual property. In the aggregate, these intellectual property assets are of material importance to our business. However, we believe that no single patent, technology, trademark, or intellectual property asset is material in relation to our business as a whole.

The following table shows the domestic patents we currently hold, as well as those products for which we have filed a patent application.

MedPro’s Patent Portfolio

Product Reference	Application Number	Patent/Publication Number	Title	Application, Publication or Issue Date
Key-Lok	09/136,478	6,146,362	Needleless IV medical delivery system	11/14/2000
Vacu-Mate	08/632,010	5,688,241	Automatic non-reusable needle guard	11/18/1997
Vacu-Mate	09/336,405	6,379,336	Protection device for injection or aspiration needle	4/30/2002
Vacu-Mate	10/289,508	6,869,415	Safety device for blood collection	3/22/2005
Vacu-Mate	10/621,973	7,357,783	Safety system for a blood collection device	4/15/2008
Syringe Guard	10/983,108	7,198,617	Passively guarded, fillable injection syringe	4/3/2007
Syringe Guard	11/055,415	2006/0111679	Syringe guard with selected needle configuration	5/25/2006
Syringe Guard	11/211,336	2007/0078403	Syringe guard for pre-filled medicament vial	4/5/2007
Syringe Guard	11/422,851	2007/0287964	Hypodermic needle tip protector	12/13/2007
Butterfly	10/434,717	6,840,920	Butterfly needle with passive guard	1/11/2005
Butterfly	10/978,614	7,144,387	Butterfly needle with passive guard	12/5/2006
Insulin Pen	11/267,830	2007/0106225	Automatic Needle Guard for Medication Pen	05/10/2007
IV Catheter	12/494,108	N/A	Safety Catheter	06/29/2009

We have conducted searches and reviewed prior art relating to the safety IV winged collection set, the tube-activated blood collector, the skin-activated blood collector, and the pre-filled safety syringe and believe we are free to use and do not infringe any issued United States patent.

Competition

We operate in the increasingly complex and challenging medical device marketplace. Technological advances, federal regulations in the United States and some foreign markets, and scientific discoveries have accelerated the pace of change in medical technology, and the regulation of increasingly more sophisticated and complex medical products is increasing. Companies of varying sizes compete in the global medical technology field. Some are more specialized than us with respect to particular markets, and some have greater financial resources than us. New companies have entered the field, particularly in the areas of safety-engineered devices and in life sciences, and established companies have diversified their business activities into the medical technology area. Other firms engaged in the distribution of medical technology products have become manufacturers of medical devices and instruments as well. Acquisitions and collaborations by and among other companies seeking a competitive advantage also affect the competitive environment.

Becton Dickinson and Covidien collectively represent over 80% of the hypodermic safety syringe market with Retractable Technologies representing approximately a 10% share. In the pre-filled syringe market, Becton Dickinson is the market leader with an estimated $500 million in sales worldwide and 1 billion in units in 2004. With pharmaceutical companies now seeking to specialize in the commercialization of drugs, it is expected that contract manufacturers will be increasingly engaged to develop and fill these pre-filled syringes. Currently, major pharmaceutical companies such as Sanofi-Aventis operate their own filling lines. Small to medium sized companies typically enter into contracts with large medical device companies such as Baxter Healthcare, Cardinal Health or Hospira that have extensive contract manufacturing facilities across the US and Europe. The trend toward combining functionality and packaging in drug delivery systems will continue as new therapeutic substances are introduced at an increasingly rapid rate.

A company’s ability to compete in the medical device market depends on many factors, including price, quality, innovation, service, reputation, distribution, and promotion. To increase revenue growth by focusing on products that deliver greater benefits to patients and medical professionals, and to maintain an advantage in the competitive environment in which we operate, we must continue to invest in research and development, quality management, quality improvement, product innovation and productivity improvement. We will compete against companies with substantially more financial resources to invest for these purposes.

Suppliers

MedPro has received a Certificate of Registration from BSI Management Systems to ISO 13485:2003. The scope of the certificate is the design and manufacture of single use, sterilized blood collection devices. We are in the process of obtaining CE Marking certification under the European Medical Device Directive 93/42/EEC, which is required to distribute products in Europe.

Our production strategy is to outsource the manufacturing of all our products to reputable medical device manufacturers with well-established reputations in the industry. Each of our current and prospective suppliers comply with Good Manufacturing Practice (“GMP”) requirements under the U.S. Food, Drug and Cosmetic Act and are ISO certified or meet equivalent applicable standards. We believe that if the manufacturers with whom we currently contract were no longer able to produce our products for any reason, there are sufficient other manufacturers to allow use to make alternative production arrangements.

We have engaged Interplex Medical, LLC, an independent medical design, development and assembly service provider based in Milford, Ohio, to assemble, package, sterilize and deliver initial quantities of our Vacuette® tube-activated and skin-activated blood collection products under our distribution agreements until high volume production equipment can be fabricated to meet the expected annual demand. We also expect to engage Interplex to design and manufacture an automatic assembly system that will be capable of consistently producing our blood collection products in compliance with product specifications, the federal Food, Drug and Cosmetic Act, and all FDA requirements. We expect the system to be capable of producing 22 million pieces annually when the line is at full capacity. We currently anticipate the production line will be built by Greiner at its plant in Austria.

Government Regulation

FDA and Other Regulatory Bodies

Medical devices are subject to regulation by the FDA, state agencies and, in varying degrees, by foreign health agencies that perform similar functions as the FDA does in the United States. These regulations, as well as various federal and state laws, govern the manufacturing, labeling, record keeping, clinical testing and marketing of these products. The majority of our medical device product candidates must undergo rigorous testing and an extensive government regulatory approval process prior to sale in the United States and other countries. The lengthy process of seeking required approvals and the continuing need for compliance with applicable laws and regulations require the expenditure of financial resources. Regulatory approval, when and if obtained, may be limited in scope, which may significantly limit the indicated uses for which a product may be marketed. Approved products and their manufacturers are subject to ongoing review, and discovery of previously unknown problems with products may result in restriction on their manufacture, sale or use, or their withdrawal from the market.

Regulation of Medical Devices

All of our current products are medical devices intended for human use and are subject to FDA regulation. Unless an exemption applies, each medical device we market in the United States must have a 510(k) clearance or a Pre Market Approval (“PMA”) in accordance with the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 310). The FDA regulations generally:

•	set standards for medical devices;
•	require proof of safety and effectiveness prior to marketing;
•	require safety data and clinical protocol approval prior to evaluation in humans;
•	establish FDA-mandated current good manufacturing practices, or GMPs; and
•	permit detailed inspection of manufacturing facilities.

These regulations also require reporting of product defects to the FDA and prohibit export of devices that do not comply with FDA regulations, unless the devices comply with established foreign regulations and the FDA and the health agency of the importing country determine export is not contrary to public health. FDA regulation divides medical devices into three classes. Class I devices are subject to general controls to preclude mislabeling or adulteration and require compliance with labeling and other general requirements. Class II devices are subject to special controls and must also comply with general controls. Class III devices are subject to the most extensive regulation and in most cases require submission to the FDA of a PMA application that includes information on the safety and effectiveness of the device.

Products marketed in the European Community must comply with the requirements of the European Medical Device Directive (“MDD”) and be CE-marked. The CE Mark is the European equivalent of FDA approval to market. Medical device laws and regulations similar to those described above are also in effect in some of the other countries to which we intend to export our products. These range from comprehensive device approval requirements for some or all of our medical device products to requests for product data or certifications. Failure to comply with these domestic and international regulatory standards and requirements could affect our ability to market and sell our products in these markets.

Other Regulations

We are subject to various federal and state laws pertaining to health care fraud and abuse, including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal to solicit, offer, receive or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular product. The United States has published regulations that identify “safe harbors,” or exemptions for certain payment arrangements that do not violate the anti-kickback statutes. We seek to comply with the safe harbors where possible. Due to the breadth of the statutory provisions and the absence of guidance in the form of regulations or court decisions addressing some of our practices, it is possible that our practices might be challenged under anti-kickback or similar laws. False claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third party payers (including Medicare and Medicaid) claims for reimbursed products or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Our activities relating to the sale and marketing of our products may be subject to scrutiny under these laws. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal health care programs (including Medicare and Medicaid).

Our business has been and will continue to be subject to various other laws and regulations.

Information Technology

In the first quarter of 2008, we acquired a fully integrated IT platform that will enable us to fully and efficiently satisfy our sales and ordering processes while generating the appropriate level of internal control. We have also engaged a full service vendor responsible to data integrity, IT security, managed network services, disaster recovery, offsite encrypted data storage, and support of all voice and data communications, both internally and externally. The system provides a high level of security, backup, and risk management that management believes will significantly reduce the risk of IT failure and resultant negative impact on operations.

Dependence on One or a Few Major Customers

We currently do not depend on any individual source of raw materials or suppliers.

The initial commercial shipment of one of our blood collection products will initiate the obligation of Greiner Bio-One to purchase substantial minimum quantities of the product from us, and the revenues generated from our distribution agreement would be our principal source of revenue.

Employees

As of March 31, 2009, we had twelve employees. None of our employees are subject to a collective bargaining agreement.

Description of Property

We lease our office and storage facility in Lexington, Kentucky, under a operating lease from a firm in which our Chairman and CEO is a partner. The lease runs through 2012, with an option for two five-year extension options.  Monthly lease payments are $6,975 though the end of the lease term.

Legal Proceedings

We are not a party to any pending legal proceedings as of this date.

MANAGEMENT

Directors and Executive Officers

The following table shows information regarding our current directors and executive officers. The directors are elected by the stockholders. The executive officers serve at the pleasure of the Board of Directors.

Name	Age	Title
W. Craig Turner	56	Chief Executive Officer and Chairman of the Board of Directors
Walter W. Weller	58	President, Chief Operating Officer, Director
Marc T. Ray	56	Vice President Finance, Chief Financial Officer
Gary A. Peterson	58	Director
Warren Rustand	67	Director
Ernest L. Fletcher	57	Director
W. Leo Kiely III	63	Director

W. Craig Turner is the founder of MedPro and has been Chairman of the board of directors of our predecessor since its inception. He was appointed Chairman of our Board of Directors when our merger took effect in December 2007. Mr. Turner is also the President and Chairman of the Board of Directors of CRM Companies, Inc., a real estate development company specializing in the development of commercial and industrial properties with more than 450 employees. At CRM Properties, Mr. Turner has been responsible for the development of over $250 million in commercial and industrial properties. Previously, Mr. Turner served as Director of Industrial Development for the Commonwealth of Kentucky under then Governors John Y. Brown and Martha Layne Collins.

Walter W. Weller has been President of MedPro since 2003 and the Chief Operating Officer of our predecessor since its inception in 1993. Mr. Weller was appointed our President, Chief Operating Officer, and Director of MedPro when our merger took effect in December 2007. He has been responsible for MedPro’s product strategy, building customer relationships with key channel partners, and coordinating day to day activities for the Company. Before joining MedPro, Mr. Weller spent approximately ten years working in manufacturing, seven years in financial and operational management, and five years working with financial software design and implementation services. He participated in developing legislation that subsequently was enacted as the federal Needlestick Prevention Act.

Marc T. Ray was appointed Vice President Finance and Chief Financial Officer of our predecessor in October 2007 and continued in the same capacity when our merger took effect in December 2007. Mr. Ray served as the Treasurer and as a member of the Board of Directors of MedPro from July 1994 to August 2007. Mr. Ray is a Certified Public Accountant with 32 years of experience. From November 2004 to October 2007 Mr. Ray has served as the managing member of Ray, Foley, Hensley & Company, PLLC, a public accounting firm that he founded in Lexington, Kentucky. From February 1994 to October 2004, Mr. Ray was President of the Lexington, Kentucky based public accounting firm Ray, Hager & Henderson, PSC. In addition, from November 1997 until November 2005, Mr. Ray served at various times as treasurer, director, executive committee member and compensation committee member of Prevent Child Abuse America, a national charitable organization headquartered in Chicago, Illinois. From 1976 through 1978 and 1982 through January 1994, Mr. Ray was employed or was a partner (1986) with Coopers & Lybrand, a predecessor of PriceWaterhouseCoopers.  In the intervening years Mr. Ray was employed as a financial analyst with a fortune 500 company and was a partner in a local accounting firm.

Gary A. Peterson was appointed as a Director when our merger took effect in December 2007. He also served as a director of our predecessor since 1998 and as its President and Chief Executive Officer from 1998 to 2003.  Mr. Peterson is President and Chief Executive Officer of BATON Development Inc., a virtual incubator for new medical products and has been the Managing Member of BATON Ventures LLC and PSF Health Care LLC, and a Venture Partner in Affinity Ventures II LLC, all venture capital funds.  Mr. Peterson has spent over 35 years in the medical device and health services business and has served as a director of numerous public and private companies.  He was co-founder and Chief Operating Officer and Executive Vice President of Angiomedics Incorporated, which was acquired by Pfizer, Inc. in 1986 and renamed Schneider USA. Schneider has since been sold to Boston Scientific for over $2 billion. Before starting Angiomedics, Mr. Peterson was responsible for product management and long term planning for Cardiac Pacemakers, Inc. (which became Guidant and was subsequently acquired by Boston Scientific) and held various sales and marketing management positions with Renal Systems, Inc. (now Minntech).

Warren Rustand was appointed as a Director when our merger took effect in December 2007. Mr. Rustand is currently managing partner for SC Capital Partners LLC. He has served as a member of the Board of Directors for over 40 public, private, and not-for-profit organizations, including as Chairman of more than half of those organizations. In the medical field, Mr. Rustand has served as Chairman of Tucson Medical Center, Chairman of Health Partners of Arizona, Chairman of TLC Vision, Chairman of Medical Body Sculpting, and Chairman of Health Equity, Incorporated. Mr. Rustand also served as Appointment Secretary and Cabinet Secretary to former US President Gerald Ford.

Dr. Ernest L. Fletcher, who served as Governor of the Commonwealth of Kentucky from 2003 to 2007, was appointed a director in October 2008.  Governor Fletcher was elected to the United States House of Representatives in 1998 from Kentucky’s 6th Congressional District. In Congress, he served as a member of the House Committees on Energy and Commerce and was selected to chair the Policy Subcommittee on Health.  His legislative career began in 1995 as a State Representative for Kentucky’s 78th District.  He has also been an Air Force fighter pilot, engineer, family doctor and lay minister.  Governor Fletcher was a family practice physician in Lexington for twelve years, including two years as CEO of the Saint Joseph Medical Foundation.  He is currently a business development and healthcare consultant.

W. Leo Kiely III was appointed a director in October 2008.  He has been Chief Executive Officer of MillerCoors, a joint venture combining the U.S. and Puerto Rico operations of SABMiller plc and Molson Coors Brewing Company, since June 2008.  Mr. Kiely became President and Chief Executive Officer of Molson Coors Brewing Company in February 2005.  He previously served as a director of Coors Brewing Company since 1989. He was appointed Chief Executive Officer of Adolph Coors Company in July 2002 and served as Chief Executive Officer of Coors Brewing Company from May 2000 to March 2005. He served as President and Chief Operating Officer of Coors Brewing Company from March 1993 to May 2000. Before joining Coors Brewing Company, he held executive positions with Frito-Lay, Inc., a subsidiary of PepsiCo and Ventura Coastal Corporation, a division of Seven Up Inc.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

The Summary Compensation Table below shows the compensation earned by our executive officers for the last three fiscal years.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Non Equity Incentive Plan Compen- sation ($)	Change in Pension Value and NonQuali- fied Deferred Compen- sation Earnings ($)	All Other Compen- sation ($) (4)		Total ($)

W. Craig Turner,	2009	$292,745	$78,415	$31,507	(1)	-	-	$41,590	(5)	$444,257
Chairman and	2008	251,206	-	5,103,000	(1)	-	-	285,413	(5)	5,639,619
Chief Executive Officer	2007	127,209	-	24,630	(2)	-	-	337,500	(5)	489,339

Walter W. Weller,	2009	$264,408	$62,000	$49,407	(1)	-	-	$41,160	(5)	$416,975
President and	2008	204,727	-	5,103,000	(1)	-	-	34,754	(5)	5,342,481
Chief Operating Officer	2007	158,462	-	24,630	(2)	-	-	45,833	(5)	228,925

Marc T. Ray,	2009	$216,715	$42,000	$49,407	(1)	-	-	$38,339		$346,461
Chief Financial	2008	179,634	-	1,701,000	(1)	-	-	28,188		1,908,822
Officer(3)	2007	40,385	-	24,630	(2)	-	-	-		65,015

(1)
Represents the aggregate grant date fair value recorded under ASC 718 with respect to stock options awarded to the named executive on August 18, 2008 and May 27, 2009.  In 2008 Messrs. Turner and Weller were each awarded options 1,050,000 shares, and Mr. Ray received options to purchase 350,000 shares.  In 2009, each of them was awarded options for 25,974 shares.  The terms of these awards are described under “Stock Option Awards,” below.

(2)	Each of the named officers received stock valued at $24,630 as compensation for service as a director during 2007 before the merger with Dentalserv.com.
(3)	Mr. Ray joined MedPro as Chief Financial Officer in October 2007, after having previously served as a director.
(4)	The following table shows the various components of All Other Compensation paid in 2009.

Name	Fee for Personal Guarantee	Management Fee	Profit sharing Amount	401(k) Match	Group Term Life	Health Savings Account Contribution	Totals

Mr. Turner,
2009	—	—	$22,700	$13,600	$1,290	$4,000	$41,590
2008	$250,000	—	28,954	1,546	913	4,000	285,413
2007	250,000	$87,500	—	—	—	—	337,500

Mr. Weller
2009	—	—	$22,700	$15,170	$1,290	$2,000	$41,160
2008	—	—	28,954	2,762	1,038	2,000	34,754
2007	—	$45,833	—	—	—	—	45,833

Mr. Ray
2009	—	—	$22,700	$10,349	$1,290	$4,000	$38,339
2008	—	—	21,781	1,494	913	4,000	28,188
2007	—	—	—	—	—	—	—

(5)
Mr. Turner received a fee in 2007 and 2008 for his personal guarantee of our bank indebtedness. In 2009, Mr. Turner and Mr. Weller each was paid for management services accrued in 2007. The amounts shown were included in the 2007 financial statements. Mr. Weller also received payments totaling $66,576 (2009) and $50,417 (2008) for unpaid compensation for years before 2007. These amounts were not listed above since they were recorded in the financial statements for 2006 and prior years.

Stock Option Awards

On August 18, 2008, our board of directors adopted the MedPro Safety Products, Inc. 2008 Stock and Incentive Compensation Plan and awarded options to purchase a total of 3,000,000 shares to directors, officers and employees at an exercise price of $1.81 per share.  The exercise price is equal to the per share valuation of our common stock agreed upon with the holders of our Series A Stock in connection with those holders’ purchase of  preferred stock and warrants to purchase common stock for $13 million on December 28, 2007.  The options may be exercised only during the 30-day period ending on January 31, 2013.  If before that date either the recipient terminates service with us or a change of control of our company occurs, then the recipient must exercise the options 30 days after the event.

On May 27, 2009, MedPro awarded incentive stock options to purchase 185,714 common shares to its employees, including options to purchase 25,974 shares to each of its three executive officers.  The exercise price of the options is $3.85 per share, the market price at the close of trading on the grant date, except that the exercise price for Mr. Turner’s options is $4.24, 110% of the market price, because he is a 10% shareholder.  The options are exercisable immediately and have a ten year term, except for Mr. Turner’s options, which are limited to a five-year term.

Employment Agreements

In 2009, we entered into employment agreements with our three executive officers W. Craig Turner, Walter W. Weller and Marc T. Ray. Each of the employment agreements extends for an initial three-year term, subject to automatic one-year extensions thereafter, unless we or the executive provide prior written notice of intent not to renew. The initial terms of the employment agreements expire on the following dates:

W. Craig Turner	June 30, 2012
Walter W. Weller	September 30, 2012
Marc T. Ray	December 31, 2011

Each of the employment agreements provides that the named executive officer will be paid a base salary and is eligible for a bonus of up to a specific percentage of base salary. The annual base salaries and maximum bonus percentages are as follows:

Name	Annual Salary	Maximum Bonus (% of annual salary)
W. Craig Turner	$340,000	100%
Walter W. Weller	292,500	100%
Marc T. Ray	215,500	70%

The board of directors has sole discretion to increase the base salary and determine the amount of and criteria for any bonus for Messrs. Turner and Weller. Either the board of directors or Mr. Turner can change the base salary and determine the amount of and criteria for any bonus for Mr. Ray, subject to applicable corporate governance requirements of any securities exchange on which our common stock may be listed. Each of the executives is entitled to participate in our stock option and incentive compensation arrangements for management and in our employee benefit plans, policies and practices on the same terms and conditions as other employees, including vacation and holiday time. The agreements for Messrs. Turner and Weller provide for them to have the use of a personal assistant.

Each agreement contains confidentiality, non-solicitation and non-competition covenants. The executive agrees not to encourage employees to leave the Company, encourage customers to terminate their relationships with the Company, and compete with the Company during his employment and during a restricted period. For Messrs. Turner and Weller, the restricted period extends for six months after terminating employment. For Mr. Ray, the restricted period ends on the later of (i) the expiration of the term of his employment agreement or (ii) two years after terminating employment. Each executive also agrees to maintain the confidentiality of the Company’s information during and after employment with the Company.

The employment agreements provide that if the executive voluntarily terminates his employment, or if we terminate the executive for cause (as defined in the employment agreement), then we have no further obligations to the executive after the date of termination. Should we terminate the executive other than for cause, we must continue to pay the executive’s monthly base salary (but no other amounts related to any employee benefit plans and no further accrual of vacation, sick or holiday time) until the end of the term of the agreement, subject to and in exchange for any written releases we deem appropriate.

Our agreements with Messrs. Turner and Weller provide that upon termination of employment following a “change of control,” the executive will receive a single sum payment in an amount equal to his monthly base salary for 36 months (less any applicable social security, federal, state or local tax withholdings), based on the monthly base salary in the month in which such termination occurs.

The employment agreements for Messrs. Turner and Weller define a "change of control" as the occurrence of one of the following events:

•	any person or group acquires ownership of our stock that, together with stock held by that person or group, constitutes more than 50% of the total fair market value or total voting power of our stock.
•
any person group acquires, during a 12-month period ending on the date of the most recent acquisition by that person or group, ownership of stock possessing 30% or more of the total voting power of the stock of our Company,

•
a majority of the members of our board of directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before the date of the appointment or election.

•
any person or group, during a 12-month period ending on the date of the most recent acquisition by that person or group, assets from our Company or a parent entity that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately before the acquisition or acquisitions.

There is no change of control in the event of a transfer to an entity that is controlled by the shareholders of our company immediately after the transfer. In addition, the transfer of our assets to one of the following recipients will not constitute a "change of control":

•	a shareholder of our company (immediately before the asset transfer) in exchange for or with respect to its stock;
•	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us;
•	a person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all of our outstanding stock; or
•	a person, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in the preceding subparagraph.

We have agreed to pay Messrs. Turner and Weller the amount of any state, local or federal tax incurred as a result of payments made to him that would not have been imposed but for the occurrence of a change of control.

Mr. Ray’s employment agreement provides that upon a change of control any amounts he would be due in connection with any unexpired term may be accelerated, without discount, at his discretion. His employment agreement defines a “change of control” as (1) a change in ownership of 50% or more within a 12 month period as a result of a single transaction or a series of transactions with one or more related buyers or a consortium of buyers, or (2) any sale, merger, consolidation or leveraged buyout resulting in our company no longer being public as a standalone company. We have agreed to indemnify Mr. Ray against any excise tax (in connection with parachute payments) or additional taxes, other than ordinary income taxes, due to the acceleration of payments as a result of a change of control.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the stock options currently held by the named executives. We have not awarded restricted stock to our executives.

	Option Awards
(a)	(b)	(c)	(d)	(e)		(f)
Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Shares, Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)		Option Expiration Date

W. Craig Turner
8/19/08	-	1,050,000	n/a	$1.81	(1)	1/31/13	(2)
5/27/09	25,974	-	n/a	4.24		5/27/14

Walter W. Weller
8/19/08	-	1,050,000	n/a	1.81	(1)	1/31/13	(2)
5/27/09	25,974	-	n/a	3.85		5/27/19

Marc T. Ray
8/19/08	-	350,000	n/a	1.81	(1)	1/31/13	(2)
5/27/09	25,974	-	n/a	3.85		5/24/19

(1)
The exercise price is equal to the per share valuation of our common stock agreed upon with the holders of our Series A Stock in connection with those holders’ purchase of  preferred stock and warrants for $13 million on December 28, 2007.

(2)
The options may only be exercised during a 30-day period ending on January 31, 2013.  If before that date either the recipient terminates service with us or a change of control of our company occurs, then the recipient must exercise the options within 30 days after the event.

Option Exercises and Stock Vested

No options were exercised and no stock awards vested during 2009.

Director Compensation

None of MedPro’s directors other than executive officers received cash compensation for service as a director during 2009. Messrs. Peterson and Rustand were each awarded options to purchase 100,000 shares on August 18, 2008, on the terms described under “Stock Option Awards,” above. Amounts paid to Messrs. Turner and Weller are included in the Summary Compensation Table. On August 24, 2009, Messrs. Fletcher and Kiely were each awarded 50,000 share options each at the same exercise price and on the same terms as the options awarded to Messrs. Peterson and Rustand on August 18, 2008.

The following chart shows compensation paid or awarded to our non-employee directors for the year ended December 31, 2009.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)

Gary A. Peterson	—	—	—	—	—

Warren Rustand	—	—	—	—	—

Ernest L. Fletcher (1)	—	—	$112,186	—	$112,186

W. Leo Kiely III (1)	—	—	$112,186	—	$112,186

(1)
Messrs. Fletcher and Kiely joined the board of directors on October 21, 2008.  On August 24, 2009, they were granted options at the same exercise price as the options granted to our other directors in 2008.

2008 Stock and Incentive Compensation Plan

On August 18, 2008, our board of directors adopted the MedPro Safety Products, Inc. 2008 Stock and Incentive Compensation Plan ("2008 Plan").  The total number of shares of common stock available for issuance pursuant to awards under the 2008 Plan is 7,500,000 shares.  The 2008 Plan permits grants of stock options (including incentive stock options and nonqualified stock options), stock appreciation rights ("SARs"), restricted stock awards, restricted stock units, and cash performance awards.  The 2008 Plan became effective upon adoption by the board of directors.  The 2008 Plan was subsequently approved by shareholders as required by the Internal Revenue Code in order to award incentive stock options.

The purposes of the 2008 Plan are to increase growth and profitability, provide competitive compensation while retaining the benefits of tax deferral, attract and retain exceptional personnel and encourage excellence in the performance of individual responsibilities, and motivate directors and key employees to contribute to our success.

Shares Subject to the Plan

The 2008 Plan authorizes the issuance of a maximum of 7,500,000 common shares for awards to employees and directors, subject to adjustment as described below.  If an award granted under the 2008 Plan expires or terminates without exercise, the shares no longer subject to that award will again become available for issuance under the Plan.  A maximum of 1,500,000 common shares subject to stock-based awards or $1,000,000 for cash-based awards may be granted during any one fiscal year to any one individual.  A maximum of 300,000 shares may be issued upon the exercise of incentive stock options. A maximum number of 50,000 shares may be issued without consideration as restricted stock awards, restricted stock units or other "full-value awards."

The 2008 Plan authorizes the following types of awards:

•	incentive stock options and nonqualified stock options to purchase common stock at a set price per share;
•	stock appreciation rights to receive upon exercise common stock or cash equal to the appreciation in value of a share of common stock;
•	restricted stock, which are shares of common stock granted subject to a restriction period and/or a condition which, if not satisfied, may result in the complete or partial forfeiture of the shares;.
•	performance shares to be issued upon the satisfaction of predetermined performance measures;
•	restricted stock units which provide for shares to be issued or cash to be paid upon the lapse of predetermined restrictions, or;

•	cash performance awards which provide for cash to be paid upon the satisfaction of predetermined performance measures.

Awards granted under the 2008 Plan must be evidenced by award agreements that state the terms and conditions of the awards and must otherwise be consistent with the provisions of the Plan.  As of May 7, 2010, options to purchase a total of 3,332,971 shares of common stock had been awarded under the 2008 Plan and were outstanding.

Administration

The 2008 Plan is initially administered by the board of directors, which has full power and authority to take all actions necessary to carry out the purpose and intent of the plan.  The board may delegate the administration of the 2008 Plan to a committee comprised of two or more directors who cannot be current or former employees or officers of MedPro and cannot receive remuneration from MedPro in any capacity other than as directors.  The committee will have full power and authority to take all actions necessary to carry out the purpose and intent of the plan, including the authority to grant awards to employees and to interpret the plan, establish rules and regulations, and perform all other acts it believes reasonable and proper.  Subject to the provisions of the Plan, the committee will have sole discretion to determine those eligible to receive awards, the amount, type, and timing of each award and the terms and conditions of the respective award agreements.  The committee may modify outstanding awards, accelerate or change the time of exercise, or waive a lapse of a condition of an award, and establish conditions for earning awards.  Modifications that may materially adversely affect an award cannot be made without the consent of the holder of the award.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following section describes transactions between MedPro and its directors, executive officers and their affiliates since January 1, 2007. Transactions before December 28, 2007, involved one of MedPro’s two predecessors — Dentalserv.com (or DRSV), a Nevada public shell corporation, and MedPro, Inc., a Delaware corporation.

•	Issuances of shares by MedPro before January 10, 2007, in transactions have been adjusted to reflect both its merger with Vacumate (described below) and the merger with DRSV on December 28, 2007.
•	Issuances of shares in transactions between January 10, 2007, and December 28, 2007, have been adjusted to reflect the merger with DRSV.

Pre-Merger Transactions Involving MedPro

2007 VOMF Bridge Loan

In anticipation of the closing of the merger and the private placement with our Series A Stockholders, in 2007 we borrowed $1,000,000 from Vision Opportunity Master Fund at an interest rate of 8% per year and paid an origination fee of $50,000. VOMF also purchased $12 million of the $13 million of newly issued Series A Stock and related warrants to purchase our common stock. The loan was paid back in full with the proceeds from the sale of those securities. See “Reorganization, Preferred Stock Sales and Financing Transactions.”

CRM Financing

For several years, CRM Companies, Inc., a company controlled by our CEO, Chairman and largest shareholder, W. Craig Turner, has provided substantial financial support to MedPro. The financial support provided from time to time by CRM and, to a lesser degree, by other shareholders allowed our company to continue operating. During 2005, 2006 and 2007 we began to settle and compromise debts in order to improve our balance sheet with a view toward finding additional funding or an investment partner.

On September 1, 2006, MedPro issued a $2,000,000 promissory note to CRM as part of a corporate debt restructuring in which CRM agreed to forgive amounts otherwise owed or accruable to it under various agreements with MedPro. CRM’s financial support to MedPro had included making short-term bridge loans, providing services, paying various expenses directly, guaranteeing loans, and subsidizing office lease expense. At the time, our obligations to CRM totaled more than $5 million. CRM and Mr. Turner waived these obligations, late fees due on indebtedness and any rights to future grants of warrants that had been contemplated as consideration for the loans and the services provided to MedPro in exchange for a grant of 536,306 shares of common stock to Mr. Turner and the issuance of the promissory note. The shares were valued at $1,822,805, or approximately $3.40 per share, the price per share for which we had negotiated to issue shares to repay similar obligations to non-affiliate shareholders during 2006. The CRM note bore interest at an annual rate of 6% and provided for additional interest of 5% every 60 days if all principal and accrued interest is not repaid by December 31, 2007. As agreed under the terms of our stock purchase agreement with the Series A Stockholders, in 2008, we used a portion of the net proceeds from the sale of the securities to pay down all of the accrued interest and $1,250,000 of principal of this note. Interest was then paid monthly in 2008 until the principal was repaid in full in August 2008.

As part of the debt restructuring, Mr. Turner personally guaranteed the term loan and revolving line of credit under our credit agreement. We paid Mr. Turner a $250,000 fee for the personal guarantee for both 2007 and 2008. Mr. Turner subsequently assigned the right to receive the 2007 guarantee fee to another shareholder, and on December 28, 2007, the shareholder exchanged this right for 138,783 common shares, or $1.36 per share.

Vacumate Merger

Vacumate LLC was formed by an investor group comprised in part of our shareholders, including our Chairman, to re-acquire the Vacu-Mate patents from Visual Connections after MedPro defaulted on its financial obligations under an earlier agreement to acquire the Vacu-Mate IP. To retain the opportunity to develop the technology when it had limited capital resources, the Company entered into an agreement to develop the Vacu-Mate IP in exchange for a 40% interest in Vacumate LLC.

To facilitate a financing in the future, Vacumate LLC and MedPro combined through a merger in January 2007, in which the Vacumate LLC members received 60% of MedPro’s shares. At the time, MedPro’s 40% ownership interest in Vacumate LLC represented a substantial portion of MedPro’s total assets. The merger combined Vacumate LLC and MedPro in a manner that gave the equity owners of each company value in the combined company equivalent to the value held in each of the predecessor companies. In the merger:

•	each of the 60 ownership units of Vacumate LLC held by owners other than MedPro converted automatically into approximately 103,651 shares of the common stock of the combined company; and

•	each of the shares of MedPro common stock issued and outstanding immediately before the effective time was reduced to approximately 0.18 shares of the common stock of the combined company.

In the Vacumate merger, MedPro’s Chairman, W. Craig Turner, and members of his family received approximately 3.4 million shares of the common stock of the combined company for the 33 units of Vacumate LLC they owned.

Technology Development and Option Agreement

On August 24, 2007, we entered into a Technology Development and Option Agreement (the “Technology Agreement”) with SGPF, LLC. W. Craig Turner, our Chairman and CEO, owns 100% of the equity units of SGPF. SGPF was established to acquire technology underlying a family of prefilled safety syringe products (the “Blunt Technology”) that we believed had potential for successful commercialization, at a time when MedPro did not have the financial resources to acquire the technology and risked losing the opportunity to other interested parties.

SGPF acquired the Blunt Technology from Visual Connections and its founder in 2007. SGPF paid an initial transfer payment of $250,000 and agreed to pay Visual Connections transfer payments totaling $2,750,000 in installments over three years beginning in 2007. SGPF also agreed to pay a royalty of 5% of on the first $250,000 of adjusted gross sales of products using the Blunt Technology in any calendar year, and 4% of the adjusted gross sales of such products for the remainder of the year.

The Technology Agreement requires SGPF to acquire the Blunt Technology. MedPro agreed to direct the development of the Blunt Technology with the objective of fully commercializing it as quickly as possible, and to pay up to $375,000 towards the cost of development. MedPro also acquired the option to purchase the Blunt Technology from SGPF. The Technology Agreement originally provided that MedPro would pay the following amounts upon exercise of the option:

•	$2,500,000 payable in cash to SGPF;
•	assumption of the $2,750,000 in patent transfer payments payable to Visual Connections, including reimbursement of any installments previously paid by SGPF; and
•	$2,500,000 payable in common stock to SGPF, based on a value of $1.81 per common share, which was the value agreed upon in our agreement with the Series A Stockholders.

MedPro also agreed to assume the obligation to pay the royalties to Visual Connections on sales of any products based on the Blunt Technology.

On September 8, 2008, we agreed to amend the Technology Agreement, which was a condition to our receiving a commitment from the holders of our Series J warrants to exercise those warrants in full for cash by November 1, 2008. The amendment:

•
increased the portion of the exercise price to be paid in cash from $2,500,000 to $3,345,000, which amount included all amounts SGPF had paid to date under its agreement with the original holders of the technology; and

•	reduced the portion of the exercise price payable in shares of newly issued shares of our common stock from $2,500,000 to $1,250,000, based on a value of $1.81 per common share.

The amendment took effect on September 30, 2008, when the following events occurred (a) the holders of our Series J Warrants had exercised them for at least $6.5 million in cash by that date, and (b) we exercised our option to purchase the Blunt Technology. The purchase closed in October 2008, at which time MedPro paid the cash portion of the purchase price, and the parties further amended the Technology Agreement to provide that the stock portion of the purchase price would be issued to SGPF only upon the occurrence of one of the following events:

•	Within 30 days of MedPro’s realization, on a cumulative basis, of $5,000,000 of gross sales revenue from the Blunt Technology, or
•
A ‘change of control’ of MedPro, defined as any event or set of circumstances, including but not limited to the termination of his employment, whereby W. Craig Turner ceases to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of MedPro; or

•	The sale or licensing of any part of the Blunt Technology intellectual property to another entity.

As a result of its exercise of the option, MedPro assumed the obligation to pay the six quarterly patent transfer payments of $250,000 then remaining, or a total of $1,500,000. During 2009 $1,250,000 of these payments were made. The final payment of $250,000 was made in 2010.

2007 Stock Sale

On May 10, 2007, MedPro issued a total of 516,474 shares to three shareholders for $500,000, or approximately $0.97 per share, to raise cash to retire a convertible note. The price per share was negotiated with the shareholders. One of the shareholders involved in these transaction was William Turner, the father of our Chairman and CEO, who paid $250,000 in cash to purchase 258,237 shares.

Ongoing Relationships

Lease

We lease our office and storage facility in Lexington, Kentucky, under a non-cancelable operating lease. The lease runs through 2012 at a monthly rent of $6,975, with an option for two five-year extension options. The lessor is a partnership in which MedPro’s Chairman and CEO holds an interest.

Advisory Agreements with SC Capital Partners

SC Capital Partners, LLC served as a financial advisor in connection with the December 2007 private placement to VOMF and other investors. For those services, SC Capital received a total of $1,040,000 in cash, 593,931 newly issued shares of common stock and warrants to purchase 533,458 shares of common stock. The warrants, which SC Capital assigned, are exercisable at an exercise price of $1.81 and have substantially the same terms as our Series A warrants. Upon completion of the merger, Warren Rustand, Managing Partner of SC Capital, became a MedPro Director.

In March 2008, we entered into a financial advisory agreement with SC Capital. SC Capital has agreed to provide us with advisory services, finder services, merger and acquisition services and strategic alliances services. The agreement will last for a minimum term of six months and will continue on a month-to-month basis until it is terminated by either party in writing with 30 days notice.

We pay SC Capital a consulting fee of $15,000 per month until the agreement is terminated. We agreed to pay additional compensation to SC Capital in connection with any definitive agreements we enter into with parties specifically identified by SC Capital during and within 24 months after termination of the agreement. For an equity financing transaction, we must pay SC Capital a consulting fee equal to 8% of the principal cash amount of all securities and institutional and secondary financings introduced by SC Capital and provide SC Capital with warrants to purchase a number of shares or units equal to 8% of the number of shares or units sold under the equity financing. In a debt financing transaction, we must pay SC Capital a consulting fee equal to 3% of any gross proceeds received by MedPro in connection with a debt financing. In a committed debt facility, the fee owed to SC Capital is to be calculated on the gross available amount committed to us. In connection with any merger and acquisition transaction occurring during the term of the agreement, SC Capital would be entitled to 2.5% of the total transaction consideration for the first $20 million and 2.0% for any amount over $20 million. For strategic alliances or other business realignments resulting from SC Capital’s services, we must pay a consulting fee equal to 8% of the value of the transaction.

During 2009 we paid SC Capital a financing fee of $240,000, equal to 8% of the $3,000,000 received in connection with the March 24, 2009 exchange of warrants for Series “C” Preferred Stock with VCAF and VMOF.

Other Transactions in Which Related Parties Have an Interest

In 2009, we paid Mr. Turner $87,500 and Mr. Weller $45,833 for management services, which amounts had been accrued and recorded in our 2007 financial statements. Mr. Weller also received payments totaling $66,576 in 2009 and $50,417 in 2008 for unpaid compensation owed for years before 2007.

C. Garyen Denning, MedPro’s Vice President of Sales and Marketing, is the son-in-law of W. Craig Turner, our Chairman. Mr. Denning was paid an aggregate salary, bonus and taxable perquisites of approximately $147,972 during 2009.

Bethany Denning, MedPro’s Director of Human Resources, is the daughter of W. Craig Turner, our Chairman. Ms. Denning was paid an aggregate salary, bonus and taxable perquisites of approximately $100,153 during 2009.

2010 VOMF Bridge Financing

On February 8, 2010, MedPro borrowed $500,000 from VOMF. The loan provides MedPro with additional financial flexibility. The outstanding principal balance bears interest at an annual rate of 6%, and all principal and interest was originally due and payable on March 31, 2010.

Under the terms of the note purchase agreement, we agreed to add a representative of VOMF to our board of directors upon VOMF’s request. Other covenants of the note purchase agreement provide that without the written consent of VOMF, we will not guarantee or incur additional indebtedness in excess of $100,000, other than trade accounts payable incurred in the ordinary course of business, refinancing of current indebtedness, and financing secured by purchase money liens, liens on equipment and other permitted liens. We also agreed not to sell any of our properties, assets and rights including, without limitation, its software and intellectual property, to any person except for sales to customers in the ordinary course of business; or with the prior written consent of VOMF.

As of March 31, 2010, we had increased the outstanding principal balance of the bridge loan to $1,300,000 and extended the date on which all principal and interest is due and payable to June 30, 2010. In consideration, we issued to VOMF warrants to purchase a total of 325,000 shares of our common stock at $4.00 per share. Each warrant has a five-year term from the date of issuance. Each warrant also provides that the warrant price will adjust if specified corporate transactions occur, including a provision that if we issue any additional shares of common stock at a price per share less than $4.00 (or the adjusted warrant price then in effect) or without consideration, then the warrant price will adjust to the price per share paid for the additional shares of common stock upon each such issuance.

On May 3, 2010, we entered into a credit agreement with VOMF to provide us with additional financial flexibility to fund operations and purchase shares from time to time under our stock repurchase program. Under the terms of the credit agreement, we may draw up to $300,000 per month, up to a maximum aggregate principal amount of $1,000,000. The outstanding principal balance bears interest at an annual rate of 7%, and all principal and interest is due and payable upon the earlier of (i) January 1, 2011 and (ii) the Company raising equity or debt of $20 million or more.  In addition, we agreed to issue warrants to purchase 166,666 shares of common stock upon the execution of the credit agreement and warrants to purchase 16,667 shares of common stock for each $100,000 drawn on the credit agreement. The exercise price of the warrants is $3.00 per share. On May 4, 2010, we received an initial $250,000 draw on the credit facility and issued a warrant to purchase 208,334 shares of common stock to VOMF.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors is currently composed of six members.  Three of our directors, Messrs Peterson, Kiely and Dr. Fletcher, are independent under the definition of the NASDAQ Stock Exchange.  Messrs Turner and Weller are officers and employees.  SC Capital, for which Mr. Rustand is a Managing Director, received cash and equity compensation for financial services provided in connection with the merger and the private placement and receives a fee under an advisory services agreement described above.  Mr. Turner currently serves as Chairman of the Board of Directors.

Board Committees

The standing committees of MedPro's board of directors are its audit committee, executive compensation committee and nominating committee.  These standing committees were established in 2008.  The board of directors appoints the members of each committee for a term beginning after the first regular meeting of the board following the annual shareholders meeting and until their respective successors are elected and qualified.  The charters of each of the standing committees of our board of directors are available on our corporate website at http://www.medprosafety.com

Audit Committee

The audit committee selects the auditing firm to be retained each year as independent auditors of MedPro's financial statements and to perform services related to the audit. It pre-approves any audit and non-audit services to be performed by the independent auditors. It reviews the scope and results of the audit with the independent auditors. It also reviews MedPro's financial statements and results of operations, internal accounting and control procedures, financial reporting policies and practices, internal audit reports, and makes reports and recommendations to the board as it deems appropriate. The audit committee reviews and approves related party transactions and other transactions as required by applicable rules and regulations.

The current members of the audit committee are Messrs. Peterson, Rustand, Fletcher and Kiely, which Mr. Rustand chairs.  As described above, Dr. Fletcher, Mr. Kiely and Mr. Peterson are independent directors.  Messrs. Rustand and Kiely each qualifies as an audit committee financial expert.

Executive Compensation Committee

The executive compensation committee determines the cash and other incentive compensation, if any, to be paid to MedPro's Chief Executive Officer, evaluates the performance of the Chief Executive Officer, and administers MedPro's 2008 Stock and Incentive Compensation Plan.  The Chief Executive Officer determines the compensation of the other executives and employees under guidelines for incentive compensation approved by the executive compensation committee.  The current members of the executive compensation committee are Messrs. Peterson, Rustand, Fletcher and Kiely, which Mr. Peterson chairs.

Nominating Committee

The nominating committee exercises general oversight with respect to the governance of the board of directors. It reviews and recommends candidates for director, evaluates and recommends governance practices, leads the board performance review, makes recommendations concerning the size and composition of the board, reviews and recommends policies applicable to directors, including compensation and retirement, assesses the independence of directors, recommends membership of board committees, reviews shareholder proposals and makes recommendations of changes to MedPro's articles of incorporation and bylaws.  The current members of the executive compensation committee are Messrs. Peterson, Rustand, Fletcher and Kiely, which Dr. Fletcher chairs.

Nomination Policy

In evaluating candidates for director, the nominating committee considers experience, mix of skills and other qualities desired to achieve appropriate board composition, taking into account the experience, skills and qualities of current board members and needs of the board and MedPro as identified by the committee from time to time. The committee has not established specific minimum criteria or qualifications because from time to time the needs of the board and our company may change. However, the committee will generally look for people who have demonstrated high ethical standards, integrity and sound business judgment.

Consideration of new board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the board are suggested by board members or by officers of MedPro.  MedPro did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating board nominee candidates. The committee will consider candidate proposals by shareholders that comply with the requirements of MedPro's bylaws and will evaluate candidates proposed by shareholders using the same criteria as for other candidates. A shareholder seeking to recommend a prospective nominee for the committee's consideration should submit the candidate's name and qualifications to the Company's Secretary by fax to (859) 225-5347 or by mail to Walter W. Weller, Secretary, MedPro, Inc., 817 Winchester Road, Suite 200, Lexington, Kentucky 40505.

Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the board of directors or individual directors may do so by writing in care of MedPro's Secretary, Walter W. Weller, at 817 Winchester Road, Suite 200, Lexington, Kentucky 40505, or by fax to (859) 225-5347. The nominating committee is considering procedures for handling correspondence received by MedPro and addressed to the board of directors, or an individual director. The Secretary reviews any correspondence received in this manner to filter advertisements, solicitations, spam and other such items.

Code of Ethics

We have adopted a code of ethics applicable to directors, officers and employees, which is included with our Code of Conduct and is posted on our website at http://www.medprosafety.com. If we amend or waive any of the provisions of the Code of Conduct applicable to our directors, executive officers or senior financial officers, we intend to disclose the amendment or waiver on our website. We will provide to any person without charge, upon request, a copy of the Code of Conduct. You can request a copy by contacting MedPro's Secretary, Walter W. Weller, at 817 Winchester Road, Suite 200, Lexington, Kentucky 40505, or by fax to (859) 225-5347.

Conflicts of Interest

Certain conflicts of interest may exist from time to time between MedPro and certain officers and directors due to the fact that some of them may have other business interests to which they devote their attention. Some of our officers and directors may continue to do so notwithstanding the fact that management time should be devoted to our business. MedPro has not established policies or procedures for the resolution of current or potential conflicts of interest between us, our officers and directors or affiliated entities.  There can be no assurance that our management will resolve all conflicts of interest in favor of us, and conflicts of interest may arise that can be resolved only through the exercise by management of their best judgment as may be consistent with their fiduciary duties.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our Board of Directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

BENEFICIAL STOCK OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information known to us regarding beneficial ownership of our common stock as of May 7, 2010 by:

•	each person known by us to be the beneficial owner of more than 5% of either class of our common stock;
•	each of our executive officers and directors; and
•	our executive officers and directors as a group.

The table does not show the full potential effect of the conversion of Series A Stock, Series B Stock, or Series C Stock into our common stock or the exercise of warrants to purchase our common stock.  The Series A Stock, Series B Stock, and Series C Stock may not be converted, nor may the related warrants be exercised, to the extent that such a conversion or exercise would cause the holder to beneficially own more than 9.9% of the outstanding common stock.  The holder may waive the restriction 60 days after giving written notice to MedPro.

	Shares Beneficially Owned (1)
Name	Number of Shares	Percentage of class (2)

W. Craig Turner (3)	4,690,462	35.6%

Vision Opportunity Master Fund, Ltd. (4)	1,653,679	12.6

Vision Capital Advantage Fund LP (5)	1,443,090	9.9

Gary A. Peterson (6)	1,098,569	8.4

Baton Development (6)	1,037,041	7.9

Warren Rustand (7)	243,658	1.8

Walter W. Weller (8)	195,047	1.5

Marc T. Ray (9)	72,624	*

Ernest L. Fletcher (10)	14,000	*

W. Leo Kiely III	0	0

Executive officers and directors as a group (7 persons)	6,314,360	47.3

*             Indicates less than 1%

(1)           Unless otherwise indicated, each of the listed shareholders has sole voting and investment power with respect to the shares. Under SEC rules, each a person or group is considered to be the beneficial owner of securities that the person may acquire within 60 days through the exercise or conversion of convertible securities, options, warrants and rights, if any. Those securities are included in the total number of outstanding shares when computing the percentage beneficially owned by the person or group. The securities are not included in the total number of outstanding shares when computing the percentage of shares beneficially owned by any other person or group.

(2)           Percentages are based upon 13,149,148 outstanding shares.  Shares underlying currently exercisable options and warrants and currently exercisable convertible preferred shares are deemed outstanding for determining the ownership percentage solely of the holder.

(3)           Mr. Turner’s business address is 817 Winchester Road, Lexington, Kentucky 40505. The number of shares shown includes currently exercisable options for 25,974 shares.

(4)           The number of shares shown in the table is the number of outstanding common shares VOMF owns.  VOMF’s business address is 20 West 55th Street, New York, New York 10019.  Adam Benowitz, Managing Member of Vision Capital Advisors LLC, has voting and investment power with respect to the securities owned by VOMF.

(5)           The number of shares shown in the table is the number of outstanding common shares VCAF owns plus the number of shares issuable upon conversion of preferred stock that would increase VCAF’s beneficial ownership to 9.9%.  VCAF’s business address is 615 South Dupont Highway, Dover, Delaware 19901.  Adam Benowitz, Managing Member of Vision Capital Advisors LLC, has voting and investment power with respect to the securities owned by VCAF.

(6)           Mr. Peterson is the CEO of Baton Development. Business address is 10040 East Happy Valley Road # 37, Scottsdale, Arizona 85260.

(7)           Includes currently exercisable warrants for 131,023 shares.

(8)           Includes currently exercisable options for 77,922 shares and currently exercisable warrants for 131,023 shares.

(9)   Includes currently exercisable options for 25,974 shares.

(10)   Includes currently exercisable options for 25,974 shares.

DESCRIPTION OF CAPITAL STOCK

Our Amended and Restated Articles of Incorporation currently authorize us to issue 90,000,000 shares of common stock and 10,000,000 shares of preferred stock. Of the 10,000,000 shares of preferred stock authorized, 6,668,230 shares are designated as Series A Stock, 1,493,779 shares are designated as Series B Convertible Preferred Stock ("Series B Stock"), and 1,572,000 shares are designated as Series C Convertible Preferred Stock ("Series C Stock").

At May 7, 2010, our issued and outstanding shares consisted of 13,149,148 shares of common stock, 6,668,229 Series A Stock, and 1,493,779 shares of Series B Stock, and 1,571,523 shares of Series C Stock.  In addition, warrants to purchase 2,267,674 shares of common were outstanding as of that date.

In our reorganization that became effective on December 28, 2007, we completed the following transactions:

•
The Dentalserv.com articles of incorporation were amended to authorize the issuance of 10,000,000 shares of preferred stock. The 5,625,550  shares of common stock then outstanding were combined into 1,406,400 shares of common shares in a 1-for-4 reverse stock split.

•	We issued units consisting of an aggregate of 6,668,229 shares of Series A Stock and warrants to purchase 25,286,691 shares of common stock to accredited investors for $13 million.

•
Upon the effectiveness of the merger, we issued 11,284,754 shares of common stock to the former shareholders of our predecessor corporation and an additional 593,391 shares of common stock as a fee for financial services.

Upon the completion of these events, we had issued and outstanding 13,285,085 shares of common stock and 6,668,230 shares of Series A Stock. In addition, we issued outstanding warrants to purchase a total of 25,820,149 shares of common stock.

On August 18, 2008, we amended the Series J warrant to be exercisable for 1,493,779 shares of Series B Stock, a newly designated series of preferred stock, at an exercise price of $8.72 per share.  Each share of Series B Stock converts into 4 shares of common stock at the present conversion price of $2.18 per common share.  The Series J warrant was originally exercisable for 5,975,116 shares of common stock at an exercise price of $2.18 per common share.  As of October 30, 2008, our Series J warrants had been fully exercised and 1,493,779 shares of Series B Stock had been issued.

On March 27, 2009, we completed transactions with VOMF and VCAF in which the two funds exercised a portion of their Series C Warrants for $3,000,000 in cash and exchanged the balance of their Series C Warrants plus all of their Series A and Series B Warrants for 1,571,523 shares of newly designated Series C Stock.  Each share of Series C Stock converts into 10 shares of common stock.  The warrant exercise and exchange reduced the number of common shares potentially issuable to the two Vision funds by 2,570,462 shares.  In addition, we received cash proceeds of $3,000,000 from the exercise of a portion of the Series C warrants.

In consideration of the increase to the principal amount of the bridge financing provided by VOMF, we issued warrants to purchase a total of 325,000 shares of our common stock at $4.00 per share to VOMF. The warrants have a five-year term and provide that the warrant price will adjust if specified corporate transactions occur, including a provision that if we issue any additional shares of common stock at a price per share less than $4.00 (or the adjusted warrant price then in effect) or without consideration, then the warrant price will adjust to the price per share paid for the additional shares of common stock upon each such issuance.

On May 3, 2010, we entered into a credit agreement with VOMF, which allows us to draw up to $300,000 per month, up to a maximum aggregate principal amount of $1,000,000.  We agreed to issue warrants to purchase 166,666 shares of common stock to VOMF upon the execution of the credit agreement, plus warrants to purchase 16,667 shares of common stock for each $100,000 drawn on the credit agreement. The exercise price of the warrants is $3.00 per share.  On May 4, 2010, we received an initial $250,000 draw on the credit facility and issued a warrant to purchase 208,334 shares of common stock to VOMF.

The descriptions of our capital stock that follow are summaries and do not purport to be complete. They are subject to and qualified by reference to our Amended and Restated Articles of Incorporation, Bylaws, the Certificates of Designation of the Series A, Series B and Series C Stock, and the applicable provisions of the corporate laws of the State of Nevada. The descriptions of our common stock and preferred stock, as well as the warrants to purchase our common stock, reflect changes to our capital structure resulting from the transactions described above.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.  We may pay dividends at such time and to the extent declared by the Board of Directors in accordance with Nevada corporate law. Holders of our common stock have no preemptive or other subscription rights, nor are there any conversion rights or redemption or sinking fund provisions.  All outstanding shares of our common stock are fully paid and non-assessable. To the extent that we may issue additional shares of our common stock in the future, the relative interests of the then existing stockholders may be diluted.

Preferred Stock

Our preferred stock may be divided into such number of series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and to fix the number of shares and the designation of any series of preferred shares. The board of directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any wholly unissued series after the issue of those shares. The rights of the holders of our common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that we may issue in the future.

The board of directors has designated 6,668,230 preferred shares as Series A Stock, 1,493,779 preferred shares as Series B Stock, and 1,572,000 preferred shares as Series C Stock, which are described below.

Series A Convertible Preferred Stock

VOMF and other accredited investors (to whom we refer collectively as the "Series A Stockholders") made a $13 million investment in MedPro to purchase 6,668,229 units comprised of one share of new Series A Stock and a variable series of common stock purchase warrants. The purchase price was $1.945 per unit. The warrants consisted of Series A, Series B, Series C, and Series J warrants. The terms of the Series A and B warrants are described under "Common Stock Purchase Warrants" below, and the Series C and J warrants have been exercised in full. The investment by the Series A Stockholders closed concurrently with the effective time of the December 28, 2007 merger.

The following is a summary of the material rights, preferences, privileges, and restrictions of the Series A Stock.

Ranking	The Series A Stock ranks senior to our common stock and other classes of junior stock, but ranks junior to our indebtedness.

Dividends
The Series A Stockholders are entitled to receive cash dividends at the rate of 5% of the stated liquidation preference amount ($1.81 per share). Dividends will be prorated for shares not outstanding for a full year.

Dividends are cumulative, and will accrue and be payable upon any liquidation of the Company, as described below. Dividends on Series A Stock will be paid prior to dividends on any junior stock.

Liquidation Rights
Upon liquidation, dissolution or winding up of our company, the holder of Series A Stock is entitled to a liquidation preference of $1.81 per share plus any accrued and unpaid dividends, prior to any amounts being paid on our common stock or any junior stock. If our assets are not sufficient to pay in full the liquidation preference, then all of the assets will be distributed pro rata among the holders of the Series A Stock.

Voting Rights	The Series A Stockholders have no voting rights except in the limited circumstances described below.

So long as there are 200,000 shares of Series A Stock outstanding, the affirmative vote of 75% of the Series A Stock is required for us to take the following actions:

•	To authorize the issuance of a series of stock ranking equal or senior to the Series A Stock with respect to the distribution of assets on liquidation, dissolution, and winding up.

•	To amend provisions of the Series A Stock that will adversely affect any rights of the stock.

•	To repurchase, redeem, or pay dividends on shares of common stock other than de minimus repurchases or contractual redemption obligations.

•	To amend the articles of incorporation or bylaws to materially and adversely affect the rights of Series A Stock.

•	To make any unauthorized distribution to the holders of stock junior to the Series A Stock.

•	To reclassify our outstanding securities in a way that adversely affects Series A Stock rights.

•	To voluntarily file for bankruptcy, liquidate assets or make an assignment for the benefit of our creditors.

•	To discontinue involvement in the business of commercializing medical devices.

Conversion Rights
The Series A Stock is convertible into shares of common stock at any time, in whole or in part, at the option of the holder; provided that no fewer than 200,000 shares may be converted at any one conversion.

For each share of Series A Stock converted, the holder will be entitled to receive a number of shares of common stock equal to the quotient of: (1) $1.95, divided by (2) the conversion price in effect as of the date of the delivery of the holder’s notice of election to convert.

The conversion price is initially $1.95 per share, but is subject to adjustment for certain events, including stock splits, stock dividends, distributions, reclassifications or reorganizations. [[In addition, until December 28, 2009, the conversion price is subject to adjustment if we issue additional shares of common stock or securities convertible into, or exchangeable for, common stock, in either case at a price per common share less than the conversion price then in effect. The adjustment is based on an average weighted formula, taking into account the number of shares issued at the lower price.]]  The conversion price adjustment does not apply to the issuance of shares in certain transactions identified in the certificate of designations unless the holder of the Series A Stock waives the restriction.

The Series A Stock cannot be converted into common stock if the conversion will result in the holder beneficially owning in the aggregate more than 9.9% of our common stock outstanding.  The holder may waive the restrictions on conversion 60 days after giving written notice to MedPro.

Buy-In Rights
If, upon receipt of a notice of conversion, we fail to transmit to the holder of Series A Stock, certificates representing the shares of common stock issuable upon conversion, and the holder is required to purchase shares of common stock to deliver in satisfaction of a sale of the shares to have been issued upon the conversion, then we must pay the holder in cash the amount by which the holder’s total purchase price for the common stock exceeds the amount obtained by multiplying, (1) the number of shares of common stock issuable upon conversion of the Series A Stock that we were required to deliver times, (2) the price at which the sell order giving rise to such purchase obligation was executed. In addition, at the option of the holder, we must either reinstate the shares of Series A Stock and the equivalent number of shares of common stock or deliver to the holder the number of shares of common stock that would have been issued if we have timely complied with our conversion and delivery obligations.

Redemption Rights
Upon the occurrence of a "major transaction," each holder of Series A Stock will have the option to require us to redeem all or a portion of the holder’s Series A Stock equal to 100% of the liquidation preference amount plus any accrued but unpaid dividends. We may elect to pay in shares of common stock, in which case the price per share will be based on the conversion price then in effect.

A "major transaction" includes consolidation or merger transactions that would result in a change of control of our company, the sale of more than 50% of our assets, or the purchase of more than 50% of the outstanding shares of our common stock.

Upon the occurrence of one of the triggering events listed below, each holder of Series A Stock can require MedPro to redeem all or a portion of the holder’s Series A Stock at a price per share equal to 120% of the liquidation preference amount plus any accrued but unpaid dividends and liquidated damages.

Triggering events include:

(1)
Lapse of the effectiveness of the registration statement for 20 consecutive trading days, or unavailability of the registration statement for sale of MedPro common stock for 20 consecutive trading days and MedPro common stock cannot be sold in the public securities market, provided that the unavailability is not due to factors solely within the control of the holder of the Series A Stock.

(2)
Suspension from listing or trading on any one of, or the failure of MedPro’s common stock to be listed or traded on at least one of, the OTC Bulletin Board, the Nasdaq Capital Market, the Nasdaq Global Market, the New York Stock Exchange, Inc., or American Stock Exchange, Inc. for five consecutive trading days.

(3)	Notice of our inability to convert Series A Stock into shares of common stock.

(4)	Failure to comply with a conversion notice for 15 days.

(5)	Deregistration of common stock so it is no longer publicly traded.

(6)	Consummation of a "going private" transaction so that the common stock is no longer registered under the Securities Exchange Act of 1934.

(7)
Breach of a term of the purchase agreement or the certificate of designation or any other agreement delivered in connection with contemplated transactions that has a materially adverse effect and is not a curable breach of a covenant that continues for more than 10 business days.

For triggering events (1), (2), (3), and (7), we have the option to pay in cash or shares of common stock (in which case, the price per share will be based on the conversion price then in effect). For (4), (5) and (6), we will redeem the applicable Series A Stock for cash.

Rights if Unable to Fully Convert
If we cannot issue all of the shares of common stock issuable upon any conversion for any reason, we will issue as many shares of common stock as we can. With respect to the unconverted Series A Stock, the holder can elect within 5 business days of MedPro’s receipt of notice:

•	To redeem the unconverted stock at a price equal to the major transaction redemption price, provided that we have the option to pay in cash or shares of common stock;

•
To require us to issue restricted shares of common stock ff we cannot fully convert because we failed to have a sufficient number of shares of common stock registered for resale under the registration;

•	To void its conversion notice and retain the shares of Series A Stock; or

•	To exercise its buy-in rights.

No Preemptive Rights
Except as noted in the following paragraph, a holder of Series A Stock will not have the right to subscribe for, purchase or receive any part of any new or additional shares of any class of our shares, or any of our debt securities convertible into shares, except for the holder’s conversion rights. Our board of directors will have the power to authorize us to issue shares (other than Series A Stock) or debt securities on such terms and for such consideration as the board deems advisable.

Until August 12, 2010, each Series A Stockholder will have the option to purchase up to its pro rata portion of all or a portion of the securities being offered in any subsequent financing on the same, absolute terms and conditions as contemplated by such subsequent financing. A subsequent financing means any proposed offer or sale of our common stock, or any debt or equity securities convertible, exercisable or exchangeable into its common stock, to any third party. The right would not apply to shares issued to acquire patents for technology, under employee benefit plans and certain other corporate transactions. A Series A Stockholder electing to participate in a subsequent financing would have the right to acquire a percentage of the offered shares in the subsequent financing obtained by dividing (x) the number of shares of Series A Stock purchased by such holder by (y) the total number of shares of Series A Stock purchased by all of the holders who elect to participate in the subsequent financing.

Restriction on Issuance of Stock	The affirmative vote of 75% of the outstanding shares of Series A Stock is required to issue additional shares of Series A Stock.

Vote to Change Terms
The affirmative vote of 75% of the outstanding shares of Series A Stock is required to change the certificate of designation or the articles of incorporation in a manner that alters the rights of the Series A Stock.

Series B Convertible Preferred Stock

By resolution dated August 18, 2008, the Company’s Board of Directors designated 1,493,779 of the unissued preferred shares as Series B Stock.  On that date, VOMF and the Company amended the then outstanding Series J warrant to give VOMF the right to purchase 1,493,779 shares of Series B Stock at a purchase price of $8.72.  The original Series J warrant gave the holder the right to purchase 5,975,116 shares of common stock at a purchase price of $2.18.  VOMF and its affiliate VCAF subsequently exercised their Series J warrants and together now hold 1,493,779 shares of Series B stock. Each share of Series B Stock converts into four shares of common stock at the present conversion price of $2.18 per share, which is subject to adjustment as described below.  The following is a summary of the material rights, preferences, privileges, and restrictions of the Series B Stock.

Ranking	The Series B Stock ranks equal to our Series C Stock and common stock, but ranks junior to our Series A Stock and to our indebtedness.

Dividends	If we declare dividends, the Series B Stockholders will receive dividends on a pro rata basis with our Series C Stockholders and common stockholders.

Liquidation Rights
Upon liquidation, dissolution or winding up of our company, the holder of Series B Stock is entitled to an amount equal to the amount distributable per share of common stock multiplied by the number of shares of common stock into which the Series B Stock can be converted.

Voting Rights	The Series B Stockholders have no voting rights except in the limited circumstances described below:

So long as there are 200,000 shares of Series B Stock outstanding, the affirmative vote of 75% of the Series B Stock is required for us to take the following actions:

•	To authorize the issuance of a series of stock ranking equal or senior to the Series B Stock with respect to the distribution of assets on liquidation, dissolution, and winding up.

•	To amend provisions of the Series B Stock that will adversely affect any rights of the stock.

•	To repurchase, redeem, or pay dividends on shares of common stock other than de minimus repurchases or contractual redemption obligations.

•	To amend the articles of incorporation or bylaws to materially and adversely affect the rights of Series B Stock.

•	To reclassify our outstanding securities in a way that adversely affects Series B Stock rights.

•	To voluntarily file for bankruptcy, liquidate assets or make an assignment for the benefit of our creditors.

•	To discontinue involvement in the business of commercializing medical devices.

•
To approve a merger into another corporation, the sale of substantially all of the assets of the corporation, or the sale or disposition of 50% of the voting shares of the corporation in which the Series B Stock does not maintain its relative powers and preferences.

Conversion Rights	The Series B Stock is convertible into shares of common stock at any time, in whole or in part, at the option of the holder.

For each share of Series B Stock converted, the holder will be entitled to receive a number of shares of common stock equal to the quotient of: (1) $8.72, divided by (2) the conversion price in effect as of the date of the delivery of the holder’s notice of election to convert.

The conversion price is initially $2.18 per share, but is subject to adjustment for certain events, including stock splits, stock dividends, distributions, reclassifications or reorganizations. The conversion price adjustment does not apply to the issuance of shares in certain transactions identified in the certificate of designations unless the holder of the Series B Stock waives the restriction.

The Series B Stock cannot be converted into common stock if the conversion will result in the holder beneficially owning in the aggregate more than 9.9% of our common stock outstanding.  The holder may waive the restrictions 60 days after giving written notice to MedPro.

Buy-In Rights
If, upon receipt of a notice of conversion, we fail to transmit to the holder of Series B Stock, certificates representing the shares of common stock issuable upon conversion, and the holder is required to purchase shares of common stock to deliver in satisfaction of a sale of the shares to have been issued upon the conversion, then we must pay the holder in cash the amount by which the holder’s total purchase price for the common stock exceeds the amount obtained by multiplying (1) the number of shares of common stock issuable upon conversion of the Series B Stock that we were required to deliver, by (2) the price at which the sell order giving rise to such purchase obligation was executed. In addition, at the option of the holder, we must either reinstate the shares of Series B Stock and the equivalent number of shares of common stock or deliver to the holder the number of shares of common stock that would have been issued if we have timely complied with our conversion and delivery obligations.

Rights if Unable to Fully Convert
If we cannot issue shares of common stock for any reason, we will issue as many shares of common stocks as we can. With respect to the unconverted Series B Stock, the holder can elect within 7 business days of MedPro’s receipt of notice:

•
To require us to issue restricted shares of common stock, if we cannot fully convert because we failed to have a sufficient number of shares of common stock registered for resale under the registration;

•	To void its conversion notice and retain the shares of Series B Stock; or

•	To exercise its buy-in rights.

No Preemptive Rights
A holder of Series B Stock will not have the right to subscribe for, purchase or receive any part of any new or additional shares of any class of our shares, or any of our debt securities convertible into shares, except for the holder’s conversion rights. Our board of directors will have the power to authorize us to issue shares (other than Series B Stock) or debt securities on such terms and for such consideration as the board deems advisable.

Restriction on Issuance of Stock	If at least 200,000 shares of Series B Stock are outstanding, the affirmative vote of 75% of the outstanding shares of Series B Stock is required to issue additional shares of Series B Stock.

Vote to Change Terms
If at least 200,000 shares of Series B Stock are outstanding, the affirmative vote of 75% of the outstanding shares of Series B Stock is required to change the certificate of designation or the articles of incorporation in a manner that alters the rights of the Series B Stock.

Series C Convertible Preferred Stock

By resolution dated March 24, 2009, our board of directors designated 1,572,000 of the unissued preferred shares as Series C Stock.  On March 27, 2009, we completed transactions with VOMF and VCAF in which the two funds exercised a portion of their Series C warrants for cash totaling $3,000,000 and exchanged the balance of their Series C warrants plus all of their Series A and Series B warrants for shares of Series C Stock.  The two funds together acquired 1,571,523 shares of Series C Stock as a result of the warrant exercise and exchange.  Each share of Series C Stock converts into ten shares of common stock, which is subject to adjustment as described below.  The following is a summary of the material rights, preferences, privileges, and restrictions of the Series C Stock.

Ranking	The Series C Stock ranks equal to our Series B Stock and common stock, but ranks junior to our Series A Stock and to our indebtedness.

Dividends	If we declare dividends, the Series C Stockholders will receive dividends on a pro rata basis with our Series B Stockholders and common stockholders.

Liquidation Rights
Upon liquidation, dissolution or winding up of our company, the holder of Series C Stock is entitled to an amount equal to the amount distributable per share of Common Stock multiplied by the number of shares of Common Stock into which the Series C Stock can be converted.

Voting Rights	The Series C Stockholders have no voting rights except in the limited circumstances described below:

So long as there are 200,000 shares of Series C Stock outstanding, the affirmative vote of 75% of the Series C Stock is required for us to take the following actions:

•	To authorize the issuance of a series of stock ranking equal or senior to the Series C Stock with respect to the distribution of assets on liquidation, dissolution, and winding up.

•	To amend provisions of the Series C Stock that will adversely affect any rights of the stock.

•	To repurchase, redeem, or pay dividends on shares of common stock other than de minimus repurchases or contractual redemption obligations.

•	To amend the articles of incorporation or bylaws to materially and adversely affect the rights of Series C Stock.

•	To reclassify our outstanding securities in a way that adversely affects Series C Stock rights.

•	To voluntarily file for bankruptcy, liquidate assets or make an assignment for the benefit of our creditors.

•	To discontinue involvement in the business of commercializing medical devices.

•
To approve a merger into another corporation, the sale of substantially all of the assets of the corporation, or the sale or disposition of 50% of the voting shares of the corporation in which the Series C Stock does not maintain its relative powers and preferences.

Conversion Rights	The Series C Stock is convertible into shares of common stock at any time, in whole or in part, at the option of the holder thereof.

For each share of Series C Stock converted, the holder will be entitled to receive ten shares of common stock.

The conversion rate is subject to adjustment for certain events, including stock splits, stock dividends, distributions, reclassifications or reorganizations.  The conversion price adjustment does not apply to the issuance of shares in certain transactions identified in the certificate of designations unless the holder of the Series C Stock waives the restriction.

The Series C Stock cannot be converted into common stock if the conversion will result in the holder beneficially owning in the aggregate more than 9.9% of our common stock outstanding.  The holder may waive the restrictions 60 days after giving written notice to MedPro.

Buy-In Rights
If, upon receipt of a notice of conversion, we fail to transmit to the holder of Series C Stock, certificates representing the shares of common stock issuable upon conversion, and the holder is required to purchase shares of common stock to deliver in satisfaction of a sale of the shares to have been issued upon the conversion, then we must pay the holder in cash the amount by which the holder’s total purchase price for the common stock exceeds the amount obtained by multiplying (1) the number of shares of common stock issuable upon conversion of the Series C Stock that we were required to deliver, by (2) the price at which the sell order giving rise to such purchase obligation was executed. In addition, at the option of the holder, we must either reinstate the shares of Series C Stock and the equivalent number of shares of common stock or deliver to the holder the number of shares of common stock that would have been issued if we have timely complied with our conversion and delivery obligations.

Rights if Unable to Fully Convert
If we cannot issue shares of common stock for any reason, we will issue as many shares of common stock as we can. With respect to the unconverted Series C Stock, the holder can elect within 7 business days of MedPro’s receipt of notice:

•
To require us to issue restricted shares of common stock, if we cannot fully convert because we failed to have a sufficient number of shares of common stock registered for resale under the registration;

•	To void its conversion notice and retain the shares of Series C Stock; or

•	To exercise its buy-in rights.

No Preemptive Rights
A holder of Series C Stock will not have the right to subscribe for, purchase or receive any part of any new or additional shares of any class of our shares, or any of our debt securities convertible into shares, except for the holder’s conversion rights. Our board of directors will have the power to authorize us to issue shares (other than Series C Stock) or debt securities on such terms and for such consideration as the board deems advisable.

Restriction on Issuance of Stock	If at least 200,000 shares of Series C Stock are outstanding, the affirmative vote of 75% of the outstanding shares of Series C Stock is required to issue additional shares of Series C Stock.

Vote to Change Terms
If at least 200,000 shares of Series C Stock are outstanding, the affirmative vote of 75% of the outstanding shares of Series C Stock is required to change the certificate of designation or the articles of incorporation in a manner that alters the rights of the Series C Stock.

Restrictions on Transfer
The holders have entered into lock-up agreements covering 1,433,909 shares of Series C Stock and the 14,339,090 common shares issuable upon conversion of those shares of Series C Stock (together, "lock up shares").  The holders have agreed not to sell, assign or otherwise transfer the lock up shares before March 26, 2010, and during the 12 months thereafter, not to transfer more than one-twelfth (1/12th) of the lock-up shares per calendar month.  The lock-up agreements permit the holders to transfer any of the lock up shares: (1) in connection with a bona fide margin account or as collateral for any loan; (2) to an affiliate of the holder, provided the affiliate agrees to be bound by the lock-up restrictions or (3) as a distribution to stockholders, partners or members of the holder, provided such persons agree to be bound in writing by the lock-up restrictions.

Common Stock Purchase Warrants

The following table presents, for each class of our warrants outstanding as of May 7, 2010, the number of common shares subject to the warrants, the exercise price, the issuance date, and the expiration date of the warrants.

Warrant Series	No. of shares	Exercise price	Issuance date	Expiration date

A	512,941	$1.81	12/28/2007	12/28/2012
B	512,941	1.99	12/28/2007	12/28/2012
AA	533,458	1.81	12/28/2007	12/28/2012
Other warrants:
	100,000	1.99	7/13/2007	7/13/2011
	75,000	3.75	7/13/2007	7/13/2011
	212,500	4.00	2/26/2010	2/26/2015
	112,500	4.00	3/31/2010	3/31/2015
	208,334	3.00	4/30/2010	4/30/2015

	2,267,674	$2.35

Warrants Issued in Connection with Sale of Series A Stock

Each unit sold to the Series A Stockholders on December 28, 2007, was comprised of one share of Series A Stock, one Series A warrant and one Series B warrant. If an investor purchased units for an aggregate purchase price of $5,000,000 or more, one Series J warrant and one Series C warrant was also included in each unit purchased.

Each Series A warrant entitles the holder to purchase one share of common stock at a purchase price of $1.81 per share, 93% of the purchase price per share of Series A Stock.

Each Series B warrant entitles the holder to purchase one additional share of common stock at a purchase price of $1.99 per share, 102% of the purchase price per share of Series A Stock.

As of May 7, 2010, all of the Series J and Series C warrants had been exercised for cash or exchanged for shares of preferred stock and were no longer outstanding.

We also issued Series AA warrants to purchase a total of 533,458 shares of common stock to SC Capital Partners, LLC as a portion of the consideration for serving as our financial advisor in connection with our sale of Series A Stock on December 28, 2007.  Each Series AA warrant entitles the holder to purchase one share of common stock at a purchase price of $1.81 per share on terms comparable to the terms of the Series A warrants.

Warrants Issued in Connection with Bridge Financings

On February 26, 2010, we increased the outstanding principal balance of our bridge loan from Vision Opportunity Master Fund to $850,000 and extended the date on which all principal and interest is due and payable to June 30, 2010. In consideration, we issued VOMF a warrant to purchase 212,500 shares of our common stock at $4.00 per share.

On March 31, 2010, we increased the outstanding principal balance of the bridge loan by $450,000 to $1,300,000. In consideration, we issued to VOMF a warrant to purchase an additional 112,500 shares of our common stock at $4.00 per share.

On May 3, 2010, we entered into a credit agreement with VOMF that allows us to draw up to $300,000 per month, up to a maximum aggregate principal amount of $1,000,000. We agreed to issue warrants to purchase 166,666 shares of common stock upon the execution of the credit agreement and warrants to purchase 16,667 shares of common stock for each $100,000 drawn on the credit agreement. The exercise price of the warrants is $3.00 per share. On May 4, 2010, we received an initial $250,000 draw on the credit facility and issued a warrant to purchase 208,334 shares of common stock to VOMF.

Each of the warrants issued to VOMF in connection with bridge financings has a five-year term.

Other Warrants

We have issued warrants to purchase a total of 175,000 shares of common stock as compensation for the publication of a research report in a medical device industry publication. These warrants became exercisable when the report was delivered and will expire on December 28, 2012.  Warrants to purchase 100,000 shares are exercisable at $1.99 per share and warrants to purchase 75,000 shares are exercisable at $3.75 per share.

Adjustments to the Exercise Price and Number of Shares Underlying Warrants

The price per share and number of shares subject to purchase under each of warrant are subject to adjustment in the following circumstances:

•	the recapitalization, reorganization or reclassification of our company;
•	the consolidation, merger or sale of our company;
•	stock dividends, stock splits or reverse stock splits; or
•	the issuance of additional shares of common stock or common stock equivalents or other distributions made to the holders of common stock other than permitted transactions.

In addition, the bridge financing warrants issued to VOMF provide that if we issue shares of common stock at a price less than the warrant exercise price then in effect, the warrant exercise price will automatically adjust to the lower price per share paid for the additional shares of common stock.  The automatic adjustment feature does not apply if we issue shares in connection with the following permitted transactions:

•
our issuance of securities other than for cash in connection with a merger, acquisition, or consolidation that do not exceed 25% of our outstanding common stock of the Company as of the date of applicable bridge financing agreement;

•
the conversion or exercise of convertible or exercisable securities issued or outstanding on or before the date of the applicable bridge financing agreement or issued pursuant to that agreement (so long as the conversion or exercise price of such securities is not amended to reduce such price or adversely affect the warrant holders),

•
our grant of awards of common stock or stock options under the terms of our 2008 Stock and Incentive Compensation Plan or any future plan which does not exceed ten percent of our outstanding common stock as of the date of the applicable bridge financing agreement; and

•
our issuance of securities in connection with bona fide strategic license agreements or other partnering agreements so long as such issuances are not for the purpose of raising capital and are approved by a majority of its independent directors.

Cashless Exercise

Cashless exercise allows the warrant holders to receive a number of shares of common stock having a market value equal to the difference between the then-current market value of the number of shares for which the warrant is exercised and the exercise price for those shares.

The holders of Series AA warrants have the right to make a cashless exercise of their warrants.

The holders of Series A and Series B warrants have the right to make a cashless exercise of their warrants if we suspend the effectiveness of the registration of securities offered by this prospectus due to material nonpublic information.

VOMF has the right to make a cashless exercise of its bridge financing warrants beginning one year after the date of issuance.

Buy-In Rights

Our Series A, B and AA warrants and our bridge financing warrrants provide that if we fail to transmit certificates representing the shares of common stock issuable upon exercise of the warrant to a warrant holder, and the holder is required to purchase shares of common stock to deliver in satisfaction of a sale of the shares to have been issued upon the exercise of the warrant, then we must pay the holder in cash the amount by which the holder’s total purchase price for the common stock exceeds the amount obtained by multiplying (1) the number of shares of common stock issuable upon exercise of the warrant that we were required to deliver, by (2) the price at which the sell order giving rise to such purchase obligation was executed.

Registration Rights

We entered into a registration rights agreement with the Series A Stockholders that requires us to register their "registrable securities" with the SEC for public resale.  "Registrable securities" are the shares of our common stock issuable upon (a) the conversion of the Series A Stock and (b) the exercise of the related Series A and Series B warrants.  The following is a summary of the material terms of the registration rights agreement.

Resale Registration
We must (and did) file a registration statement within 60 days after closing, subject to certain exceptions, to register all registrable securities.  The registration statement will cover additional shares of common stock resulting from stock splits, dividends or other similar transactions with respect to the registrable securities.

We must use commercially reasonable efforts to promptly cause the registration statement to become effective and stay continuously effective, including post-effective amendments and additional registration statements, until the earlier of (i) the date when all registrable securities covered under the registration statement have been sold or (ii) the date when the registrable securities can be sold without any restriction pursuant to Rule 144 of the Securities Act.

Liquidated Damages	If we fail to file:

•	The registration statement within 60 days after closing the sale to the Series A Stockholders (which we filed by the deadline);

•
A request for acceleration of effectiveness of the registration statement within 3 business days after the SEC notifies us that a registration statement will not be reviewed (which we filed by the deadline); or

•	A subsequent registration statement if the original registration statement ceases to be effective before expiration of the effectiveness period; or

If we postpone or suspend effectiveness of a registration statement under this for more than 60 days in the aggregate during any 360-day period; or

If trading in our common stock is suspended or if our common stock is no longer quoted on or is delisted from the OTC Bulletin Board (or other principal exchange on which the common stock is traded) for any reason for more than three business days in the aggregate;

Then we must pay liquidated damages to each holder equal to 1.5% of the holder's initial investment in the Series A Stock then held by the holder for each calendar month, or portion thereof, until the failure or breach is cured.  Liquidated damages will not exceed an aggregate of 20% of the amount of the holder's initial investment in the Series A Stock.

Piggy-Back Registrations
If we register securities for an offering for sale (other than registrations in connection with the acquisition of a business or with employee benefit plans), then we must register the shares of our common stock issuable upon the conversion of Series A Stock or the exercise of warrants, upon the request of a Series A Stockholder.

Demand Registration Rights
Series A Stockholders may make a written request for registration of shares of common stock not previously registered that are issued upon the occurrence of a "major transaction" or "triggering event."  We must use our reasonable best efforts to register the shares no later than 120 days after the holder's request and keep the registration statement continuously effective for as long as the holder shall request, but no later than the date that the shares of common stock may be offered for resale to the public without restriction pursuant to Rule 144.

A "major transaction" includes certain consolidation or merger transactions, the sale of more than 50% of our assets, or the purchase of more than 50% of the outstanding shares of our common stock.

"Triggering events" include:

(1)
Lapse of the effectiveness of the registration statement for 20 consecutive trading days, or unavailability of the registration statement for sale of our common stock for 20 consecutive trading days and our common stock cannot be sold in the public securities market, provided that the unavailability is not due to factors solely within the control of the Series A Stock holder.

(2)
Suspension from listing or trading on any one of, or the failure of our common stock to be listed or traded on at least one of: the OTC Bulletin Board, the Nasdaq National Market, the Nasdaq Capital Market, the New York Stock Exchange, or the American Stock Exchange for five consecutive trading days.

(3)	Notice of our inability to convert Series A Stock into shares of common stock.

(4)
Breach of a term of the purchase agreement, the certificate of designation or any other agreement delivered in connection with the sale of the Series A Stock that has a materially adverse effect and is not a curable breach of a covenant that continues for more than 10 business days.

Expenses
We will bear all expenses of any registration described above, other than any underwriting, discounts, commissions, transfer taxes or fees incurred by the holders of registrable securities in connection with the sale of registrable securities.

Assignment	The registration rights of the holders of registrable securities can be assigned to the holders and subsequent successors and assigns.

SHARES ELIGIBLE FOR FUTURE SALE

As of May 7, 2010, we had 13,149,148 shares of common stock issued and outstanding. In addition, 6,668,230 shares of common stock are issuable upon the conversion of our 6,668,230 shares of Series A Stock outstanding, 5,975,116 shares of common stock are issuable upon the conversion of our 1,493,779 shares of Series B Stock, 15,215,230 shares of common stock are issuable upon the conversion of our 1,521,523 shares of Series C Stock outstanding, and 2,059,340 shares of common stock are issuable upon the exercise of outstanding warrants to purchase our common stock.

Under this registration statement we are registering a total of 2,402,029 shares of our common stock for resale by our Series A Stockholders.  The shares include 1,376,147 shares issuable upon the conversion of preferred stock, and 1,025,882 shares issuable upon the exercise of warrants to purchase our common stock.

Future sales of substantial amounts of our common stock in the public market could cause our prevailing market prices to decline. A large number of our shares of common stock outstanding will not be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below. Sales of substantial amounts of our common stock in the public market after these restrictions lapse could depress our prevailing market price and limit our ability to raise equity capital in the future.

We issued 11,878,685 shares of common stock on December 28, 2007 in connection with the merger with Dentalserv.com.  On January 4, 2008, we filed a Current Report on Form 8-K and our company ceased be a shell company.  Under Rule 144, at the end of the one-year holding period that expired on January 4, 2009, shareholders who received shares of our common stock in the merger and are not current directors, executive officers or other affiliates of our company may sell their shares, provided that we remain current with our SEC filing obligations.  Non-affiliate shareholders other than our preferred stockholders held approximately 4,921,000 shares (or 37.4%) of our common stock as of.

Shareholders who formerly were affiliates, as that term is defined in Rule 144, of Dentalserv.com before the December 28, 2007 merger held approximately 1,267,000 shares of our common stock, as of January 4, 2009. This group includes VOMF and VCAF.  The Rule 144 trading restrictions applicable to these shareholders expired on January 4, 2009, assuming that they are deemed not to be affiliates of our company.

Shareholders who received shares of our common stock in connection with the merger and whom we believe to be affiliates of our company hold approximately 6,288,386 shares (or 47.8%) of the common stock outstanding.  Beginning when the initial holding period expired on January 4, 2009, affiliates may sell their shares subject to additional conditions of Rule 144.  In general, under Rule 144, an affiliate who has beneficially owned shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of outstanding shares of our common stock, or 131,491 shares as of May 7, 2010; or

•	the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144 must comply with manner of sale provisions and notice requirements, and information about us must be publicly available.

Preferred Stock

On December 28, 2007, we issued 6,668,230 shares of Series A Stock that are convertible into 6,668,230 shares of common stock.  The initial Rule 144 holding period with respect to the Series A Stock and the underlying common shares into which they convert expired on January 4, 2009.

VOMF and VCAF exercised warrants in September and October 2008, and purchased 1,493,779 shares of Series B Stock convertible into 5,975,116 shares of common stock.  As of the date of this prospectus, the initial six-month Rule 144 holding period now applicable to our shares had expired with respect to all of the outstanding shares of Series B Stock and the underlying common shares into which they convert.

On March 27, 2009, we completed transactions with VOMF and VCAF in which the two funds exercised a portion of their Series C warrants for cash and exchanged the balance of their Series C warrants plus all of their Series A and Series B warrants.  In these transactions, we issued a total of 1,571,523 shares of Series C Stock, which are convertible into 15,715,230 shares of common stock.  With respect to the 1,433,909 shares of Series C Stock exchanged for warrants, and the underlying 14,339,090 shares of common stock into which they convert, the initial holding period under Rule 144 would be to deemed to have expired on January 4, 2009.  VOMF and VCAF have agreed not to transfer or dispose of, directly or indirectly, any of these shares of Series B Stock and common stock for a period of one year, and then not to sell more than one-twelfth of the shares per month during the subsequent twelve months.  With respect to the 137,614 shares of Series C Stock received upon the exercise of warrants for cash, and the underlying 1,376,140 shares of common stock, the Rule 144 holding period expires on September 27, 2009.

Stock Purchase Warrants

As of May 7, 2010, warrants to purchase 2,267,674 shares of our common stock were issued and outstanding.  A table showing the issuance and expiration dates of all of our warrants is on page 65 under “Description of Capital Stock — Common Stock Purchase Warrants.”

The shares being registered under this prospectus include 1,025,882 shares of common stock issuable upon the exercise of our Series A and Series B warrants. The 1,241,792 shares issuable upon the exercise of our other outstanding warrants have not been registered for resale.  In general, each warrant has a five-year term and is currently exercisable. Any shares issued upon the exercise of these warrants for cash will be subject to an initial six-month holding period before the shares can be sold under Rule 144.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

•	block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker/dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker/dealers engaged by the selling stockholders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the selling stockholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay certain fees and expenses incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier (i) the date that is two years after the last day of the calendar month following the month in which the effective date of the registration statement occurs, (ii) the date when the selling stockholder may sell all securities registered under the registration statement under Rule 144 without volume or other restrictions or limits or (iii) the date the selling stockholders no longer own any of the securities registered under the registration statement.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Armstrong Teasdale LLP, St. Louis, Missouri and Las Vegas, Nevada. Certain other matters have been passed upon for us by Frost Brown Todd LLC, Louisville, Kentucky.

EXPERTS

The financial statements of MedPro Safety Products, Inc. as of December 31, 2009 and 2008, and for each of the two years in the period ended December 31, 2009, have been audited by Rodefer Moss and Co., PLLC, independent registered public accounting firm, as set forth in its report appearing herein and included in this registration statement in reliance upon such report.

WHERE YOU CAN FIND MORE INFORMATION

The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.  You also may access our periodic reports and ownership reports of our directors and executive officers on our corporate website http://www.medprosafety.com.  Shareholders may also request a copy of our SEC reports at no cost by telephoning us at (859) 225-5375 or by writing us at the following address:

MedPro Safety Products, Inc.
817 Winchester Road, Suite 200
Lexington, KY 40505
Attention: Marc T. Ray

INDEX TO FINANCIAL STATEMENTS

MedPro Safety Products, Inc.

MedPro Safety Products, Inc.
Balance Sheets
March 31, 2010 (Unaudited) and December 31, 2009

	March 31, 2010	December 31, 2009
ASSETS
Current Assets
Cash	$3,340,396	$4,072,443
Inventory	253,012	247,981
Accrued interest income	24,886	18,694
Prepaid expenses and other current assets	16,391	22,048

Total current assets	3,634,685	4,361,166

Property and Equipment
Equipment and tooling	1,083,066	1,042,869
Leasehold improvements	192,377	192,377
Computers, network and phones	198,567	197,574
Furniture and fixtures	118,019	118,019
Trade show booth	7,341	7,341

	1,599,370	1,558,180

Less: accumulated depreciation	288,949	252,966

Property and equipment, net	1,310,421	1,305,214

Other Assets
Intangible assets	8,941,185	9,067,457
Deferred financing costs	45,274	55,718

Total other assets	8,986,459	9,123,175

Total assets	$13,931,565	$14,789,555

See notes to financial statements.

MedPro Safety Products, Inc.
Balance Sheets (Continued)
March 31, 2010 (Unaudited) and December 31, 2009

	March 31, 2010	December 31, 2009
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$478,770	$406,121
Accrued interest payable	14,383	10,674
Current portion of long term debt	3,388,055	3,413,533
Current portion of technology transfer payments – Visual Connections, Inc.	-	250,000
Notes payable to and advances from shareholders	1,300,000	-
Derivative liabilities – fair value of warrants	370,026	-

Total current liabilities	5,551,234	4,080,328

Long-Term Liabilities
Notes payable - long term portion	277,778	694,444

Total long term liabilities	277,778	694,444

Total liabilities	5,829,012	4,774,772

Shareholders’ Equity
Preferred stock $.01 par value: 10,000,000 shares authorized:
Series A Preferred
6,668,229 shares issued and outstanding. Liquidation preference $1,364,793 and $1,215,544, respectively	66,682	66,682

Series B Preferred
1,493,779 shares issued and outstanding	14,937	14,937

Series C Preferred
1,571,523 shares issued and outstanding	15,715	15,715

Common stock
$.001 par value; 90,000,000 shares authorized; 13,215,311 issued and outstanding	13,215	13,215

Additional paid-in capital	68,868,950	67,410,070
Unearned share-based compensation	-	(167,600)
Treasury stock (105,080 common shares)	(386,370)	(386,370)
Accumulated deficit	(60,490,576)	(56,951,866)

Total shareholders’ equity	8,102,553	10,014,783

Total liabilities and shareholders’ equity	$13,931,565	$14,789,555

See notes to financial statements.

MedPro Safety Products, Inc.
Statements of Operations (Unaudited)
For the Three Months Ended March 31, 2010 and 2009

	March 31, 2010	March 31, 2009

Sales
Automation Services and Equipment	$-	$12,045
Total sales	-	12,045
Cost of goods sold and automation	-	12,045
Gross profit	-	-

Operating Expenses
Salaries, wages, and payroll taxes	2,263,950	2,241,539
Qualified profit sharing plan	14,436	18,489
Advertising and promotion	190,436	132,127
Product development costs	210,021	169,517
Professional and insurance	483,251	334,746
General and administrative	74,645	78,529
Travel and entertainment	127,749	102,341
Depreciation and amortization	172,698	27,788

Total operating expenses	3,537,186	3,105,076

Loss from operations	(3,537,186)	(3,105,076)
Other Income (Expenses)
Interest expense	(51,353)	(75,197)
Interest and dividend income	6,901	6,916
Change in fair value of derivative liabilities	42,928	22,250,157

Total other income (expenses)	(1,524)	22,181,876

Provision for income taxes	-	-

Net income /(loss)	$(3,538,710)	$19,076,800

Net earnings /(loss) per common share
Basic net earnings /(loss) per share	$(0.27)	$1.43
Fully diluted net earnings /(loss) per share	$(0.27)	$0.49

Shares used in computing earnings per share

Weighted average number of shares outstanding - basic	13,215,311	13,320,380

Weighted average number of shares outstanding - diluted	13,215,311	38,993,163

See notes to financial statements.

MedPro Safety Products, Inc.
Statements of Shareholders’ Equity
For the Three Months Ended March 31, 2010 (Unaudited)
and the Year Ended December 31, 2009

	Common Stock		Preferred Stock		Unearned	Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Compensation	Capital	Deficiency

Balance, January 1, 2009	13,320,366	$13,320	8,162,008	$81,619	$(21,885)	$37,346,609	$(65,328,139)

Series C convertible preferred shares issued for cash and exchange of warrants, net of issuance costs of $240,000 (fractional shares issued in common stock)	25	-	1,571,523	15,715	-	20,645,414	-

Share based vendor compensation	-	-	-	-	(145,715)	145,715	-

Earned portion of employee and director options	-	-	-	-	-	7,374,450	-

Write off balance of derivative liability	-	-	-	-	-	1,897,882	-

Purchase of treasury stock	(105,080)	(105)	-	-	-	-	-

Net income through December 31, 2009	-	-	-	-	-	-	8,376,273

Balance December 31, 2009	13,215,311	$13,215	9,733,531	$97,334	$(167,600)	$67,410,070	$(56,951,866)

Earned portion of employee and director options	-	-	-	-	-	1,871,836	-
Earned portion of vendor share based compensation	-	-	-	-	167,600	-	-
Derivative liabilities – warrants issued with debt	-	-	-	-	-	(412,956)	-
Net (loss) through March 31, 2010	-	-	-	-	-	-	(3,538,710)
Balance March 31, 2010	13,215,311	$13,215	9,733,531	$97,334	$-	$68,868,950	$(60,490,576)

See notes to financial statements.

MedPro Safety Products, Inc.
Statements of Cash Flows (Unaudited)
For the Three Months Ended March 31, 2010 and 2009

	March 31, 2010	March 31, 2009
Cash Flows From Operating Activities
Net income (loss)	$(3,538,710)	$19,076,800
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation	35,984	17,345
Amortization	136,714	10,443
Share based compensation	2,039,435	1,822,500
Change in fair value of warrant (derivative liabilities)	(42,928)	(22,250,157)
Changes in operating assets and liabilities
Accounts receivable and accrued interest	(6,191)	70
Inventory	(5,031)	125
Other current assets	5,657	56,156
Accounts payable and accrued expenses	76,356	204,374
Deferred revenue	-	(12,045)
Net cash flows from operating activities	(1,298,714)	(1,074,389)
Cash Flows From Investing Activities
Purchases of property and equipment	(41,189)	(204,414)
Net cash flows from investing activities	(41,189)	(204,414)
Cash Flows From Financing Activities
Payments on note - technology transfer payments	(250,000)	(500,000)
Proceeds from bank borrowings	-	1,501,827
Repayments on bank borrowings	(442,144)	(1,940,500)
Proceeds from notes payable to and advances from shareholders	1,300,000	208
Payments on notes payable to and advances from shareholders	-	(383,333)
Net cash from issuance of preferred shares	-	2,760,000
Net cash flows from financing activities	607,856	1,438,202
Net increase / (decrease) in cash	(732,047)	159,399
Cash at the beginning of the period	4,072,443	11,636,843
Cash at the end of the period	$3,340,396	$11,796,242
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$47,646	$93,128

Non-Cash Activity

Non-cash proceeds from issuance of Series C preferred shares – derivative liability exchanged for Shares	$-	$17,901,129

Non-cash portion of derivative liabilities associated with warrants issued with debt	$412,956	$-

See notes to financial statements.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements

NOTE 1 – BASIS OF PRESENTATION AND NATURE OF BUSINESS

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ended December 31, 2010.  For further information, refer to the Company’s financial statements and footnotes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2009.

NOTE 2 – INCOME TAXES

Income tax expense is provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes.  Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes.  The differences relate primarily to the effects of net operating loss carry forwards and differing basis, depreciation methods, and lives of depreciable assets. The deferred tax assets represent the future tax return consequences of those differences, which will be deductible when the assets are recovered.

No income tax benefit (expense) was recognized for the three months ended March 31, 2010 as a result of tax losses in this period and because deferred tax benefits, derived from the Company’s prior net operating losses, were previously fully reserved and the Company has cumulative net operating losses for tax purposes in excess of $21 million.

The Company currently has tax return periods open beginning with December 31, 2006 through December 31, 2009.

NOTE 3 – EARNINGS PER SHARE

In accordance with Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings Per Share”, which was primarily codified into Topic 260, basic earnings per share were computed using weighted average shareholdings of 13,215,311 and 13,320,380 for the three months ended March 31, 2010 and 2009.  There were no new common shares issued in the three months ended March 31, 2010.  There were 25 shares issued in the three months ended March 31, 2009.

The basic earnings per share are calculated on the weighted average number of common shares outstanding.  Diluted earnings per share are based on the weighted average number of common shares outstanding and all dilutive potential common shares outstanding.  Weighted average common shares outstanding assuming full dilution were 38,993,163 for the three months ended March 31, 2009.  Because the Company had a net loss for the three months ended March 31, 2010, there is no dilutive effect and both the basic and diluted losses per share were the same for this period.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements

NOTE 3 – EARNINGS PER SHARE – (Continued)

Basic earnings / (loss) per common share represents the amount of earnings / (loss) for the period available to each share of common stock outstanding during the reporting period.  Diluted earnings (loss) per common share is the amount of earnings (loss) for the period available to each share of common stock outstanding during the reporting period and to each share that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the period.

The Company’s potentially dilutive securities consist of options and warrants, as well as, convertible preferred stock.  Since the Company had a loss in 2010, the potentially dilutive options, warrants and preferred shares were not considered and earnings per share were only presented on a non dilutive basis.  In 2009, the Company had 1,627,376 warrants, 3,000,000 options and 9,733,531 preferred shares (in three different Series with different conversion features) which had an impact on calculating fully diluted earnings per share.  The common stock equivalent numbers of shares convertible from the preferred shares were 28,358,575 shares.  After adjustment for potential buy back of convertible preferred and warrants and options, the fully diluted shares were 38,993,163.

NOTE 4 - RECENT ACCOUNTING PRONOUNCEMENTS

Recent Accounting Pronouncements

Not Yet Adopted

In October 2009, the FASB issued new accounting guidance (Accounting Standards Update (ASU), 2009-13) related to revenue arrangements with multiple deliverables, Revenue Recognition (“Topic 605-25-65-1”): Multiple Deliverable Revenue Arrangements — A Consensus of the FASB Emerging Issues Task Force, that provides principles for allocation of consideration among an arrangement's multiple-elements, allowing more flexibility in identifying and accounting for separate deliverables. The guidance introduces an estimated selling price method for valuing the elements of a bundled arrangement if vendor-specific objective evidence or third-party evidence of selling price is not available, and significantly expands related disclosure requirements. This guidance is effective on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Alternatively, adoption may be on a retrospective basis, and early application is permitted. We are currently evaluating the impact of adopting this guidance on our financial statements.

Adopted

In June 2009, the FASB issued accounting guidance that eliminates the exemption from consolidation for qualifying special-purpose entities, effective for financial asset transfers occurring after the beginning of an entity's first fiscal year that begins after November 15, 2009. We currently do not have any of these entities.

In June 2009, the FASB issued accounting guidance that assists in determining whether an enterprise has a controlling financial interest in a variable interest entity. This guidance is effective as of the beginning of the first fiscal year that begins after November 15, 2009. We currently do not have any such arrangements.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements

NOTE 4 - RECENT ACCOUNTING PRONOUNCEMENTS – (Continued)

The FASB has issued Accounting Standard Update (ASU) No. 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments to the Codification in this ASU clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. This ASU codifies the consensus reached in EITF Issue No. 09-E, "Accounting for Stock Dividends, Including Distributions to Shareholders with Components of Stock and Cash."   The Company recognizes that the standard is applicable to its financial statements for this period but it has no applicable dividend transactions and therefore implementation has had no effect on its financial statements.  ASU 2010-01 is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis.

In January 2010, the FASB issued ASU, 2010-06, Fair Value Measurement and Disclosures (Topic 820-10-65-7), which relates to the disclosure requirements for fair value measurements and provides clarification for existing disclosures requirements. This update will require an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers.  It also will require entities to disclose information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This guidance clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and requires disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The new disclosures and clarifications of existing disclosure are effective for fiscal years beginning after December 15, 2009, except for the disclosure requirements for related to the purchases, sales, issuances and settlements in the roll forward activity of Level 3 fair value measurements.  Those disclosure requirements are effective for fiscal years ending after December 31, 2010. We have implemented this standard in our financial disclosures effective in the first quarter of 2010.

In April 2010, the FASB issued ASU 2010-10, Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts (Topic 740-10-S99-4), which relates to the impact of the differing signature dates for the two healthcare bills on the tax provision and deferred taxes of a registrant.  The Company believes that the standard has no impact on its financial statements or disclosures.

In June 2008, effective for financial statements issued after December 15, 2009, ASC 260-10-65-2, Determining Whether Instruments Granted in Share-Based Transactions Are Participating Securities, the FASB issued guidance on the impact on earnings per share of the inclusion of share-based transaction.  The adoption of Codification Topic ASC 260-10-65-2 did not have a material impact on the Company’s financial position, results of operations or earnings per share.

In December 2007, the FASB ratified Codification Topic ASC 808-10-65-1, Collaborative Arrangements, which applies to collaborative arrangements where no separate legal entity exists and in which the parties are active participants and are exposed to significant risks and rewards that depend on the success of the activity.  This issue, among other things, requires certain statement of operations presentation of transactions with third parties and of payments between parties to the collaborative arrangement, along with disclosure about the nature and purpose of the arrangement.  The provisions of Codification Topic ASC 808 are effective for fiscal years beginning on or after December 15, 2008.  The Company adopted Codification Topic 808 on January 1, 2009. The adoption of Codification Topic 808 did not have a material impact on the Company’s financial position or results of operations.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements

NOTE 4 - RECENT ACCOUNTING PRONOUNCEMENTS – (Continued)

In May 2009, the FASB issued Statement No. 165, Subsequent Events, which was primarily codified into ASC Topic 855 (“Topic 855”). Topic 855 establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this Statement requires the following: (a) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (b) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (c) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. In accordance with this Statement, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009. Topic 855 was updated by FASB Accounting Standards Update (“ASU”) 2010-09.

On February 24, 2010, the FASB issued ASU 2010-09, effective immediately, which amended ASC Topic 855, Subsequent Events. The amendments were made to address concerns about conflicts with SEC guidance and other practice issues. Among the provisions of the amendment, the FASB defined a new type of entity, termed an “SEC filer,” which is an entity required to file or furnish its financial statements with the SEC.  Entities other than registrants whose financial statements are included in SEC filings (e.g., businesses or real estate operations acquired or to be acquired, equity method investees, and entities whose securities collateralize registered securities) are not SEC filers. While an SEC filer is still required by GAAP to evaluate subsequent events through the date its financial statements are issued, it is no longer required to disclose in the financial statements that it has done so or the date through which subsequent events have been evaluated.  The Company does not believe the changes had a material impact on our results or financial position.

In February 2008, ASC 820-10-15-1A was amended, which delayed the effective date of ASC 820, Fair Value Measurements and Disclosures, for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal year 2009. The Company’s adoption of 820-10-15-1A on January 1, 2009 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In April 2008, ASC 350-30-65-1, Determination of the Useful Life of Intangible Assets (“ASC 350-30-65-1”), amended the factors considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350, Intangibles-Goodwill and Other , ASC 350-30-65-1 requires a consistent approach between the useful life of a recognized intangible asset under ASC 350 and the period of expected cash flows used to measure the fair value of an asset under ASC 805. ASC 350-30-65-1 also requires enhanced disclosures when an intangible asset’s expected future cash flows are affected by an entity’s intent and/or ability to renew or extend the arrangement. ASC 350-30-65-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and is applied prospectively. Early adoption is prohibited. The Company’s adoption of ASC 350-30-65-1 on January 1, 2009 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In June 2008, ASC 815-10-65-3, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock, provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under ASC 815-10-15-74(a),  Accounting for Derivative Instruments and Hedging Activities. ASC 815 is effective for fiscal years beginning after December 15, 2008 and early adoption for an existing instrument is not permitted. The Company’s adoption of ASC 815 on January 1, 2009 had a material impact on the Company’s financial position, results of operations and cash flows.  Its impact is more fully disclosed in the Notes to our financial statements and reflected on our Statement of Shareholders’ Equity.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements

NOTE 4 - RECENT ACCOUNTING PRONOUNCEMENTS – (Continued),

In December 2007, the FASB issued FASB ASC 805-10 (Prior authoritative literature: SFAS No. 141 (revised 2007), “Business Combinations”, which replaces FASB Statement No. 141). FASB ASC 805-10 establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination.  FASB ASC 805-10 will change how business combinations are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. The adoption of FASB ASC 805-10 did not have an impact on the Company’s financial position and results of operations although it may have a material impact on accounting for business combinations in the future which cannot currently be determined.

In April 2009, ASC 820-10-65-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, provided additional guidance for estimating fair value in accordance with ASC 820, Fair Value Measurements and Disclosures, when the volume and level of activity for the asset or liability have significantly decreased. This ASC also includes guidance on identifying circumstances that indicate a transaction is not orderly. This ASC emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. ASC 820-10-65-4 is effective for interim and annual reporting periods ending after June 15, 2009, and is applied prospectively. Accordingly, the Company adopted the provisions of ASC 820-10-65-4 on April 1, 2009.  The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, ASC 825-10-65-1, Interim Disclosures about Fair Value of Financial Instruments, was revised to require disclosures about fair value of financial instruments in interim as well as annual financial statements. This standard is effective for periods ending after June 15, 2009. Accordingly, the Company adopted the provisions of ASC 825-10-65-1 on April 1, 2009. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows. However, the provisions of ASC 825-10-65-1 may, in the future, result in additional disclosures with respect to the fair value of the Company’s financial instruments.

In January 2010, guidance was issued to alleviate diversity in the accounting for distributions to shareholders that allow the shareholder to elect to receive their entire distribution in cash or shares but with a limit on the aggregate amount of cash to be paid. The amendment states that the stock portion of a distribution to shareholders that allows them to elect to receive cash or shares with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance. The amendment is effective for interim and annual periods ending on or after December 15, 2009 and had no impact on the Company’s financial statements.  The Company does not currently, nor does it expect to issue dividends to shareholders in the foreseeable future.

In April 2009, guidance was issued by the FASB, ASC 320-10-65-1, Recognition and Presentation of Other Than Temporary Impairments, effective for financial statements issued after June 15, 2009, on the reporting for other than temporary impairments.  The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements

NOTE 4 - RECENT ACCOUNTING PRONOUNCEMENTS – (Continued),

Reclassifications

Certain amounts in the 2009 financial statements have been reclassified to conform to the classifications used to prepare the 2010 financial statements.  These reclassifications had no material impact on the Company’s financial position, results of operations, or cash flow as previously reported.

NOTE 5 – INVENTORY

The Company’s inventory consists primarily of the Needlyzer product less an amount that is necessary to adjust inventory to its estimated net realizable value less all applicable disposition costs.

NOTE 6 – INTANGIBLE ASSETS

The Company’s intangible assets consist primarily of intellectual properties (medical device patents) that give the Company the right to produce and exploit, commercially, certain medical devices.  The various patents include the skin and tube- activated blood collection devices with a cost of $2,525,425, the Key-Lok™ patent at $489,122, the syringe guard prefilled family of products at $4,845,000 and the winged infusion set at $1,250,000.

To date, two of the existing patents have been utilized to manufacture parts for testing and evaluation.  The Company expects to begin delivering product in the third quarter of 2010.  Amortization expense was $136,714 which included amortization of $126,271 for the intellectual property and amortization of prepaid loan fees of $10,443.  Estimated future amortization for the balance of this fiscal year is expected to be $546,011 and amortization of the following amounts for the fiscal years ended on December 31 are expected to be as follows:

Fiscal Year Ending December 31,	Amount

2011	$1,109,104
2012	1,821,909
2013	1,821,909
2014	1,695,638
After 12/31/14	1,907,706

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements

NOTE 7 – LONG-TERM DEBT

Long-term debt at March 31, 2010 and December 31, 2009 consisted of the following:

	March 31, 2010	December 31, 2009
Payable to Fifth Third Bank, Term Loan, interest payable at prime plus 2%, monthly principal payments of $138,889 beginning June 2008, maturing May 1, 2011, collateralized by an assignment of intellectual properties	$1,944,444	$2,361,111

Payable to Traditional Bank, Inc., Term loan, interest at 2.45% payable monthly, maturing June 30, 2010, secured by $1,500,000 interest bearing deposit account.	1,500,000	1,500,000

Payable to Whitaker Bank, Draw Loan, interest payable at 7.5% monthly payments of principal and interest of $10,000 due through July 23, 2010, secured by certain inventory of the Company and personally guaranteed by the Company’s Chairman, CFO and two other shareholders	221,388	246,866

	3,665,832	4,107,977

Less: current portion	3,388,055	3,413,533

Long-term portion	$277,777	$694,444

The term note at Traditional Bank was taken out to pay off the line of credit and was fully collateralized with a certificate of deposit.

The maturities of long-term for the remainder of this fiscal year will be $2,971,388 and the following table summarizes the maturities of long-term debt for the fiscal years ended December 31:

Fiscal Years Ended December 31
2011	$694,444

The financial covenant on the term note with Fifth Third Bank was amended on April 1, 2010 to provide a compensating balance requirement of the lesser of 50% of the outstanding loan balance or $750,000.  As of the first business day of each month the covenant amount, plus the current note payment then due, must be available in a Fifth Third account in the name of the Company.  In addition, the Company agreed to an assignment of its patents as collateral.  The Company also assigned the revenue stream from its minimum volume contracts, in the event of default.  We have also agreed to extinguish our loan with Fifth Third if we raise additional equity capital.  The former covenant required 100% of the loan balance to be covered by cash on deposit in a Company account held in Fifth Third Bank.  The former covenant will be reinstated after September 30, 2010.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements

NOTE 8 – NOTES PAYABLE TO AND ADVANCES FROM SHAREHOLDERS

Notes payable to and advances from shareholders represent loans and advances received from officers, directors, shareholders and entities over which they exert significant control. They are comprised of the following:

	March 31, 2010	December 31, 2009
Short term advances with no stated terms settled in the ordinary course of business	$61,097	$49,742

Demand and promissory notes with varying interest rates and conversion features	1,300,000	-

Less amounts reflected in accounts payable	(61,097)	(49,742)

	$1,300,000	$0

Short term advances consisted of $61,097 and $49,742 for March 31, 2010 and December 31, 2009, respectively, which were due to various related parties including a company controlled by our Chairman for charter air services and unpaid expense reports submitted after year-end totaling $35,550.  An additional $3,634 of expense reports due to our Chief Operating Officer and an employee were part of the year-end short term advances.  Finally, the Company owed SC Capital $10,557 for travel expenses incurred in 2009 but billed in 2010.  At March 31, 2010, the unpaid advances and invoices for services consisted of $60,156 due to SC Capital and $941 due to employees for expense reports.

2010 VOMF Bridge Loans

On February 8, 2010, MedPro borrowed $500,000 from VOMF.  The loan provided MedPro with additional liquidity.  The outstanding principal balance bears interest at an annual rate of 6%, and all principal and interest was originally due and payable on March 31, 2010.

Under the terms of the note purchase agreement, we agreed to add a representative of VOMF to our board of directors upon VOMF’s request.  Other covenants of the note purchase agreement provide that without the written consent of VOMF, we will not guarantee or incur additional indebtedness in excess of $100,000, other than trade accounts payable incurred in the ordinary course of business, refinancing of current indebtedness, and financing secured by purchase money liens, liens on equipment and other permitted liens.  We also agreed not to sell any of our properties, assets and rights including, without limitation, its software and intellectual property, to any person except for sales to customers in the ordinary course of business; or with the prior written consent of VOMF.

On February 26, 2010, we increased the outstanding principal balance of the bridge loan to $850,000 and extended the date on which all principal and interest is due and payable to June 30, 2010.  In consideration, we issued to VOMF a five-year warrant to purchase 212,500 shares of our common stock at $4.00 per share.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements

NOTE 8 – NOTES PAYABLE TO AND ADVANCES FROM SHAREHOLDERS – (Continued)

On March 31, 2010, the Company borrowed an additional $450,000 from VOMF and issued a new 6% promissory note and a five-year warrant to purchase 112,500 shares of our common stock at $4.00 per share.  At March 31, 2010, the outstanding principal amount of short-term notes from VOMF totaled $1,300,000.  All principal and interest is due and payable to June 30, 2010.  The notes and warrants issued on February 26, 2010 and March 31, 2010 have substantially similar terms.

On April 30, 2010, the Company executed a line of credit agreement with VOMF for $1,000,000, which the Company may draw in installments of up to $300,000 per month,.  The outstanding principal balance bears interest at 7% and is due on the earlier of January 1, 2011, or the date on which the Company raises $20,000,000 or more of new equity or debt.  The Company also agreed issue warrants to purchase 166,666 shares of common stock upon the execution of the credit agreement and warrants to purchase 16,667 shares of common stock for each $100,000 drawn on the credit agreement.  The exercise price of the warrants is $3.00 per share.  The initial $250,000 draw on this line was funded on May 4, 2010, at which time the Company issued 208,334 warrants for its common stock exercisable at $3.00 per share.

NOTE 9 – RELATED PARTY TRANSACTIONS

On March 6, 2008, the Company entered into a consulting agreement with SC Capital Partners, LLC to assist it with future capital requirements, strategic financial planning and support of the Company’s efforts to build shareholder liquidity.  The contract was replaced with a new contract on January 11, 2010.  The agreement calls for a retainer of $15,000 per month, plus out-of-pocket expenses, beginning on the date of execution.  The agreement may be terminated by the Company with appropriate notice or upon satisfaction of the goals of the agreement.  The agreement also contains certain fees for future capital milestones achieved.  Warren Rustand, a director of the Company, is a principal of SC Capital Partners, LLC.

The Company also issued Series AA warrants to purchase 533,458 common shares to SC Capital Partners, LLC for $1.81 per share as compensation for financial advisory services in connection with the December 28, 2007 private placement.  The terms of these warrants are comparable to the terms of the “A” warrants and expire on December 28, 2012.  None of the AA warrants have been exercised as of the date of the financial statements.

NOTE 10 – SHAREHOLDERS’ EQUITY

The Company is authorized to issue 90,000,000 shares of common stock with a par value of $0.001 per share, and 10,000,000 shares of preferred stock with a par value of $.01 per share, which is issuable in series.  Of the 10,000,000 shares of preferred stock authorized, 6,668,229 shares are designated as Series A Convertible Preferred Stock (“Series A Stock”), 1,493,779 shares are designated as Series B Convertible Preferred Stock (“Series B Stock”) and 1,571,523 shares are designated as Series C Convertible Preferred Stock (“Series C Stock”).

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements

NOTE 10 – SHAREHOLDERS’ EQUITY – (Continued)

At March 31, 2010, the Company’s issued and outstanding shares consisted of 13,215,311 shares of common stock, 6,668,229 shares of Series A Stock, 1,493,779 shares of Series B Stock, and 1,571,523 shares of Series C Stock.  In addition, warrants to purchase 1,734,340 shares of common and options for 3,332,971 shares of common were outstanding at March 31, 2010.  After March 31, 2010, the Company issued warrants to purchase 325,000 common shares at $4.00 per share and warrants to purchase 208,334 common shares at $3.00 per share, both in connection with debt issuances.

See Note 12 of the notes to our audited financial statements included in our Annual Report on Form 10-K for 2009 for a detailed description of the terms of our three series of preferred stock and stock purchase warrants issued and outstanding, including the accounting treatment.

The Company had previously authorized the issuance of warrants to purchase up to 68,036 common shares for $1.99 per share as compensation for the publication of a research report about the Company in a medical device industry publication.  These warrants became exercisable when the report was delivered to the Company and will expire on December 28, 2012.  During 2009, the Company and the warrant holder negotiated a settlement of a disagreement resulting in the issuance of an additional 31,964 warrants under the original terms and 75,000 warrants exercisable under the original timing but at the market price of $3.75 per share at the date of issuance.  Since the report was completed in the first quarter of 2010, we have expensed the unearned portion of these warrants in the first quarter of 2010.

On June 25, 2009, the Company announced that its Board of Directors had authorized the repurchase of up to one million shares of the Company’s common stock.  Through March 31, 2010 the Company had repurchased 105,080 of its shares in the open market transactions at an average price per share of $3.68.
Through April 30, 2010 (during the second quarter of 2010), the Company has acquired 46,498 additional shares of its own common stock at an average price of $3.03.  Overall shares repurchased have been 151,578 shares at $3.48 per share average cost.

NOTE 11 –STOCK PURCHASE WARRANTS

Effective for financial statements issued for fiscal periods beginning after December 15, 2008, or interim periods therein, ASC 815 (formerly, EITF 07-05) requires that warrants and convertible instruments with certain conversion or exercise price protection features be recorded as derivative liabilities on the balance sheet based on the fair value of the instruments.

The warrants the Company issued in connection with its sale of Series A Stock on December 28, 2007, possess features covered by ASC 815.  The warrants provide for cashless exercise after one year.  They also provided that if before January 1, 2009, we issued any additional shares of common stock at a price per share less than $1.81 (or the adjusted warrant exercise price then in effect) or without consideration, then the exercise price would adjust to the price per share paid for the additional shares of common stock upon each such issuance.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements

NOTE 11 –STOCK PURCHASE WARRANTS – (Continued)

To reflect the cumulative effect of adopting ASC 815, the Company reduced Additional Paid in Capital by $6,321,081, increased its Accumulated Deficiency by $35,081,114 and recorded a liability of $41,402,196 as of January 1, 2009.  The amount of the liability was determined by reference to the fair value of the warrants at January 1, 2009. Approximately 1% of the Company’s outstanding common was freely tradable at January 1, 2009. The thinly traded market for the Company’s shares at January 1, 2009, and the volatility of its trading price made the use of level one inputs (quoted market prices in active markets for the warrants or the Company’s shares) under FASB ASC 820 (formerly SFAS 157) as inappropriate. The Company used average share prices in a Black-Scholes calculation using volatility inputs from similar companies and taking into account the time it would take for the market to absorb the influx of over 19,000,000 common shares underlying the warrants based on then current trading volumes. As a result, some level two inputs, such as sales of warrants for cash, and some level three inputs, unobservable inputs developed using estimates and assumptions expected to be utilized by market participants, were used to determine fair value of the warrants for the derivative liability analysis.

After consideration of all the factors necessary to determine the value of the warrants as of January 1, 2009 for purposes of ASC 815 and ASC 820 and Company-specific issues regarding trading prices and trading volume, including the restricted status of nearly 99% of the Company’s common shares under Rule 144 through January 4, 2009, the following inputs were used to value the warrants. Share prices ranged from $7.88 at January 1, 2009 to $5.00 at March 24, 2009. The January price was based on a trailing 20-day average from the first trade in 2009 due to an extremely thin market and price volatility. The Company used a 50% discount from these quoted values in the Black-Scholes calculation in order to more closely approximate the only observable input for the warrant values based on the exercise of the Series C warrants for $2.18 per common share equivalent in March 2009. We also considered the expected inefficient market absorption of the common shares underlying the Series C Stock in the warrant exercise, reflecting the average daily trading volume of fewer than 700 shares during the first quarter of 2009. In addition, the Series C Stock issued in exchange for warrants in March 2009 as well as the 14,339,090 underlying shares of common stock cannot be transferred for one year, and are subject to additional “leak-out” transfer restrictions during the subsequent twelve months. The Company used comparable company volatility rates of 50% in January 2009 and 55% in March 2009. The discount rate was based on comparable term U.S. Treasury rates of 0.76% and 0.81%, respectively for January and March 2009.

In March 2009, two holders of Series A Stock exchanged all of their Series A, B and C warrants, exercisable for a total of 18,285,692 common shares, for $3,000,000 of cash and a total of 1,571,523 shares of new Series C Stock. Each share of Series C Stock converts into 10 common shares, a ratio equivalent to $2.18 per common share. The Company issued 137,614 shares of Series C preferred stock upon the exercise of a portion of the Series C warrants for the cash, plus an additional 1,433,909 shares of Series C preferred stock in exchange for all of the remaining Series A, B and C warrants held by the two stockholders. A small number of common shares were issued in lieu of fractional shares of Series C Stock. The liability for the warrants exchanged in March 2009 was recomputed using the Black-Scholes method with updated inputs and the difference was recorded as income from the decline in debt due to the reduction in fair value of the outstanding warrants at March 24, 2009 immediately before the exchange. The valuation difference on these warrants was $21,237,919 which accounts for the substantial portion of the total gain for the year ended December 31, 2009, of $21,603,185.

A total of 1,025,882 Series A and B warrants were outstanding at December 31, 2009. The cashless exercise feature terminated on August 12, 2009, when the Company’s registration statement became effective, and no derivative liabilities remained outstanding at December 31, 2009.  ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a fair value hierarchy that prioritizes the use of inputs used in valuation methodologies into the following three levels:

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements

NOTE 11 –STOCK PURCHASE WARRANTS – (Continued)

•
Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and must be used to measure fair value whenever available.

•
Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•
Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability. For example, level 3 inputs would relate to forecasts of future earnings and cash flows used in a discounted future cash flows method.

We concluded there was insufficient trading frequency and volume in MedPro’s shares to use the Level 1 inputs to value our warrants in a Black-Scholes calculation under ASC 820 as of January 1, 2009. In particular, we noted that nearly 99% of our outstanding common shares were restricted securities under Rule 144 that could not be traded in public markets through January 4, 2009, and our stock continued to trade sporadically thereafter. According, we used the following level 2 inputs and level 3 inputs for purposes of our ASC 815 and ASC 820 analysis:

•
MedPro share prices ranging from $7.88 at January 1, 2009 to $5.00 at March 24, 2009. The January price was based on a trailing 20-day average from the first trade in 2009 due to an extremely thin market and price volatility. These values were then discounted by 50% to more closely approximate the only observable input for the warrant values — the exercise of the Series C warrants for $2.18 per common share equivalent in March 2009.

•
The time it would take for the market to absorb the influx of over 19,000,000 common shares underlying the warrants, based on the average daily trading volume of fewer than 700 shares during the first quarter of 2009.

•
Transfer restrictions on the Series C Stock issued in exchange for warrants in March 2009, as well as the 14,339,090 underlying shares of common stock, which cannot be transferred for one year, and are subject to additional “leak-out” restrictions during the subsequent twelve months.

•	Share price volatility rates of 50% in January 2009 and 55% in March 2009 for comparable companies.

•	A discount rate based on comparable term U.S. Treasury rates of 0.76% and 0.81%, respectively for January and March 2009.

•	Average share prices using volatility inputs from similar companies, and taking into account common shares underlying the warrants based on then current trading volumes.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements

NOTE 11 –STOCK PURCHASE WARRANTS – (Continued)

The factors used to value the remaining derivative liability associated with the remaining A and B warrants as of June 30, 2009 included an estimate of the Company’s volatility calculated based on month end observations for the first six months of 2009 of approximately 55%. The Company’s share price at June 30, 2009 was $5.00. The risk free return rate for the remaining life of the derivatives was based on U S Treasury rates of 1.11% for the 1.75 years of estimated remaining life of the warrants. The A warrant was valued at $3.19 and the B warrant was valued at $3.01. Many of the conversion features expired in August 2009 when the registration statement for the common stock underlying convertible preferred stock and warrants became effective. Other terms expired at the end of 2009. By year end, all of the derivative liability had been written off or recognized as gain.

The warrants we issued during the quarter ended March 31, 2010 provide for cashless exercise after one year.  In addition, if we issue any additional shares of common stock at a price per share less than $4.00 (or the adjusted warrant exercise price then in effect) or without consideration, then the exercise price will adjust to the price per share paid for the additional shares of common stock upon each such issuance.

As a result of these features, the Company has recorded a liability for the fair market value of these warrants at their respective issue dates of $412,954.  The derivative liability was adjusted to $370,026 due to a decline in the market value of the warrants of $42,928 as of March 31, 2010.

The inputs used to value the derivative liability as of the issue date of the respective warrants and at March 31, 2010 were:

•	The market price of the Company’s stock on February 26, 2010 of $3.40 and March 31, 2010 of $3.10;
•	Estimated volatility for the quarter of – 48%
•	Risk free return rate – 2.3%
•	Estimated life of the warrants - 5 years

These inputs, coupled with the individual warrant exercise prices resulted in a Black-Scholes value of $1.34 for the February 26, 2010 warrants and $1.14 for the March 31, 2010 warrants.  The $0.20201 decline in the 212,500 warrants from February 26, 2010 to March 31, 2010 resulted in a gain of $42,928 on the derivative liability as of March 31, 2010.

The following table sets forth, by level, within the fair value hierarchy, the Company’s liabilities which have been reflected at fair value as of March 31, 2010:

	Level 1	Level 2	Level 3

Derivative liabilities	$-0-	$370,026	$-0-
Total liabilities reflected at fair value	$-0-	$370,026	$-0-

The following table presents information with respect to warrants to purchase the Company’s common stock outstanding at March 31, 2010:

Warrant	Number of Shares	Grant Date	Expiration Date	Exercise Price
Vendor	100,000	7/13/2007	07/13/2011	$1.99
Vendor	75,000	7/13/2007	07/13/2011	$3.75
Series AA	533,458	12/28/2007	12/28/2012	$1.81
Series A	512,941	12/28/2007	12/28/2012	$1.81
Series B	512,941	12/28/2007	12/28/2012	$1.99
Non Derivatives	1,734,340
VOMF	212,500	02/26/2010	02/26/2015	$4.00
VOMF	112,500	03/31/2010	03/31/2015	$4.00
Derivatives	325,000
Total	2,059,340

NOTE 12 – STOCK OPTIONS

On August 18, 2008, the Company adopted the MedPro Safety Products, Inc. 2008 Stock and Incentive Compensation Plan (“2008 Plan”) and issued stock options to its directors and employees in the amounts and on the terms agreed upon in the September 2007 stock purchase agreement with the Series A Stockholders.  The Company’s employees, including its three executive officers, were granted a total of 2,800,000 options.  The two non-employee directors each were granted 100,000 options.  The options may be exercised at an exercise price of $1.81 per share only on the earliest of the 30 days following January 1, 2013, the date of the holder’s death or 100% disability, termination of employment or service as a director, and the date of a change in control of the Company.  Because the exercise price was less than market price of MedPro stock on the date of grant, the Company set a date certain for the exercise of the options in order to qualify for exemptions from excise taxes under IRS deferred compensation rules.

The Company recorded unearned compensation expense of $14,580,000, or $4.86 per underlying share, for the grant of 3,000,000 employee and director stock options.  We valued the options utilizing the Black-Scholes model.  The unearned compensation is being charged to earnings over 24 months beginning on August 18, 2008.  The 24 month period coincides with the term of a non-competition covenant included in the option agreement. The Company recorded $1,822,500 of compensation expense for the first quarter of 2010 and 2009. The balance of the unearned compensation was $2,774,250 at March 31, 2010.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements

NOTE 12 – STOCK OPTIONS – (Continued)

On May 27, 2009, the Company issued incentive options to purchase 185,715 shares of common stock to its officers and employees pursuant to the MedPro Safety Products, Inc. 2008 Stock and Incentive Compensation Plan (“2008 Plan”).  The exercise prices were $4.24 for the 10% shareholder and $3.85 for the balance of the employees.  At the date of grant, the Company’s shares had been trading for at least one year.  In valuing the options utilizing the Black-Scholes method, the Company used the public trading price and the Company’s own volatility factor of 55% calculated based on closing prices calculated on a monthly basis.  Since the options were to three specific classes of employees (10% or more owners, officers and other employees) the expected life and risk free return factors differed.  The value of the CEO’s options was based on a 2.5 year life with 1.23% risk-free return.  The other officer options were based on a 5 year life and a 2.43% risk-free return.  Finally, the employee options were based on a 6 year life and a 2.83% risk-free return.  The resulting values were $1.21, $1.90 and $2.09 per option, respectively, utilizing these inputs.  Options by group were 25,974, 51,948 and 107,793.

A second round of incentive options to purchase 47,256 shares of common stock was issued to employees other than officers, on October 6, 2009.  The factors used to value these options were a life of 6 years, market prices for the stock value ($3.65 exercise price at date of grant), a 55% volatility factor and a 2.25% risk-free return.  The resulting option value was $1.95.

On August 24, 2009, the two directors who joined the board in October 2008 were each granted non-qualified options to purchase 50,000 shares of common stock on the same terms as the options issued to our other directors on August 18, 2008.  This additional grant of “in the money options” was approved by VOMF.  The factors utilized to value these options were a volatility factor of 53%, a life of 2 years, $3.70 fair value at grant based on market prices and a1.05% risk-free rate of return.  The resulting option value based on the $1.81 exercise price was $2.24.

On May 27, 2009, the Company awarded incentive stock options to purchase 185,715 common shares to its employees.  The exercise price of the options was $3.85 per share, the market price at the close of trading on the grant date, except that the exercise price for the options to purchase 25,974 shares awarded to the Company’s Chairman is $4.24, 110% of the market price, because he is a 10% shareholder.  The options are exercisable immediately and have a ten year term, except for the Chairman’s options, which are limited to a five-year term.  The Company recorded $355,106 of unearned compensation expense for the May 27, 2009 awards.  The unearned compensation is being recorded as expense over three different periods for the three different classes of employees at $5,819 per month.  The classes consist of the 10% or more shareholder employee, the other executive officers and the remainder of the employees.  The amortization periods range from 2.5 to 6 years.  Unearned compensation on these options was $296,229 at March 31, 2010.

On August 24, 2009, the Company’s Board approved the issuance of two 50,000 share options to the two newest directors under the same terms as the 2008 options previously granted to the employees and the other directors.  The shares are exercisable at $1.81 each and may only be exercised between January 1, 2013 and January 31, 2013.  The unearned compensation booked at August 24, 2009 for these two options was $224,372.  The amortized compensation for the three months ended March 31, 2010 was $28,047.  Unearned share-based compensation for these two directors at March 31, 2010 was $156,907.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements

NOTE 12 – STOCK OPTIONS – (Continued)

On October 6, 2009, the Company awarded incentive stock options to purchase 47,256 common shares to its employees, excluding officers.  The exercise price of the options was $3.65 per share, the market price at the close of trading on the grant date.  The options are exercisable immediately and have a ten year term. The Company recorded $91,944 of unearned compensation expense for the October 6, 2009 awards.  The unearned compensation is being recorded as expense over a six year life of the options at $1,277 per month.  Unearned compensation on these options was $84,502 at March 31, 2010. The following table summarizes stock option activity for the periods indicated:

	Three Months Ended March 31, 2010		Twelve Months Ended December 31, 2009
	Shares	Average weighted exercise price	Shares	Average weighted exercise price

Outstanding beginning	3,332,971	$1.95	3,000,000	n/a
Granted	0	n/a	332,971	$3.24
Exercised	0	n/a	0	n/a
Expired/cancelled	0	n/a	0	n/a
Outstanding, ending	3,332,971	$1.95	3,332,971	$1.95

The following table summarizes information about stock options outstanding and exercisable at March 31, 2010:

Weighted average exercise price	Options outstanding	Average weighted remaining contractual life (years)	Options Exercisable

$1.95	3,332,971	3.114	232,971

NOTE 13 – LEASE COMMITMENT WITH RELATED PARTY

The Company leases its office and storage facility in Lexington, Kentucky, under a non-cancelable operating lease with a related party.  On January 10, 2007, the Company signed a lease addendum that extended the term of the original 1998 lease through August 2012 with two five-year extension options.  The amended lease provides for lease payments of $3,500 per month from January 1, 2007, through July 31, 2007, and $6,500 per month from August 1, 2007, through January 31, 2008.  Beginning on February 1, 2008, the lease payment increased to $6,975 per month ($83,700 per year) for the remainder of the term when the Company increased its leased space by an additional 1,063 square feet.

Total lease expense was $20,925 and $83,700 for the three months ended March 31, 2010 and the year ended December 31, 2009, respectively.  Future minimum lease payments for the balance of this fiscal year are expected to be $62,775 and for future annual fiscal periods ended December 31 are as follows:

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements

NOTE 13 – LEASE COMMITMENT WITH RELATED PARTY – (continued)

Fiscal Year Ended December 31,

2011	$83,700
2012	55,800
Total	$139,500

NOTE 14 – DEVELOPMENT AND DISTRIBUTION AGREEMENTS

Joint Development Agreement

On March 8, 2010, the Company entered into a Joint Development Agreement with Helvoet Pharmaceutical N.V. relating to the development and distribution of our pre-filled passive safety syringe system.  The joint development agreement formalizes the relationship between MedPro and Helvoet and establishes their respective responsibilities and contributions to the project.

The agreement provides that we will develop the safety syringe portion of the pre-filled passive safety syringe system, and Helvoet will develop rubber components for the product including determining the appropriate chemical rubber formulation and component design for use with the medicament cartridge. The agreement also establishes a general framework for formalizing the role of additional participants in the project, including the responsibilities and contributions required as a minimum standard for participation.

Headquartered in Alken, Belgium, Helvoet is a worldwide manufacturer of rubber closures and aluminum and plastic caps for pharmaceutical packaging, drug delivery and diagnostics.  With more than 1,250 employees and five plants for rubber components and four plants for aluminum and plastic caps in Europe and the United States, Helvoet produces over 12 billion parts per year.  Helvoet is the pharmaceutical packaging division of the Daetwyler Holding, Altdorf, Switzerland.

Distribution Agreements

On July 15, 2008, the Company entered into two Medical Supply Manufacturing Agreements with an international manufacturer and supplier of medical products with a worldwide distribution network. The two agreements grant the distributor the right to manufacture, market and distribute MedPro’s Vacuette tube-activated and skin-activated blood collection systems and its winged blood collection set. Each agreement extends for six years from the commencement of initial commercial manufacturing of the applicable product.

The July 2008 agreements required the Company to perform multiple revenue generating activities, which are independent and distinct phases of the project.

•
First, the Company provided services, preparing and delivering the production line design for the Vacuette devices and the initial design and preproduction plan for the Wing product. The design plans include the design and specifications of the medical devices the lines would actually produce, thereby allowing a different contractor to use the plans to construct the production line.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements

NOTE 14 – DEVELOPMENT AND DISTRIBUTION AGREEMENTS – (Continued),

The arrangements contemplated the design plans would be delivered by October 1, 2008, and the Company would earn a $1 million fee for design services when the distributor accepted each of the plans.
•
Second, the Company was to construct the production lines. Payment was based on the estimated cost to manufacture the components and assemble the production line, plus a potential margin. Installments were to become payable upon achievement of agreed-upon milestones.

•	Third, the Company granted an exclusive license to the distributor to manufacture and sell the product, for which the Company would receive a royalty per unit sold.

The agreement for our tube-activated blood collection system and our skin activated blood collection device provided that the Company would design, construct, complete and successfully test an initial automated production line (“IPL”) for delivery at a mutually acceptable date not earlier than March 31, 2009.  Payment was to be made in three installments, beginning October 1, 2008 with the final payment due March 31, 2009.  The agreement provides for production of a designated minimum number of units each year during the first five years of the agreement. The distributor is obligated to pay the Company a production royalty per unit, totaling $33 million over this period. The distributor has the right to continue to manufacture the products and pay the production royalty in year six.

The agreement for our winged blood collection set provided that the Company would produce an initial design plan for the product for review and the distributor’s approval by October 1, 2008. Payment of the fee for design services was due upon delivery and acceptance of the initial design plan, at which time the Company was to initiate the construction of the production line. Payment for the construction phase was to be made in three equal installments upon the achievement of certain milestones leading to validation of the final production line.  The July 2008 agreement for the winged blood collection set also provides for production of a designated minimum number of units each year during the first five years of the agreement. The distributor is obligated to pay the Company a production royalty per unit, totaling $10.8 million over this period. The distributor has the right to continue to manufacture the products and pay the production royalty in year six.

We recorded program fees of $1,000,000 on each of the safety needle and the winged blood collection set projects in September 2008 when we delivered the automation plan for producing the safety needle and the design plan for the winged blood collection set.

In October 2008 we received an advance of $700,000 for costs associated with automation and other product development activities requested by our distributor.  In November 2008, the distributor informed us that it had decided to change the production lines to incorporate greater computerization and would modify the design plans and construct the production lines itself.  At December 31, 2008 we had spent $687,955 of the advance. In 2008 we recorded $235,100 of the advance as income from the reimbursement of automation expenses. We had also used the advance to purchase packaging equipment for $452,855, which cost was deferred, along with the associated revenue from our customer for its purchase, during 2008. After we reached an oral understanding with the customer during 2009 that we would retain the packaging equipment, we applied $452,855 of deferred revenue from the 2008 advance against the purchase price.  We will retain the equipment at a zero dollar carrying value.  We recognized the remaining $12,045 of deferred revenue from the 2008 advance during the first quarter of 2009.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Shareholders of MedPro Safety Products, Inc.

We have audited the accompanying balance sheets of MedPro Safety Products, Inc. as of December 31, 2009 and 2008, and the related statements of operations, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MedPro Safety Products, Inc. as of December 31, 2009 and 2008, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Rodefer Moss & Co., PLLC

Knoxville, Tennessee
March 29, 2010

MedPro Safety Products, Inc.
Balance Sheets
December 31, 2009 and 2008

	December 31, 2009	December 31, 2008
ASSETS
Current Assets
Cash	$4,072,443	$11,636,843
Accounts receivable, net of allowance of $21,225 and $15,837	-	-
Inventory	247,981	288,414
Accrued interest income	18,694	-
Prepaid expenses and other current assets	20,414	9,350
Prepaid investor relations costs	1,634	228,660
Prepaid costs of automation equipment	-	452,855

Total current assets	4,361,166	12,616,122

Property and Equipment
Equipment and tooling	1,042,869	751,725
Leasehold improvements	192,377	114,831
Computers, network and phones	197,574	126,061
Furniture and fixtures	118,019	81,213
Trade show booth	7,341	7,341

	1,558,180	1,081,171

Less: accumulated depreciation	252,966	146,680

Property and equipment, net	1,305,214	934,491

Other Assets
Intangible assets	9,067,457	9,109,547
Deferred financing costs	55,718	97,489

Total other assets	9,123,175	9,207,036

Total assets	$14,789,555	$22,757,649

See notes to financial statements.

MedPro Safety Products, Inc.
Balance Sheets (Continued)
December 31, 2009 and 2008

	December 31, 2009	December 31, 2008
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$406,121	$261,325
Accrued interest payable	10,674	34,276
Current portion of long term debt	3,413,533	3,262,660
Deferred revenue	-	464,900
Notes payable to and advances from shareholders	-	383,333
Current portion of technology transfer payments - Visual Connections, Inc.	250,000	2,000,000

Total current liabilities	4,080,328	6,406,494

Long-Term Liabilities
Notes payable - long term portion	694,444	2,607,435
Long-term portion of technology transfer payments - Visual Connections, Inc.	-	250,000

	694,444	2,857,435

Total liabilities	4,774,772	9,263,929

Shareholders’ Equity
Preferred stock $.01 par value: 10,000,000 shares authorized:
Series A Preferred
6,668,229 shares issued and outstanding. Liquidation preference $1,215,544 and $610,260, respectively.	66,682	66,682

Series B Preferred
1,493,779 and 1,493,779 shares issued and outstanding, respectively.	14,937	14,938

Series C Preferred
1,571,523 and 0 shares issued and outstanding, respectively.	15,715	-

Common stock
$.001 par value; 90,000,000 shares authorized; 13,215,311 and 13,320,366 shares issued and outstanding, respectively.	13,215	13,320
Additional paid-in capital	67,410,070	43,667,689
Unearned share-based compensation	(167,600)	(21,885)
Treasury stock (105,080 common shares)	(386,370)
Accumulated deficit	(56,951,866)	(30,247,024)

Total shareholders’ equity	10,014,783	13,493,720

Total liabilities and shareholders’ equity	$14,789,555	$22,757,649

See notes to financial statements.

MedPro Safety Products, Inc.
Statements of Operations
For the Years Ended December 31, 2009 and 2008

	For the Year Ended	For the Year Ended
	December 31, 2009	December 31, 2008

Sales
Needlyzer	$5,388	$1,180
Safe-Mate	-	17,948
Automation Services and Equipment	12,045	2,235,100
Total sales	17,433	2,254,228
Cost of goods sold and automation	11,679	245,724
Gross profit	5,754	2,008,504

Operating Expenses
Salaries, wages, and payroll taxes	9,229,378	3,909,255
Qualified profit sharing plan	195,656	151,131
Advertising and promotion	386,480	204,286
Product development costs	876,052	425,344
Professional and insurance	1,333,774	1,616,254
General and administrative	354,366	634,954
Travel and entertainment	458,279	372,843
Inventory write down	-	294,877
Other and loss on disposal of assets	2,892	202,494
Depreciation and amortization	191,112	117,165

Total operating expenses	13,027,989	7,928,603

Loss from operations	(13,022,235)	(5,920,099)
Other Income (Expenses)
Interest expense	(250,546)	(795,083)
Income from debt forgiveness	-	113,069
Interest income	45,869	62,547
Change in fair value of derivative liabilities	21,603,185	-

Total other income (expenses)	21,398,508	(619,467)

Provision for income taxes	-	-

Net income /(loss)	$8,376,273	$(6,539,566)

Net earnings /(loss) per common share
Basic net earnings /(loss) per share	$0.63	$(0.49)
Fully diluted net earnings /(loss) per share	$0.20	$-

Shares used in computing earnings per share
Weighted average number of shares outstanding - basic	13,296,075	13,285,072
Weighted average number of shares outstanding - diluted	42,170,030	-

See notes to financial statements.

MedPro Safety Products, Inc.
Statements of Shareholders’ Equity
For the Years Ended December 31, 2009 and 2008

	Common Stock		Preferred Stock		Unearned	Paid-In	Treasury	Accumulated
	Shares	Amount	Shares	Amount	Compensation	Capital	Stock	Deficiency	Total

Balance, December 31, 2007	13,285,072	$13,285	6,668,229	$66,682	$(21,885)	$27,628,366	$-	$(23,707,458)	$3,978,990
Series B convertible preferred shares issued for cash	-	-	1,493,779	14,938	-	13,010,815	-	-	13,025,753
Options granted to employees and Directors	-	-	-	-	(14,580,000)	14,580,000	-	-	-
Earned portion of employee and director options	-	-	-	-	2,693,250	-	-	-	2,693,250
Unearned portion of share based compensation	-	-	-	-	11,886,750	(11,886,750)	-	-	-
Common shares issued in exchange for services	35,294	35	-	-	-	335,258	-	-	335,293
Net loss	-	-	-	-	-	-	-	(6,539,566)	(6,539,566)
Balance, January 1, 2009	13,320,366	13,320	8,162,008	81,620	(21,885)	43,667,689	-	(30,247,024)	13,493,720
Cumulative effect of change in accounting principle						(6,321,081)	-	(35,081,115)	(41,402,196)
Balance, January 1, 2009, as adjusted	13,320,366	13,320	8,162,008	81,620	(21,885)	37,346,608	-	(65,328,139)	(27,908,476)
Series C convertible preferred shares issued for cash and exchange of warrants, net of issuance costs of $240,000 (fractional shares issued in common stock)	25	-	1,571,523	15,715	-	20,645,414	-	-	20,661,129
Unearned portion of share based compensation	-	-	-	-	(11,886,750)	11,886,750	-	-	-
Employee share based compensation	-	-	-	-	(671,423)	671,423	-	-	-
Share based vendor compensation	-	-	-	-	(145,715)	145,715	-	-	-
Earned portion of employee and director options	-	-	-	-	7,374,450	-	-	-	7,374,450
Unearned portion of share based compensation	-	-	-	-	5,183,723	(5,183,723)	-	-	-
Write off balance of derivative liability	-	-	-	-	-	1,897,881	-	-	1,897,881
Purchase of treasury stock	(105,080)	(105)	-	-	-	-	(386,370)	-	(386,475)
Net income through December 31, 2009	-	-	-	-	-	-	-	8,376,273	8,376,273
Balance December 31, 2009	13,215,311	$13,215	9,733,531	$97,335	$(167,600)	$67,410,068	$(386,370)	$(56,951,866)	$10,014,783

See notes to financial statements.

MedPro Safety Products, Inc.
Statements of Cash Flows
For the Years Ended December 31, 2009 and 2008

	For the Year Ended	For the Year Ended
	December 31, 2009	December 31, 2008
Cash Flows From Operating Activities
Net income (loss)	$8,376,273	$(6,539,566)
Adjustments to reconcile net income (loss) to net cash
flows from operating activities:
Depreciation and amortization	149,340	75,393
Amortization of financing costs	41,772	41,772
Write off of prepaid automation and asset disposition	2,892	200,000
Write-down of inventory to lower of cost or market	-	294,877
Loss on cancellation of license agreement	-	700,000
Stock issued for services	-	335,293
Share based compensation	7,282,507	2,693,250
Change in fair value of warrant (derivative liabilities)	(21,511,242)	-
Changes in operating assets and liabilities
Accounts receivable and accrued interest	(18,625)	22,525
Inventory	40,433	(37,336)
Other current assets	668,541	(686,732)
Accounts payable and accrued expenses	144,796	(1,431,752)
Accrued interest payable	(23,602)	(105,272)
Deferred revenue	(464,900)	-
Net cash flows from operating activities	(5,311,815)	(4,437,548)
Cash Flows From Investing Activities
Advances (to)/from SGPF, LLC	-	24,089
Proceeds from cancellation of license agreement	-	2,300,000
Purchase of intangible assets	-	(3,845,000)
Cost of property sold	-	202,494
Purchases of property and equipment	(480,865)	(293,756)
Net cash flows from investing activities	(480,865)	(1,612,173)
Cash Flows From Financing Activities
Collection of notes receivable	-	2,000,000
Payments on note - technology transfer payments	(2,000,000)	-
Payment of bank fees	-	(150,000)
Proceeds from bank borrowings	1,500,000	5,975
Repayments on bank borrowings	(3,262,119)	(1,063,160)
Proceeds from notes payable to and advances from shareholders	208	61,778
Payments on notes payable to and advances from shareholders	(383,333)	(2,534,912)
Net cash from issuance of preferred shares	2,760,000	13,025,751
Purchase of treasury stock	(386,476)	-
Net cash flows from financing activities	(1,771,720)	11,345,432
Net increase / (decrease) in cash	(7,564,400)	5,295,711
Cash at the beginning of the period	11,636,843	6,341,132
Cash at the end of the period	$4,072,443	$11,636,843
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$277,324	$786,858
Non-Cash Activity
Accrual for purchase of intangible assets		$2,750,000
Non-cash proceeds from issuance of Series C preferred shares – derivative liability exchanged for Shares	$17,901,129

See notes to financial statements.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 1 – NATURE OF BUSINESS

Nature of Business – MedPro Safety Products, Inc (“MedPro” or the “Company) is located in Lexington, Kentucky and engages in the business of selling medical equipment that protects against needlestick injuries and enhances the safety of patients and medical professionals in the healthcare industry.  MedPro has developed and/or acquired proprietary and unique technology that management believes will deliver the highest level of risk reduction technology to the industry.

Unless indicated otherwise, share amounts have been adjusted to reflect the effect of the January 2007 merger with Vacumate LLC and the December 2007 merger with Dentalserv.com, both described below.

MedPro was originally incorporated in Kentucky in 1995 and changed its corporate domicile to Delaware in 1999.  On January 10, 2007, MedPro merged with Vacumate LLC, a limited liability company in which MedPro shareholders, including its Chairman, owned a controlling interest.  Vacumate LLC was formed in March 2003 to re-acquire patents for the Vacumate technology after the Company defaulted on its financial obligations under an earlier agreement to acquire the patents.  To retain the opportunity to develop the technology when it had limited capital resources, MedPro entered into an agreement to develop the Vacumate technology in exchange for a 40% interest in Vacumate LLC.

The January 2007 merger combined Vacumate LLC and the Company in a manner that gave the equity owners of each party value in the combined Company equivalent to the value held in each of the predecessor companies.  In the merger:

•
each of the 60 ownership units of Vacumate LLC held by owners other than MedPro converted automatically into approximately 103,651 shares of the common stock of the combined Company (totaling approximately 6,219,000 shares); and

•
each of the shares of MedPro common stock issued and outstanding immediately before the effective time was reduced to approximately 0.18 shares of the common stock of the combined Company(totaling approximately 4,419,000 shares).

On December 28, 2007, the Company completed a reverse takeover merger with Dentalserv.com (“DRSV”), a Nevada corporation with nominal assets and no active business whose shares were registered under the Securities Exchange Act, resulting in MedPro becoming a public company.  The reverse takeover merger was a condition to a concurrent $13 million investment by Vision Opportunity Master Fund, Ltd. (“VOMF”) and three Sands Brothers Venture Capital Funds (“Sands Funds”) under the terms of the preferred stock purchase agreement among MedPro and those purchasers.

The following transactions occurred concurrently in connection with the reverse takeover merger:
•	The approximately 5.6 million then outstanding common shares of DRSV were combined into approximately 1.4 million common shares in a 1-for-4 reverse stock split.
•	VOMF and the Sands Funds were issued a total of 6,668,229 shares of convertible preferred stock and warrants to purchase common shares for a purchase price of $13,000,000.
•	The 24,829,118 common shares owned by the MedPro shareholders immediately before the merger were converted into 11,284,696 shares of DRSV, and DRSV was renamed “MedPro Safety Products, Inc.”

VOMF purchased 5,129,407 preferred shares and related warrants for $10,000,000 in cash and 1,025,881 preferred shares and related warrants for a $2,000,000 promissory note due March 31, 2008.  The Sands Funds purchased the remaining preferred shares and warrants for a total of $1,000,000 in cash.  VOMF paid its promissory note in full on March 3, 2008.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 1 – NATURE OF BUSINESS– (Continued)

VOMF and the Sands Funds were issued one Series “A” warrant and one Series “B” warrant for each share of preferred stock they purchased.  Both the “A” and “B” Warrants have a five-year term expiring on December 28, 2012.  The “A” warrants were exercisable for 6,668,229 common shares at $1.81 per share and the “B” warrants were exercisable for 6,668,229 common shares at $1.99 per share.  VOMF was also issued Series “J” warrants exercisable for 5,975,116 common shares at $2.18 per share that would have expired on December 28, 2008, and Series “C” warrants, exercisable for 5,976,116 common shares at $2.18 per share, that expire on December 28, 2012.  The “C” warrant becomes exercisable only to the extent the “J” warrant is exercised.

In addition, for advisory services in connection with the transactions, SC Capital Partners, LLC was issued 593,931 common shares and a warrant to purchase 533,458 common shares and received a cash fee based on 8% of the $13,000,000 capital raised.  The initial installment of $880,000 was paid on December 28, 2007 and the balance of $160,000 was paid in March 2008 after VOMF paid the $2,000,000 note.  The warrant issued to SC Capital Partners is exercisable for $1.81 per share.

We valued the warrants according to the Black-Scholes method, based on the assumptions described in Note 12 of the Notes to Financial Statements. We also increased the retained deficit by $3,975,120 and increased additional paid in capital by the same amount effective on December 28, 2007 to reflect the intrinsic value of the right to convert the Series A Stock into common stock. The $3,975,120 was determined based on the relative estimated fair value of the embedded conversion feature in the preferred shares and the detachable warrants. This amount would normally be amortized over the period between the issue date and the conversion date, but because the Series A Stock is convertible immediately upon issuance, the entire amount was charged to retained earnings as a deemed dividend and an increase to additional paid in capital.

In August 2008, we amended the then outstanding Series J warrant to give VOMF, our largest preferred stockholder and the sole holder of J warrants, the right to purchase 1,493,779 shares of newly designated Series B Stock at a purchase price of $8.72. Each share of Series B Stock converts into 4 shares of common stock. The original Series J warrant had given VOMF the right to purchase 5,975,116 shares of common stock at a purchase price of $2.18 no later than December 31, 2008. VOMF and Vision Capital Advantage Fund (“VCAF”), an affiliate to whom VOMF transferred a portion of its holdings in September 2008, exercised the J warrants in full in September and October 2008, and we received $13,025,000 in cash for our issuance of 1,493,779 shares of Series B Stock.

We originally recorded warrants issued in connection with the sale of our Series A preferred stock as equity, and the value of the warrants was reflected in Additional Paid in Capital based on a Black-Scholes formula calculation. Effective for financial statements issued for fiscal periods beginning after December 15, 2008, or interim periods therein, EITF 07-05 (now codified as FASB ASC 815) requires that warrants and convertible instruments with certain conversion or exercise price protection features be recorded as derivative liabilities on the balance sheet based on the fair value of the instruments. See Note 12 for a full discussion of our outstanding warrants and the recording of derivative liabilities during 2009.

In March 2009, we completed transactions in which VOMF and VCAF exercised a portion of their Series C Warrants for cash and also exchanged the balance of their Series C Warrants plus all of their Series A and Series B Warrants for shares of newly designated Series C Stock. Each share of Series C Stock converts into 10 shares of common stock. The two funds acquired 1,571,523 shares of Series C Stock as a result of the warrant exercise and exchange. The exchange of warrants for Series C Stock was the equivalent of a cashless exercise of the warrants at an assumed market value of $13.00 per common share. The warrant exercise and exchange reduced the total common shares issuable to the two Vision Funds by 2,570,462 common shares, and we received net cash proceeds of $2,760,000 ($3,000,000 less $240,000 in fees to SC Capital).  During 2008 the Series “J” warrants were exercised for cash.

During 2009 the Company issued warrants to a vendor in settlement of a dispute in connection with the warrants originally allocated to the vendor in December 2007.  The original 68,036 warrants were increased to 100,000 warrants at $1.99 and an additional 75,000 warrants were issued at $3.75.  Significant lock up and leak out restrictions were added to these warrants.  See Note 12 for details on the valuation of the various warrants.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

The following is a summary of the significant accounting policies followed in the preparation of the accompanying financial statements.  On July 1, 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (“ASC” of the “Codification”), the single source of authoritative, non-governmental U.S. generally accepted accounting principles (“GAAP”), except for rules and interpretative releases of the Securities and Exchange Commission (“SEC”), which are sources of authoritative GAAP for SEC registrants.  All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative.  The new guidelines and numbering system prescribed by the Codification are used when referring to GAAP in this Form 10-K.  As the Codification was not intended to change or alter existing GAAP, it has not had any impact on the Company’s financial statements.

Principles of Consolidation –The Company applies ASC 810, “Consolidation of Variable Interest Entities,” and ASC 805 in its principles of consolidation. ASC 810 addresses arrangements where a company does not hold a majority of the voting or similar interests of a variable interest entity (VIE). Under ASC 810 a company must consolidate a VIE if it is determined that it is the primary beneficiary.

During the year ended December 31, 2006, substantially all of the equity interests of MedPro and Vacumate were held under common ownership.  MedPro also held a direct equity ownership of 40 percent of Vacumate and had provided all management functions for Vacumate under an agency agreement since Vacumate’s inception. The January 10, 2007 merger between MedPro and Vacumate was approved in principle by MedPro’s Board of Directors and the members of Vacumate on August 24, 2006 and approved by the shareholders of MedPro on January 10, 2007. As a result of the common management, ownership, and operations, the financial statements of MedPro include the accounts of both MedPro and Vacumate. Inter-company balances and transactions have been eliminated in consolidation.

On December 28, 2007, the Company completed a reverse takeover merger with DRSV, a Nevada corporation with nominal assets and no active business whose shares were registered under the Securities Exchange Act, resulting in MedPro becoming a public company.  The reverse takeover merger was a condition to a concurrent $13 million investment by VOMF and the Sands Funds under the terms of the preferred stock purchase agreement among MedPro and those purchasers.  MedPro was the survivor of the merger for accounting purposes, although the Delaware corporation went out of existence.  The reverse merger and investment by the VOMF and the Sands Funds were accounted for as capital transactions in which:

•	MedPro issued 1,406,387 shares of its common stock to the DRSV shareholders for the net monetary assets of the shell corporation;
•	MedPro issued 6,668,229 shares of convertible preferred stock and warrants to purchase 25,820,150 common shares to the investors for $13,000,000; and
•	MedPro issued 593,931 shares of common stock and warrants to purchase 533,458 shares of common stock and also paid $1,040,000 in cash as an advisory fee.

The warrants, which are exercisable at prices ranging from $1.81 to $2.18 per common share, were valued according to the Black-Scholes method, based on the assumptions described in Note 12.  MedPro also increased its retained deficit by $3,975,120 and increased additional paid in capital by the same amount effective on December 28, 2007 to reflect the intrinsic value of the right to convert the Series A Stock into common stock, as described in Note 10.  The $3,975,120 amount represents the difference between the liquidation value of the preferred stock and the value of the warrants.  Because the Series A Stock is convertible immediately upon issuance, the entire amount was charged to retained earnings as a deemed dividend and an increase to additional paid in capital.

Basis of Presentation – The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred recurring losses from operations, resulting in negative cash flows from operations and an accumulated deficit of $(56,951,866) at December 31, 2009.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES – (Continued)

Management’s plan for the Company to meet its cash flow needs through the end of 2010 and to ultimately achieve profitability is discussed below.

The Company has historically depended on borrowings to fund operations.  See Notes 4, 5, and 7 for details of the Company’s debt. Its Chairman had previously personally guaranteed up to $5.8 million of the Company’s bank debt.  In return, the Company agreed to pay its Chairman a $250,000 fee annually until the note is paid or the guarantee is released.  The guarantee fees have been expensed as incurred.  During 2009, the Company negotiated the release of the guarantee and has not paid a fee to its Chairman for 2009.

The Company received net proceeds of approximately $11.6 million in cash from its sale of preferred stock discussed above.  The Company has also entered into agreements with a European-based medical company providing for the distribution and sale of three of the Company’s blood collection safety products.  The agreement for two of the products provides for the sale of a minimum of 275 million units for approximately $33 million over a five-year period beginning when product shipments commence. The agreement for the third product provides for the sale of a minimum of 75 million units for approximately $11.2 million over a five-year period beginning when product shipments commence.

In September and October of 2008 the Company received proceeds of $13.0 million from the sale of Series B Preferred Stock to VOMF and VCAF.  In March 2009, the Company received net cash proceeds of $2,760,000 from the exercise of warrants by VOMF and VCAF. Finally, the Company received $2.0 million in program fees and for services performed under the terms of the distribution agreement for its blood collection products. These funds provided adequate funding through 2009.

Accounting Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues and Costs Recognition– The Company historically derived its revenues from the sales of dental needles and needle destruction equipment.  Revenues in 2009 were derived from occasional sales of the needle destruction device.  Revenues and accounts receivable under our contracts and within existing customer relationships are recognized when the price has been fixed, delivery has occurred and collectability is reasonably assured.  The Company expects to begin receiving revenue from the tube-activated blood collection device during the second quarter of 2010, following design and development issues that delayed commencement of production. The Company completed its ISO 13485 Quality Plan and Registration process in 2008 and a large validation and verification build of the tube-activated product in 2009.  One more validation and verification build of the tube-activated product is scheduled for April 2010.

In 2008, the Company recognized income from program fees paid under the terms of its two distribution agreements with a worldwide medical products company to manufacture and distribute three medical safety products.  The parties entered into the agreements in July 2008.  The distributor agreed to purchase minimum annual quantities of both models of our safety needles and our winged blood collection set over a five-year term for royalties totaling over $43 million under both agreements.  The agreements initially provided for the Company to receive payments for designing and constructing the automated production lines for manufacturing the products, payable in installments beginning on October 1, 2008 upon the achievement of certain milestones leading to validation of the final production line. We received initial payments totaling $2.7 million on October 3, 2008 upon delivery and acceptance of the initial design plan by the distributor.

In November 2008 the distributor decided to complete the automation line with its own personnel in its European facilities.  Although amendments to the two distribution agreements have not been finalized, the parties agreed to allocate the $2.7 million, payment in October 2008 to pay a $1,000,000 program fee under each of the agreements for the Company’s forbearance from offering certain of its products to other manufacturers and distributors.  The balance of $700,000 was an advance for expenses incurred by the Company for automation assistance provided and equipment acquired on behalf of the distributor.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES – (Continued)

The distribution agreements provide that the Company must deliver multiple services (multiple elements).  The Company earned “program fees” for its forbearance from offering its products to other manufacturers and distributors and its delivery of an initial design plan. The Company also participates in the validation of automated production lines to manufacture the products subject to the forbearance arrangement. Finally, the Company is entitled to royalty payments based upon the greater of minimum unit production levels or actual future production.  In accounting for these arrangements, the Company considered the guidance in ASC 605 (formerly AICPA Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”, and the Financial Accounting Standards Board’s Emerging Issues Task Force No. 00-21, “Revenue Arrangements with Multiple Deliverables.”)  In applying this guidance, the Company generally limits the amount of revenue it recognizes from these types of arrangements to amounts that are not contingent on additional deliveries.

Cost of goods sold includes all direct production costs and shipping and handling costs.  General and administrative costs are charged to the appropriate expense category as incurred.

Accounts Receivable – As is customary in the industry, the Company does not require collateral from customers in the ordinary course of business.  Accounts receivable are stated at the amount management expects to collect from outstanding balances.  Management provides for probable uncollected amounts through a charge to earnings and a credit to the allowance for doubtful accounts based on its assessment of the current status of individual accounts.  Allowances for doubtful accounts of $21,225 and $15,837 were recorded at December 31, 2009 and 2008. The Company does not accrue finance charges on its past due accounts receivable.  Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance and a credit to accounts receivable.

Inventory – Inventory consists primarily of Needlyzer devices, which are carried at the lower of cost or market value on a first-in first-out basis.

Property and Equipment – Property and equipment are stated at cost less accumulated depreciation and amortization.  Depreciation and amortization for assets placed in service is provided using the straight line method over their estimated useful lives.  The cost of normal maintenance and repairs is charged against earnings.  Expenditures which significantly increase asset values or extend useful lives are capitalized.  The gain or loss on the disposition of property and equipment is recorded in the year of disposition.

Intangible Assets – Intangible assets consist principally of intellectual properties such as regulatory product approvals and patents. Intangible assets are amortized using the straight line method over their estimated period of benefit, ranging from one to ten years upon being placed in full production.  We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. No material impairments of intangible assets have been identified during any of the periods presented.  Amortization of the Vacumate technology began in December 2009 when products were shipped for human use evaluation by our customer.  Management believes that future revenue from an existing minimum volume contract for this product insures that the carrying value of this asset is not impaired.

The Key-Lok intellectual property intangible asset acquired in 2006 is still in the process of being evaluated for reintroduction into the marketplace.  Since no sales or contracts have been signed, management has elected to delay the start of amortization based on no units of production experience.  Management expects future revenue to be sufficient on this product to avoid any impairment adjustment as of December 31, 2009.  Management expects to couple this product with future products in kits.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES – (Continued)

On December 31, 2007, the Company purchased an option for $3,000,000 from Unilife Medical Solutions Ltd. of Australia to negotiate an exclusive license agreement to market Unilife safety syringes in the United States.  The Company originally recorded the option on its balance sheets until such time that Unilife either granted the license or refunded the option payment. In 2008, the parties agreed to terminate the license agreement, and Unilife refunded the $2,300,000 option payment and retained $700,000 as reimbursement for legal and related expenses incurred in connection with strategic initiatives between the two parties. The Company expensed the $700,000 as legal expenses.

On August 24, 2007, MedPro entered into a Technology Development and Option Agreement with SGPF, LLC.  MedPro’s Chairman owns all of the equity units of SGPF, which was established to acquire technology underlying a family of prefilled safety syringe products (the “Blunt Technology”) that MedPro believed had potential for successful commercialization, at a time when MedPro did not have the financial resources to acquire the technology and risked losing the opportunity to other interested parties.

To acquire the Blunt Technology, SGPF paid an initial transfer payment of $250,000 and agreed to pay the seller transfer payments totaling $2,750,000 in installments over three years beginning in 2007.  SGPF also agreed to pay a royalty of 5% of on the first $250,000 of adjusted gross sales of products using the Blunt Technology in any calendar year, and 4% of the adjusted gross sales of such products for the remainder of the year.

MedPro’s agreement with SGPF provides that MedPro will direct the development of the Blunt Technology with the objective of fully commercializing it as quickly as possible, and will pay up to $375,000 towards the cost of development.  MedPro also acquired the option to purchase the Blunt Technology from SGPF for the following purchase price:

•	$2,500,000 payable in cash to SGPF;
•	assumption of the $2,750,000 in patent transfer payments payable by SGPF, including reimbursement of any installments previously paid by SGPF; and
•	$2,500,000 payable in common stock to be issued to SGPF, based on a value of $1.81 per common share, which was the valuation agreed upon in MedPro’s agreement with its preferred stockholders.

MedPro also agreed to assume SGPF’s obligation to pay the royalties on sales of any products based on the Blunt Technology.

On September 30, 2008, MedPro exercised the option to purchase the Blunt technology.  The purchase price was $3,345,000 payable in cash and the contingent issuance of 690,608 shares of our common stock.  MedPro had paid the cash portion of the purchase price in full by October 2008.  The share-based component of the purchase price is due upon the collection of $5,000,000 in sales revenue from the products, the sale or license of all or part of the product to a third party or the change in control of MedPro. The purchase price and share component of the agreement were renegotiated in September in connection with the commitment by VOMF and VCAF to exercise the J warrants for $13 million in cash. We assumed the remaining $1,500,000 of patent payments that were due after the time we exercised our option.

In June 2008, MedPro entered into an agreement with Visual Connections, Inc. and its controlling shareholder to acquire the patents, patent applications and related rights to the technology underlying our winged safety blood collection set.  Visual Connections transferred its interest to us upon execution of the agreement, and we paid an initial transfer payment of $250,000 shortly after we entered into our agreement with a customer for the production and distribution of the product.  We also agreed to pay transfer payments totaling $1,250,000 in five quarterly installments beginning in October 2008, as well as a royalty of 4% of the adjusted gross sales of the product.  The agreement also grants MedPro a right of first refusal to negotiate an agreement for the rights to commercialize any additional Visual Connections products in the future.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES – (Continued)

At December 31, 2009, we had paid our technology transfer obligations for the Blunt Technology in full, and one final $250,000 payment on winged blood collection technology was due in the first quarter of 2010.

Research and Development Costs– Research and development costs are charged to expense as incurred.  These expenses do not include an allocation of salaries and benefits for the personnel engaged in these activities.  Although not expensed as research and development, all salaries and benefits for the years ended December 31, 2009 and 2008, have been expensed.

Advertising – Advertising costs are expensed as incurred.  The Company incurred $386,480 and $204,286 of such costs during the years ended December 31, 2009 and 2008, respectively.

Income Taxes –Income tax expense is provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes.  Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes.  The differences relate primarily to the effects of net operating loss carry forwards and differing basis, depreciation methods, and lives of depreciable assets. The deferred tax assets represent the future tax return consequences of those differences, which will be deductible when the assets are recovered.

Cash and Cash Equivalents – For the purposes of the Statements of Cash Flows, the Company considers cash and cash equivalents to be cash in all bank accounts, including money market and temporary investments that have an original maturity of three months or less.

Concentration of Credit Risk – From time to time during the years ended December 31, 2009 and 2008, certain bank account balances exceeded federally insured limits.  The Company has not experienced losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Recent Accounting Pronouncements

Not Yet Adopted

In June 2009, the FASB issued accounting guidance that eliminates the exemption from consolidation for qualifying special-purpose entities, effective for financial asset transfers occurring after the beginning of an entity's first fiscal year that begins after November 15, 2009. We currently do not have any of these entities.

In June 2009, the FASB issued accounting guidance that assists in determining whether an enterprise has a controlling financial interest in a variable interest entity. This guidance is effective as of the beginning of the first fiscal year that begins after November 15, 2009. We currently do not have any such arrangements.

In October 2009, the FASB issued new accounting guidance (Accounting Standards Update (ASU), 2009-13) related to revenue arrangements with multiple deliverables, Revenue Recognition (“Topic 605-25-65-1”): Multiple Deliverable Revenue Arrangements — A Consensus of the FASB Emerging Issues Task Force, that provides principles for allocation of consideration among an arrangement's multiple-elements, allowing more flexibility in identifying and accounting for separate deliverables. The guidance introduces an estimated selling price method for valuing the elements of a bundled arrangement if vendor-specific objective evidence or third-party evidence of selling price is not available, and significantly expands related disclosure requirements. This guidance is effective on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Alternatively, adoption may be on a retrospective basis, and early application is permitted. We are currently evaluating the impact of adopting this guidance on our financial statements.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES – (Continued)

In January 2010, the FASB issued ASU, 2010-06, Fair Value Measurement and Disclosures (Topic 820-10-65-7), which relates to the disclosure requirements for fair value measurements and provides clarification for existing disclosures requirements. This update will require an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers.  It also will require entities to disclose information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This guidance clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and requires disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The new disclosures and clarifications of existing disclosure are effective for fiscal years beginning after December 15, 2009, except for the disclosure requirements for related to the purchases, sales, issuances and settlements in the roll forward activity of Level 3 fair value measurements.  Those disclosure requirements are effective for fiscal years ending after December 31, 2010. We are currently evaluating the impact of implementing this new disclosure requirement on our financial statements.

Adopted in 2009

In June 2008, effective for financial statements issued after December 15, 2009, ASC 260-10-65-2, Determining Whether Instruments Granted in Share-Based Transactions Are Participating Securities, the FASB issued guidance on the impact on earnings per share of the inclusion of share-based transaction. The adoption of Codification Topic ASC 260-10-65-2 did not have a material impact on the Company’s financial position, results of operations or earnings per share.

In December 2007, the FASB ratified Codification Topic ASC 808-10-65-1, Collaborative Arrangements, which applies to collaborative arrangements where no separate legal entity exists and in which the parties are active participants and are exposed to significant risks and rewards that depend on the success of the activity.  This issue, among other things, requires certain statement of operations presentation of transactions with third parties and of payments between parties to the collaborative arrangement, along with disclosure about the nature and purpose of the arrangement.  The provisions of Codification Topic ASC 808 are effective for fiscal years beginning on or after December 15, 2008.  The Company adopted Codification Topic 808 on January 1, 2009. The adoption of Codification Topic 808 did not have a material impact on the Company’s financial position or results of operations.  The Company had no such arrangements in 2009.  The Topic is expected to have an impact on future periods and the Company is monitoring its activity in this arena.

In May 2009, the FASB issued Statement No. 165, Subsequent Events, which was primarily codified into ASC Topic 855 (“Topic 855”). Topic 855 establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this Statement requires the following: (a) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (b) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (c) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. In accordance with this Statement, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009. Topic 855 was updated by FASB Accounting Standards Update (“ASU”) 2010-09.

On February 24, 2010, the FASB issued ASU 2010-09, effective immediately, which amended ASC Topic 855, Subsequent Events. The amendments were made to address concerns about conflicts with SEC guidance and other practice issues. Among the provisions of the amendment, the FASB defined a new type of entity, termed an “SEC filer,” which is an entity required to file or furnish its financial statements with the SEC.  Entities other than registrants whose financial statements are included in SEC filings (e.g., businesses or real estate operations acquired or to be acquired, equity method investees, and entities whose securities collateralize registered securities) are not SEC filers. While an SEC filer is still required by GAAP to evaluate subsequent events through the date its financial statements are issued, it is no longer required to disclose in the financial statements that it has done so or the date through which subsequent events have been evaluated. The Company does not believe the changes have a material impact on our results or financial position.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES – (Continued)

In February 2008, ASC 820-10-15-1A was amended, which delayed the effective date of ASC 820, Fair Value Measurements and Disclosures, for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal year 2009. The Company’s adoption of 820-10-15-1A on January 1, 2009 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In April 2008, ASC 350-30-65-1, Determination of the Useful Life of Intangible Assets (“ASC 350-30-65-1”), amended the factors considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350, Intangibles-Goodwill and Other , ASC 350-30-65-1 requires a consistent approach between the useful life of a recognized intangible asset under ASC 350 and the period of expected cash flows used to measure the fair value of an asset under ASC 805. ASC 350-30-65-1 also requires enhanced disclosures when an intangible asset’s expected future cash flows are affected by an entity’s intent and/or ability to renew or extend the arrangement. ASC 350-30-65-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and is applied prospectively. Early adoption is prohibited. The Company’s adoption of ASC 350-30-65-1 on January 1, 2009 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In June 2008, ASC 815-10-65-3, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock, provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under ASC 815-10-15-74(a),  Accounting for Derivative Instruments and Hedging Activities. ASC 815 is effective for fiscal years beginning after December 15, 2008 and early adoption for an existing instrument is not permitted. The Company’s adoption of ASC 815 on January 1, 2009 had a material impact on the Company’s financial position, results of operations and cash flows.  Its impact is more fully disclosed in the Notes to our financial statements and reflected on our Statement of Shareholders’ Equity.

In December 2007, the FASB issued FASB ASC 805-10 (Prior authoritative literature: SFAS No. 141 (revised 2007), “Business Combinations”, which replaces FASB Statement No. 141). FASB ASC 805-10 establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination.  FASB ASC 805-10 will change how business combinations are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. The adoption of FASB ASC 805-10 did not have an impact on the Company’s financial position and results of operations although it may have a material impact on accounting for business combinations in the future which cannot currently be determined.

In April 2009, ASC 820-10-65-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, provided additional guidance for estimating fair value in accordance with ASC 820, Fair Value Measurements and Disclosures, when the volume and level of activity for the asset or liability have significantly decreased. This ASC also includes guidance on identifying circumstances that indicate a transaction is not orderly. This ASC emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. ASC 820-10-65-4 is effective for interim and annual reporting periods ending after June 15, 2009, and is applied prospectively. Accordingly, the Company adopted the provisions of ASC 820-10-65-4 on April 1, 2009.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES – (Continued)

The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, ASC 825-10-65-1, Interim Disclosures about Fair Value of Financial Instruments, was revised to require disclosures about fair value of financial instruments in interim as well as annual financial statements. This standard is effective for periods ending after June 15, 2009. Accordingly, the Company adopted the provisions of ASC 825-10-65-1 on April 1, 2009. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows. However, the provisions of ASC 825-10-65-1 may, in the future, result in additional disclosures with respect to the fair value of the Company’s financial instruments.

In January 2010, guidance was issued to alleviate diversity in the accounting for distributions to shareholders that allow the shareholder to elect to receive their entire distribution in cash or shares but with a limit on the aggregate amount of cash to be paid. The amendment states that the stock portion of a distribution to shareholders that allows them to elect to receive cash or shares with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance. The amendment is effective for interim and annual periods ending on or after December 15, 2009 and had no impact on the Company’s financial statements.  The Company does not currently, nor does it expect to issue dividends to shareholders in the foreseeable future.

In April 2009, guidance was issued by the FASB, ASC 320-10-65-1, Recognition and Presentation of Other Than Temporary Impairments, effective for financial statements issued after June 15, 2009, on the reporting for other than temporary impairments.  The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

Reclassifications
Certain amounts in the 2008 financial statements have been reclassified to conform to the classifications used to prepare the 2009 financial statements.  These reclassifications had no material impact on the Company’s financial position, results of operations, or cash flow as previously reported.

NOTE 3 – ACQUISITIONS

As described in Note 1, MedPro merged with Vacumate, LLC on January 10, 2007.  Because they were held under common control, MedPro and Vacumate reported their financial results as a single entity before the merger.

As described in Note 1, on December 28, 2007 the Company completed a reverse takeover in which it merged into DRSV, a Nevada public shell corporation. MedPro survived the merger for accounting purposes.  Accordingly, these financial statements reflect the historical operations of MedPro before the reverse merger, but the capital structure is that of DRSV, the corporation that legally survived the merger.

NOTE 4 – INVENTORY

The Company’s inventory consists primarily of the Needlyzer product less an amount that is necessary to adjust inventory to its estimated net realizable value less all applicable disposition costs.  The Company recorded an additional write down of the Needlyzer inventory in 2008.  The entire Safe-Mate inventory was written off in 2008 and the product abandoned.  Write downs of our inventory amounted to $294,877 in 2008.  There were no inventory write downs in 2009.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 5 – NOTES PAYABLE TO AND ADVANCES FROM SHAREHOLDERS

Notes payable to and advances from shareholders represent loans and advances received from officers, directors, shareholders and entities over which they exert significant control. They are comprised of the following:

	2009	2008

Short term advances with no stated terms settled in the ordinary course of business	$49,742	$1,656

Demand and promissory notes with varying interest rates and conversion features	-	468,445

Less amounts reflected in accounts payable	(49,742)	(86,768)

	$0	$383,333

Short term advances consisted of $49,742 and $1,656 for December 31, 2009 and 2008, respectively, which were due to various related parties including a company controlled by our Chairman for charter air services, unpaid expense reports submitted after yearend totaling $35,550.  An additional $3,635 of expense reports due to our Chief Operating Officer and an employee were part of the year-end short term advances.  Finally, the Company owed SC Capital $10,557 for travel expenses incurred in 2009 but billed in 2010.  The 2008 balance consisted of unpaid expense reports at December 31, 2008.

Demand and promissory notes payable to related parties at December 31, 2008 included $85,112 of accrued back pay included in accounts payable.  Of this amount, our Chief Operating Officer was due $68,420 and $16,692 was due to another employee.  The remaining $383,333 of the notes payable is comprised of accrued management fees of $87,500 due to our Chairman, an accrued loan guarantee fee of $250,000 due to our Chairman, and accrued management fees of $45,833 due to our Chief Operating Officer.

NOTE 6 – RELATED PARTY TRANSACTIONS

As part of the September 2006 debt restructuring, our Chairman agreed to personally guarantee the term loan and revolving line of credit under the Company’s credit agreement with a commercial lender, for which the Company agreed to pay him $250,000 annually.  The final fee was accrued in 2008 and paid in 2009.  The personal guarantee was released in 2009.

In addition to the transactions discussed above and in Note 4, the Company incurred interest expense on the indebtedness to shareholders totaling approximately $286,012 for the year ended December 31, 2008.  No interest was due shareholders in 2009.

On March 6, 2008, the Company entered into a consulting agreement with SC Capital Partners, LLC to assist it with future capital requirements, strategic financial planning and support of the Company’s efforts to build shareholder liquidity.  The agreement calls for a retainer of $15,000 per month, plus out-of-pocket expenses, beginning on the date of execution.  The agreement may be terminated by the Company with appropriate notice or upon satisfaction of the goals of the agreement.  The agreement also contains certain fees for future capital milestones achieved.  Warren Rustand, a director of the Company, is a principal of SC Capital Partners, LLC.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 7 – INTANGIBLE ASSETS

The Company’s intangible assets consist primarily of intellectual properties (medical device patents) that give the Company the right to produce and exploit, commercially, certain medical devices. To date, none of the existing patents have been commercially exploited. The Company expects to begin delivering product in the second quarter of 2010.  These various patents include the skin and tube-activated blood collection devices with a cost of $2,525,425, the Key-Lok™ patent at $489,122, the syringe guard prefilled family of products at $4,845,000 and the winged infusion set at $1,250,000.

Amortization expense was $83,862 which included amortization of $42,090 for the intellectual property and the annual charge off of prepaid loan fees of $41,772.  Estimated future amortization of these intangibles is expected to consist of the following amounts for the twelve month periods ended on December 31:

12 Months Ending December 31,	Amount

2010	$1,814,769
2011	1,835,854
2012	1,821,909
2013	1,821,909
2014	1,828,731
After 12/31/14	-

NOTE 8 – LONG-TERM DEBT

Long-term debt at December 31, 2009 and 2008 consisted of the following:

	December 31, 2009	December 31, 2008

Payable to Fifth Third Bank, Term Loan, interest payable at prime plus 2%, monthly principal payments of $138,889 beginning June 2008, maturing August 1, 2011, collateralized by an assignment of intellectual properties	$2,361,111	$4,027,777

Payable to Fifth Third Bank, Revolving Line of Credit, Interest at prime plus 2%, payable monthly beginning in April 2007, due April 1, 2009	-	1,498,475

Payable to Traditional Bank, Term Note, Interest at 3.65%, payable on March 31, 2010, fully collateralized by certificates of deposit at 1.65%	1,500,000	-

Payable to Whitaker Bank, Draw Loan, interest payable at 7.5% monthly payments of principal and interest of $10,000 due through July 23, 2010, secured by certain inventory of the Company and personally guaranteed by the Company’s Chairman, CFO and two other shareholders	246,866	343,843
	4,107,977	5,870,095
Less: current portion	3,413,533	3,262,660
Long-term portion	$694,444	$2,607,435

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 8 – LONG-TERM DEBT – (Continued)

The revolving line of credit, as amended in November 2008, permitted the Company to draw up to $1,500,000.  The credit agreement was also amended in 2008 to remove financial covenants and include cross-collateral agreements and a pledge of intangible assets.  The line of credit was paid off in 2009.  The term note at Traditional Bank was taken out to pay off the line of credit and was fully collateralized with a certificate of deposit.

The following table summarizes the maturities of long-term debt:

12 month periods ended December 31,
2010	$3,413,533
2011	694,444

Total	$4,107,977

NOTE 9 – SHAREHOLDERS’ EQUITY

The Company is authorized to issue 90,000,000 shares of common stock with a par value of $0.001 per share, and 10,000,000 shares of preferred stock with a par value of $.01 per share, which is issuable in series. Of the 10,000,000 shares of preferred stock authorized, 6,668,230 shares are designated as Series A Convertible Preferred Stock (“Series A Stock”), 1,493,779 shares are designated as Series B Convertible Preferred Stock (“Series B Stock”) and 1,571,523 were issued as Series C Convertible Preferred (“Series C Stock”) during 2009.

At December 31, 2009, the Company’s issued and outstanding shares consisted of 13,215,311 shares of common stock, 6,668,229 Series A Stock, 1,493,779 shares of Series B Stock and 1,571,523 of Series C Stock.  At December 31, 2009, warrants to purchase 1,734,340 shares of common stock were outstanding.  At December 31, 2008, the Company’s issued and outstanding shares consisted of 13,320,366 shares of Common Stock, 6,668,229 Series A Stock, and 1,493,779 shares of Series B Stock. In addition, warrants to purchase 19,913,068 shares of common stock were outstanding at December 31, 2008.

In the private placement to four investment funds completed on December 28, 2007, and described in Note 1, MedPro issued a total of 6,668,229 shares of Series A Stock and warrants to purchase a total of 25,286,692 shares of common stock.  The reverse takeover merger with DRSV as of that date was a condition to the purchase of the preferred stock and stock purchase warrants under the terms of the preferred stock purchase agreement with these institutional investors.

The Company’s original four Series A Stockholders were issued one Series “A” warrant and one Series “B” warrant for each of the 6,668,229 shares of preferred stock they held.  In addition, for making a total investment of at least $5 million, one Series A Stockholder also received one “J” warrant and one “C” warrant for each of the 5,975,116 shares of preferred stock it held.  See Note 12 for a description of the rights of the four series of warrants issued with the Series A Stock and the valuation of these warrants pursuant to the Black-Scholes method.

By resolution dated August 18, 2008, the Company’s Board of Directors designated 1,493,779 of the unissued preferred shares as Series B Convertible Preferred Stock.  On that date, VOMF, then the sole holder of J warrants, and the Company amended the J warrants to give VOMF the right to purchase 1,493,779 shares of Series B Stock at a purchase price of $8.72.  The J warrants originally had given the holder the right to purchase 5,975,116 shares of common stock at a purchase price of $2.18.

VOMF transferred a portion of its common stock, Series A and Series B Preferred Stock and Series A, B, J and C warrants to VCAF, an affiliate,  in August 2008.  During September and October 2008, VOMF and VCAF exercised all of the outstanding J warrants, purchasing 1,493,779 shares of Series B Stock for cash totaling $13,025,753.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 9 – SHAREHOLDERS’ EQUITY – (Continued)

On March 24, 2009 VOMF and VCAF exchanged all of their outstanding warrants and $3,000,000 of cash for 1,571,523 shares of Series C Stock and 12 shares of common stock in lieu of fractional shares of Series C Stock.

Series A Convertible Preferred Stock

The following is a summary of the material rights, preferences, privileges, and restrictions of the Series A Convertible Preferred Stock.

Dividends
The Series A Stockholders are entitled to receive cash dividends at the rate of 5% of the stated liquidation preference amount ($1.81 per share). Dividends will be prorated for shares not outstanding for a full year.

Dividends are cumulative, and will only accrue and be payable upon any liquidation of the Company. Dividends on Series A Stock will be paid before dividends on any junior stock.

Liquidation Rights
Upon any liquidation of the Company, the holder of Series A Stock is entitled to receive $1.81 per share plus any accrued and unpaid dividends, before any amounts are paid on common stock or any junior stock.

Voting Rights
The Series A Stockholders have no voting rights, except that as long as there are 200,000 shares of Series A Stock outstanding, the affirmative vote of 75% of the Series A Stock is required for the Company to take the following actions:

•     To authorize the issuance of a series of stock ranking equal or senior to the Series A Stock with respect to liquidation rights.
•     To repurchase, redeem, or pay dividends on shares of common stock other than de minimus repurchases or contractual redemption obligations.

•     To amend the articles of incorporation or bylaws or to reclassify our outstanding securities in a way that materially and adversely affect the rights of Series A Stock.
•     To make any unauthorized distribution to the holders of stock junior to the Series A Stock.

• To voluntarily file for bankruptcy, liquidate assets or make an assignment for the benefit of our creditors. • To discontinue involvement in the Company’s current business.

Conversion Rights
The Series A Stock is convertible into shares of common stock at any time, in whole or in part, at the option of the holder. For each share of Series A Stock converted, the holder will be entitled to receive a number of shares of common stock equal to the quotient of: (1) $1.95, divided by (2) the conversion price in effect as of the date of the delivery of the holder’s notice of election to convert.

The conversion price is initially $1.95 per share, but is subject to adjustment for certain events, including stock splits, stock dividends, distributions, reclassifications or reorganizations. In addition, the conversion price is subject to adjustment if the Company issues additional shares of common stock or securities convertible into, or exchangeable for, common stock, in either case at a price per common share less than the conversion price then in effect. The conversion price adjustment does not apply to the issuance of shares in certain transactions identified in the certificate of designations unless the holder of the Series A Stock waives the restriction.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

The Series A Stock cannot be converted into common stock if the conversion will result in the holder beneficially owning in the aggregate more than 9.9% of our common stock outstanding.

Buy-In Rights
If the Company fails to timely deliver common stock issuable upon conversion of  Series A Stock, and the holder is required to purchase common stock to deliver in satisfaction of a sale of the shares to have been issued upon the conversion, then the Company must pay the holder in cash the difference between the total purchase price the holder paid to acquire common stock to complete the sale and the amount obtained by multiplying (1) the number of shares of common stock issuable upon conversion of the Series A Stock times (2) the price at which the holder’s sell order for those shares was executed.

Redemption Rights
Upon the occurrence of a “major transaction,” each holder of Series A Stock can require the Company to redeem all or a portion of the holder’s Series A Stock equal to 100% of the liquidation preference amount plus any accrued but unpaid dividends. The Company can elect to pay in shares of common stock, in which case the price per share will be based on the conversion price then in effect.

A “major transaction” includes consolidation or merger transactions that would result in a change of control of our company, the sale of more than 50% of our assets, or the purchase of more than 50% of the outstanding shares of our common stock.

Upon the occurrence of one of the triggering events listed below, each holder of Series A Stock can require the Company to redeem all or a portion of the holder’s Series A Stock at a price per share equal to 120% of the liquidation preference amount plus any accrued but unpaid dividends and liquidated damages.

Triggering events include:

(1)   Lapse of the effectiveness of the registration statement for 20 consecutive trading days, or unavailability of the registration statement for sale of MedPro common stock for 20 consecutive trading days and MedPro common stock cannot be sold in the public securities market, provided that the unavailability is not due to factors solely within the control of the holder of the Series A Stock.

(2)   Suspension from listing or trading on any one of, or the failure of MedPro’s common stock to be listed or traded on at least one of, the OTC Bulletin Board, the Nasdaq Capital Market, the Nasdaq Global Market, the New York Stock Exchange, Inc., or American Stock Exchange, Inc. for five consecutive trading days.

(3) Notice of our inability to convert Series A Stock into shares of common stock.
(4) Failure to comply with a notice conversion for 15 days.
(5) Deregistration of common stock so it is no longer publicly traded.
(6) Consummation of a “going private” transaction so that the common stock is no longer registered under the Securities Exchange Act of 1934.

(7)   Breach of a term of the purchase agreement or the certificate of designation or any other agreement delivered in connection with contemplated transactions that has a materially adverse effect and is not a curable breach of a covenant that continues for more than 10 business days.

For triggering events (1), (2), (3), and (7), the Company can elect to pay in cash or shares of common stock (the price per share is the conversion price then in effect). For (4), (5), and (6), the Company will redeem for cash.

See Note 12 regarding the classification of the Series A Stock as equity.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

No Preemptive Rights
Except as noted in the following paragraph, a holder of Series A Stock will not have the right to subscribe for, purchase or receive any part of any new or additional shares of any class of our shares, or any of our debt securities convertible into shares, except for the holder’s conversion rights. Our board of directors will have the power to authorize the company to issue shares (other than Series A Stock) or debt securities on such terms and for such consideration as they deem advisable.

For one year following the effective date of the registration statement covering the resale of shares of common stock issuable upon the conversion of Series A Stock or the exercise of the related warrants, each Series A Stockholder will have the option to purchase up to its pro rata portion of all or a portion of the securities being offered in any subsequent debt or equity financing on the same terms and conditions proposed by any third party. The right would not apply to shares issued to acquire patents for technology, under employee benefit plans and certain other corporate transactions.

If the Company were to liquidate, dissolve or engage in certain other transactions, the Company would owe the Preferred Shareholders a liquidation preference dividend.  The liquidation preference dividend amounts would have been $1,215,544 through December 31, 2009 and $610,260 through December 31, 2008.  These amounts have not been recorded in the financial statements.

The Company’s Series A Convertible Preferred Stockholders also hold Series “A” warrants and Series “B” warrants to purchase common stock, one warrant of each series for each of the 6,668,229 shares of preferred stock they hold.  In addition, for making a total investment of at least $5 million, one Series A Stockholder also received one “J” warrant and one “C” warrants for each of the 5,975,116 shares of preferred stock it holds.  See Note 12 for a description of the terms of these four series of warrants and details on how they have been valued under the Black-Scholes methodology.

Series B Convertible Preferred Stock

Each share of Series B Stock converts into 4 shares of common stock at the present conversion price of $2.18 per share, which is subject to adjustment. The Series B Stock ranks equal to the Company’s common stock, but ranks junior to the Series A Stock and to our indebtedness. If the Company declares dividends, the Series B Stockholders will receive dividends on a pro rata basis with the common stockholders. Upon liquidation, dissolution or winding up of the Company, the holder of Series B Stock is entitled to an amount equal to the amount distributable per share of common stock multiplied by the number of shares of common stock into which the Series B Stock can be converted. The Series B Stock has no general voting rights.

Series C Convertible Preferred Stock

Each share of Series C Stock converts into 10 shares of common stock, which ratio is subject to adjustment. The Series C Stock ranks equal to the Company’s Series B Stock and common stock, but ranks junior to the Series A Stock and to our indebtedness. If the Company declares dividends, the Series C Stockholders will receive dividends on a pro rata basis with the common stockholders. Upon liquidation, dissolution or winding up of the Company, the holder of Series C Stock is entitled to an amount equal to the amount distributable per share of common stock multiplied by the number of shares of common stock into which the Series C Stock can be converted. The Series C Stock has no general voting rights.

Registration Rights

The Company entered into a registration rights agreement with the Series A Stockholders that required it to register their "registrable securities" with the SEC for public resale. "Registrable securities" are the shares of the Company’s common stock issuable upon (a) the conversion of the Series A Stock and (b) the exercise of the Series A, B, J and C stock purchase warrants.   The material terms of the registration rights of the Series A Stockholders are as follows:

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Resale Registration
The Company must (and did) file a registration statement within 60 days after closing, to register all registrable securities.  The registration statement also covers additional shares of common stock resulting from stock splits, dividends or other similar transactions with respect to the registrable securities.

The Company must (and did) use commercially reasonable efforts to promptly cause the registration statement to become effective and stay continuously effective, until the earlier of (i) the date when all registrable securities covered under the registration statement have been sold or (ii) the date when the registrable securities can be sold without any restriction pursuant to Rule 144 of the Securities Act.

Liquidated Damages
If the Company fails to file:
•      A request for acceleration of effectiveness of the registration statement within 3 business days after the SEC notifies us that a registration statement will not be reviewed; or
•      A subsequent registration statement if the original registration statement ceases to be effective before expiration of the effectiveness period; or

If the Company postpones or suspends the effectiveness of a registration statement for more than 60 days in the aggregate during any 360-day period; or

If trading in the Company’s common stock is suspended or if the common stock is no longer quoted on or is delisted from the OTC Bulletin Board (or other principal exchange on which the common stock is traded) for any reason for more than three business days in the aggregate;

Then the Company must pay liquidated damages to each Series A Stockholder equal to 1.5% of the holder's initial investment in the Series A Stock then held by the holder for each calendar month, or portion thereof, until the failure or breach is cured.  Liquidated damages will not exceed an aggregate of 20% of the amount of the holder's initial investment in the Series A Stock.

The registration statement contemplated herein became effective in the third quarter of 2009.

Piggy-Back Registrations
If the Company registers securities for an offering for sale (other than registrations in connection with the acquisition of a business or with employee benefit plans), then the Company must register the shares of its common stock issuable upon the conversion of Series A Stock or the exercise of warrants, upon the request of a Series A Stockholder.

Demand Registration Rights
Series A Stockholders may make a written request for registration of shares of common stock not previously registered that are issued upon the occurrence of a "major transaction" or "triggering event."  The Company must use reasonable best efforts to register the shares no later than 120 days after the holder's request and keep the registration statement continuously effective for as long as the holder shall request, but no later than the date that the shares of common stock may be offered for resale to the public without restriction pursuant to Rule 144.

A "major transaction" includes certain consolidation or merger transactions, the sale of more than 50% of the Company’s assets, or the purchase of more than 50% of the outstanding shares of the Company’s common stock.

"Triggering events" include:

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

(1) Lapse of the effectiveness of the registration statement for 20 consecutive trading days, or unavailability of the registration statement for sale of the Company’s common stock for 20 consecutive trading days and the Company’s common stock cannot be sold in the public securities market, provided that the unavailability is not due to factors solely within the control of the Series A Stock holder.

(2) Suspension from listing or trading on any one of, or the failure of the Company’s common stock to be listed or traded on at least one of, the OTC Bulletin Board, the Nasdaq National Market, the Nasdaq Capital Market, the New York Stock Exchange, Inc., or the American Stock Exchange, Inc. for 5 consecutive trading days.

(3) Notice of the Company’s inability to convert Series A Stock into shares of common stock.

(4) Breach of a term of the purchase agreement, the certificate of designation or any other agreement delivered in connection with the sale of the Series A Stock that has a materially adverse effect and is not a curable breach of a covenant that continues for more than 10 business days.

Expenses
The Company will bear all expenses of any registration described above, other than any underwriting, discounts, commissions, transfer taxes or fees incurred by the holders of registrable securities in connection with the sale of registrable securities.

Assignment	The registration rights of the holders of registrable securities can be assigned to the holders and subsequent successors and assigns.

The Company issued warrants to purchase 533,458 common shares for $1.81 per share to assignees of SC Capital Partners, LLC.  These warrants were compensation for financial advisory services in connection with the $13,000,000 Series A Stock sale.  The terms of these warrants are comparable to the “A” warrants and expire on December 28, 2012.  None of these warrants had been exercised as of December 31, 2009.

The Company had previously authorized the issuance of warrants to purchase up to 68,036 common shares for $1.99 per share as compensation for the publication of a research report about the Company in a medical device industry publication.  These warrants became exercisable when the report was delivered to the Company and will expire on December 28, 2012.  During 2009, the Company and the warrant holder negotiated a settlement of a disagreement resulting in the issuance of an additional 31,964 warrants under the original terms and 75,000 warrants exercisable under the original timing but at the market price of $3.75 per share at the date of issuance.

During the year ended December 31, 2009

On May 27, 2009, the Company issued incentive options to purchase 185,715 shares of common stock to its officers and employees pursuant to the MedPro Safety Products, Inc. 2008 Stock and Incentive Compensation Plan (“2008 Plan”).  A second round of incentive options to purchase 47,256 shares of common stock issued to employees other than officers, on October 6, 2009.  On August 24, 2009, the two directors who joined the board in October 2008 were each granted non-qualified options to purchase 50,000  shares of common stock on the same terms as the options issued to our other directors on August 18, 2008.  This additional grant of “in the money options” was approved by VOMF.  The stock option awards are described in Note 12.

During the year ended December 31, 2008

On August 18, 2008, the Company adopted the 2008 Plan and issued options to purchase 3,000,000 shares of common stock to its directors and employees on the terms agreed upon in the September 2007 stock purchase agreement with the Series A Stockholders.  The stock option awards are described in Note 12.

In December 2008, the Company issued 35,294 shares of common stock as a portion of the compensation payable for investor relations advisory services.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 10 – INCOME TAXES

The Company incurred no current or net deferred income tax expense or benefit for the years ended December 31, 2009 and 2008.  Income tax expense (benefit) varies from the amounts expected by applying ordinary federal income tax rates to income before income taxes principally as a result of share-based compensation for 2009 and 2008.  The Company has provided allowances for the entire amount of its net operating losses for both 2009 and 2008.  Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Our open tax years include all returns filed for 2005 and later.

The tax effects of temporary differences that give rise to significant portions of the deferred assets at December 31, 2009 and 2008 are presented below:

	2009	2008
Deferred tax assets (liabilities):
Fixed assets	$(40,304)	$(34,734)
Accounts receivable	7,217
Write off of intangible assets	-	(95,880)
Unearned share based compensation	3,423,018	860,763
Accrued interest payable	153,970	(18,224)
State deferred tax asset	1,296,773	1,102,151
Net operating loss carryforwards	7,431,375	5,158,871
Less: valuation allowance	(12,272,049)	(6,972,947)

Net deferred tax assets	$-	$-

The Company had no net deferred tax liabilities as of December 31, 2009 and 2008.  As of those dates, the majority of its deferred tax asset consisted of net operating loss carryforwards (tax effect) of $7,431,375 and $5,125,871, respectively, directly related to its total net operating loss carryforwards of $21,856,985 and $16,222,223, respectively. These net operating loss carryforwards begin expiring in 2015 and are entirely offset by valuation allowances of $(12,272,049) and $(6,972,947) as of December 31, 2009 and 2008, respectively.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred tax assets, projected future taxable  income and tax planning strategies in making this assessment.  Management believes it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Management has evaluated the positions taken in connection with the tax provisions and tax compliance for the years included in these financial statements as required by ASC 740.  The Company does not believe that any of its positions it has taken will not prevail on a more likely than not basis.  As such no disclosure of such positions was deemed necessary.

In 2008, the Company scrapped its remaining Safe-Mate inventory and took a loss of $42,445. We took additional write downs on our Needlyzer inventory amounting to $252,432 based on our determination of the lower of cost or market value. Since the tax treatment for these transactions mirrored the accounting treatment, no deferred taxes were reflected for these adjustments.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 10 – INCOME TAXES – (Continued)

As a result of its merger with DRSV on December 28, 2007, the Company’s ability to utilize loss carryforwards from the former MedPro (the loss corporation and the acquired corporation for tax purposes) to offset taxable income will be limited by Internal Revenue Code Section 382.  Future utilization of net operating loss will be based on the long-term tax exempt rate at the date of merger applied against the value of the loss corporation.  The value of the loss corporation ($22,000,000) for purposes of the merger was established by arms-length negotiation.  The available net operating loss will be further adjusted by the recognition, for tax purposes, of built-in gains or losses as of the date of acquisition.

The following table reconciles the federal statutory tax rate to the Company’s effective tax rate:

	2009	2008
Federal statutory tax rate	35.0%	(35.0)%
State and local income taxes, net of federal tax benefit	(6.2)	(3.9)
Derivative gain and permanent differences	(90.3)	0.1
Share-based compensation	30.8	14.4
Other temporary differences	0.8	(2.1)
Valuation allowance change	29.0	26.5
Effect of lower brackets	0.7	0.0
	0.0%	0.0%

NOTE 11 – LEASE COMMITMENT WITH RELATED PARTY

The Company leases its office and storage facility in Lexington, Kentucky, under a non-cancelable operating lease with a related party.  On January 10, 2007, the Company signed a lease addendum that extended the term of the original 1998 lease through August 2012 with two five-year extension options.  The amended lease provides for lease payments of $3,500 per month from January 1, 2007, through July 31, 2007, and $6,500 per month from August 1, 2007, through January 31, 2008.  Beginning on February 1, 2008, the lease payment increased to $6,975 per month ($83,700 per year) for the remainder of the term when the Company increased its leased space by an additional 1,063 square feet.

Total lease expense was $83,700 and $83,225 for the years ended December 31, 2009 and 2008, respectively.  Future minimum annual lease payments at December 31, 2009, were as follows:

12 month period ended December 31,

2010	$83,700
2011	83,700
2012	55,800
Total	$223,200

NOTE 12 – STOCK OPTIONS AND WARRANTS

2008 Stock Option Awards

The September 2007 preferred stock purchase agreement among the Company and the Series A Stockholders authorized the Company to award rights to purchase 3,000,000 common shares to its management and employees at $1.81 per share, the agreed upon valuation of the Common Stock in the September 2007 agreement, under an employee stock option program.  At December 31, 2007, the Company had no stock option program for employees, the terms of the purchase rights had not been established, nor had they been assigned or allocated to any members of management, directors or employees.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 12 – STOCK OPTIONS AND WARRANTS – (Continued)

On August 18, 2008, the Company adopted the 2008 Plan and issued stock options to its directors and employees in the amounts and on the terms agreed upon in the September 2007 stock purchase agreement with the Series A Stockholders.  The Company’s employees, including its three executive officers, were granted a total of 2,800,000 options.  The two non-employee directors each were granted 100,000 options.  The options may be exercised at an exercise price of $1.81 per share only on the earliest of January 1, 2013, the date of the holder’s death or 100% disability, termination of employment or service as a director, or the date of a change in control of the Company.  Because the exercise price was less than market price of MedPro stock on the date of grant, the Company set a date certain for the exercise of the options in order to qualify for exemptions from excise taxes under IRS deferred compensation rules.

The Company has recorded unearned compensation of $14,580,000, or $4.86 per share underlying the options, to reflect the grant of these options.  In determining the fair value of the options at the date of grant, management relied in part upon the report of an independent valuation firm.  The trading price of MedPro common shares on the grant date was $9 per share and the median trading price for the 30-day period ending on the grant date was also $9 per share.  However, due to the infrequency and low volume of trading in MedPro’s shares, it was determined that an active trading market did not exist to provide pricing information on an ongoing basis under ASC 820.  In addition, publicly traded guideline companies were not used to value the underlying shares because neither MedPro nor any of the public companies identified as comparable to MedPro were profitable, and an earnings multiple could not be computed.

The Black-Scholes model was used to value the options.  Assumptions used in the valuation included an expected term of 2.48 years, volatility of 60% based on trading data of comparable public companies, and an equivalent bond yield of 2.5%.  The fully diluted value of $6.56 per share used in the model was determined by first discounting the trading price of $9.00 per share by 16% to reflect a lack of liquidity due to restrictions on exercise and a thin trading market.  Because only 1% of the 13,285,072 shares then outstanding were not restricted under SEC Rule 144, an efficient trading market as defined by ASC 718 did not exist for MedPro shares.  Therefore, the value per share was further adjusted for the dilutive effect of the exercise of the 3,000,000 options.

The unearned compensation is being charged to earnings over 24 months beginning on August 18, 2008.  The 24 month period coincides with the term of a non-competition covenant included in the option agreement. The Company recorded $7,290,000 and $2,693,250 of compensation expense for 2009 and the period from August 18 through December 31, 2008, respectively. The balance of the unearned compensation was $4,596,750 at December 31, 2009 and $11,886,750 at December 31, 2008.

Under ASC 718, the requisite service period is usually the vesting period.  The options issued on August 18, 2008, are fully vested on the grant date because they can be exercised upon termination of employment or termination of service on the board of directors (as the case may be).  However, if employment was terminated immediately, the recipient would remain subject to a non-compete covenant in the award agreement during the 24 months following termination, which is an implicit service period other than the vesting period.

ASC 718 requires consideration of the following: (a) all vesting and exercisability conditions; (b) all explicit, implicit, and derived service periods; and (c) the probability that performance or service conditions will be satisfied. In this case, the non-compete period is assumed to be the explicit requisite service period and management believes the probability of the service conditions being met is nearly 100 percent.

ASC 718 requires that compensation cost be recognized on a straight-line basis over the requisite service period for each separately vesting portion or over the requisite service period for the entire award. In this case, the vesting period is immediate therefore compensation expense can only be recognized for the entire award.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 12 – STOCK OPTIONS AND WARRANTS – (Continued)

Stock option activity for 2008 and 2009 may be summarized as follows:

	Shares	Average weighted exercise price
Outstanding at January 1, 2008	0	n/a
Granted	3,000,000	$1.81
Exercised	0	n/a
Expired/cancelled	0	n/a
Outstanding at December 31, 2008	3,000,000	$1.81
Granted	332,971	$3.24
Exercised	0	n/a
Outstanding at December 31, 2009	3,332,971	$1.95

The following table summarizes information about stock options outstanding and exercisable at December 31, 2009:

Weighted average exercise price	Options outstanding	Average weighted remaining contractual life (years)	Options exercisable

$1.81	3,000,000	3.083	None
$1.81	100,000	3.083	None
$3.85	185,715	8.717	185,715
$3.65	47,256	9.833	47,256
$1.95	3,332,971	3.493	232,971

Stock purchase warrants

The Company’s four preferred stockholders received one Series “A” warrant and one Series “B” warrant for each of the 6,668,229 shares of Series A Convertible Preferred Stock they purchased.  In addition, for making a total investment of at least $5 million, VOMF also received one “J” warrant and one “C” warrant for each of the 5,975,116 shares of Series A Stock it purchased on December 28, 2007.  The Series J Warrants were exercised in full during September and October 2008 for 1,493,779 shares of new Series B Convertible Preferred Stock, which is convertible into four common shares for each Series B preferred share.  The remainder of the A, B and C warrants held by VMOF and VCAF were and $3,000,000 of cash were exchanged for 1,571,523 Series C Stock.  The following is a summary of the rights of the two series of warrants still outstanding that were issued with the Series A Stock:

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 12 – STOCK OPTIONS AND WARRANTS – (Continued)

Series A Warrant	Entitles holder to purchase one share of common stock at a purchase price of $1.81 per share, 93% of the purchase price per share of Series A Stock.

Series B Warrant	Entitles holder to purchase one additional share of common stock at a purchase price of $1.99 per share, 102% of the purchase price per share of Series A Stock.

Exercise Period	The Series A and Series B Warrants may be exercised through December 28, 2012.

Adjustments to the	The price per share and number of shares available under each series of Warrant is subject to adjustment in the following circumstances:
Exercise Price
and Number	•	the recapitalization, reorganization or reclassification of our company;
of Shares
Available	•	the consolidation, merger or sale of our company;

	•	stock dividends, stock splits or reverse stock splits;

	•	or the issuance of additional shares of common stock or common stock equivalents, or other distributions made to the holders of common stock other than permitted issuances.

Cashless Exercise
If at any time the registration statement covering the shares of common stock underlying the Series A and Series B Warrants is no longer in effect, the holders of those warrants may, in lieu of exercising their warrants for cash, make a cashless exercise of their warrants and receive a number of shares of common stock having a market value equal to the difference between the then-current market value of the number of shares for which the warrant is exercised and the exercise price for those shares.

Registration Rights	The warrant holders have the registration rights with respect to the shares of common stock issuable upon the exercise of their warrants described in Note 8, above.

Buy-In Rights
If the Company fails to timely deliver common stock issuable upon exercise of a warrant, and the holder is required to purchase common stock to deliver in satisfaction of a sale of the shares to have been issued upon the exercise, then the Company must pay the holder in cash the difference between the total purchase price the holder paid to acquire common stock to complete the sale and the amount obtained by multiplying (1) the number of shares of common stock issuable upon exercise of the warrant times (2) the price at which the holder’s sell order for those shares was executed.

See the table below for details on the valuation of these warrants pursuant to the Black-Scholes method.

The Company issued Series AA warrants to purchase 533,458 common shares for $1.81 per share as of December 28, 2007, as compensation for financial advisory services rendered by SC Capital Partners, LLC in connection with the $13,000,000 private placement.  The terms of the AA warrants are similar to the “A” warrants and expire on December 28, 2012.  The Company has valued the AA warrants at $211,928 utilizing the Black-Scholes method.

The Company has agreed to issue warrants to purchase up to 100,000 common shares for $1.99 per share and 75,000 warrants to purchase common shares for $3.75 per share as compensation for a research report to be published about the Company in a medical device industry publication.  These warrants became exercisable when the report was delivered to the Company and will expire on December 28, 2012.  Utilizing the Black-Scholes method, the Company valued these warrants at $167,600 and reflected them as unearned compensation in its shareholder equity section.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 12 – STOCK OPTIONS AND WARRANTS – (Continued)

In accounting for the conversion feature embedded within the Series A Stock, the Company considered ASC 815 (formerly FASB SFAS 133, Accounting for Derivative Instruments and Hedging Activities and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s own stock) and ASC 470 (formerly EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Features, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments).  Under this guidance, the classification of an issuer’s convertible preferred stock as permanent equity depends upon the issuer having control with respect to the manner of redemption of the convertible preferred stock.

The right of Series A Stockholders to redeem their shares arises first in the event of a consolidation or merger that would result in a change of control of the Company, the sale of 50% of its assets, or a purchase of 50% of the outstanding shares of the Company’s common stock.  Mergers, consolidations and asset sales require approval by the board of directors.  A third party could purchase 50% of the outstanding shares only from the Company directly or in a voluntary sale by one or more common shareholders. These circumstances, being characteristic of all equity, do not preclude classification as equity.

Of the other seven events triggering the right of Series A Stockholders to redeem their shares, four are events for which the issuer has the option to redeem in either cash or common shares.  The redemption ratio is fixed and adjusts only if the Company sells common shares at a price less than the price per share at which the preferred stock converts into common stock. In other words, the adjustments to the ratio are not of a dilutive nature that would generally give rise to liability treatment.

The other triggering events would occur only through purposeful actions by the Company or otherwise within its control.

•
As of December 31, 2009, the Company had 90,000,000 common shares authorized and 13,215,311 common shares issued and outstanding.  Therefore, the Company had a sufficient number authorized and unissued common shares to convert all of the preferred stock at the conversion ratio then in effect had a notice of conversion been presented as of that date, meeting the “current status” test of  ASC 815 (formerly EITF 00-19).

•	The deregistration of Company’s common stock is within its control;
•	The consummation of a going private transaction is within the Company’s control.

Based on the foregoing analysis, the Company concluded that the embedded conversion feature would not be separately accounted for as a derivative liability from the Series A Stock.

In accordance with this guidance, the Company recorded a deemed dividend in the amount of $3,975,120 by increasing the retained deficit and increasing additional paid in capital by that amount effective on December 28, 2007 to reflect the estimated fair value of the embedded conversion feature in the Series A Stock. The $3,975,120 amount represents the approximately $0.60 difference per share between the $1.81 liquidation value per share of the preferred stock and the $1.21 per share value of the warrants.  This amount would normally be amortized over the period between the issue date and the conversion date, but because the Series A Stock is convertible immediately upon issuance, the entire amount was charged to retained earnings as a deemed dividend and an increase to additional paid in capital.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of subjective assumptions including the expected stock price volatility and appropriate adjustments for restrictions on exercising the options. Because our warrants have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, this model does not necessarily provide a reliable single measure of the fair value of its warrants.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 12 – STOCK OPTIONS AND WARRANTS – (Continued)

Assumptions used in valuing all but the J warrants included an expected term of 2.5 years, volatility of 43.54%, and an equivalent bond yield of 4.36%. Assumptions used in valuing the J warrants included an expected term of 1.0 years, volatility of 36.57%, and an equivalent bond yield of 4.53%.

The following table summarizes the terms and values of the Company’s stock purchase warrants outstanding at December 31, 2009 and 2008:

Warrant Holder	Exercise Price	Warrants Outstanding	Weighted Average Remaining Life	Shares Exercisable	Black- Scholes Valuation

2009 Warrants

Sands Funds A Warrants	$1.81	512,941	2.5 Years	512,941	$203,777

Sands Funds B Warrants	$1.99	512,941	2.5 Years	512,941	$164,994

AA Warrants	$1.81	533,458	2.5 Years	0	$211,928

Vendor Warrant	$1.99	100,000	2.5 Years	0	$85,509

Vendor Warrant	$3.75	75,000	2.5 Years	0	$82,091

December 31, 2009 Totals Exercisable at the end of the period.		1,734,340		1,025,882	$748,299

Weighted average exercise price				$1.90

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 12 – STOCK OPTIONS AND WARRANTS – (Continued)

2008 Warrants
VOMF A Warrants	$1.81	4,751,079	2.5 Years	4,751,079	$1,887,472
VCAF A Warrants	$1.81	1,404,209	2.5 Years	1,404,209	$557,853
VOMF B Warrants	$1.99	4,751,079	2.5 Years	4,751,079	$1,528,250
VCAF B Warrants	$1.99	1,404,209	2.5 Years	1,404,209	$451,683
VOMF C Warrants	$2.18	4,612,010	2.5 Years	4,612,010	$1,181,039
VCAF C Warrants	$2.18	1,363,106	2.5 Years	1,363,106	$349,063
Sands Funds A Warrants	$1.81	512,941	2.5 Years	512,941	$203,777
Sands Funds B Warrants	$1.99	512,941	2.5 Years	512,941	$164,994
AA Warrants	$1.81	533,458	2.5 Years	0	$211,928
Vendor Warrant	$1.99	68,036	2.5 Years	0	$21,885
December 31, 2008 Totals Exercisable at the end of the period.		19,913,068	—	19,311,574	$6,557,944
Weighted average exercise price				$1.99

* C Warrants became exercisable only upon the exercise of the related J Warrants, which occurred in 2008.

The Company recorded unearned non-employee compensation for services of $21,885 as of December 31, 2008 and adjusted to $167,600 as of December 31, 2009.

The Company reduced Additional Paid in Capital by $6,321,081, increased its Accumulated Deficiency by $35,081,114 and recorded a liability of $41,402,196 as of January 1, 2009 to reflect the cumulative effect of adopting ASC 815 (formerly FASB EITF 07-05).  The amount recorded as the cumulative effect of ASC 815 was determined by reference to the fair value of the warrants at January 1, 2009.  Approximately 1% of the Company’s outstanding common was freely tradable at January 1, 2009.  The thinly traded market for the Company’s shares at January 1, 2009, and the volatility of its trading price made the use of level one inputs (quoted market prices in active markets for the warrants or the Company’s shares) under FASB ASC 820 (formerly SFAS 157) as inappropriate. The Company used average share prices in a Black-Scholes calculation using volatility inputs from similar companies and taking into account the time it would take for the market to absorb the influx of over 19,000,000 common shares underlying the warrants based on then current trading volumes.  As a result, some level two inputs, such as sales of warrants for cash, and some level three inputs, unobservable inputs developed using estimates and assumptions expected to be utilized by market participants, were used to determine fair value of the warrants for the derivative liability analysis.

After consideration of all the factors necessary to determine the value of the warrants as of January 1, 2009 for purposes of ASC 815 and ASC 820 and the Company-specific issues regarding trading prices and trading volume, including the restricted status of nearly 99% of the Company’s common shares under Rule 144 through January 4, 2009, the following inputs were used to value the warrants.  Share prices ranged from $7.88 at January 1, 2009 to $5.00 at March 24, 2009.  The January price was based on a trailing 20-day average from the first trade in 2009 due to an extremely thin market and price volatility.  The Company used a 50% discount from these quoted values in the Black-Scholes calculation in order to more closely approximate the only observable input for the warrant values based on the exercise of the Series C warrants for $2.18 per common share equivalent in March 2009.  We also considered the expected inefficient market absorption of the common shares underlying the Series C preferred stock in the warrant exercise, reflecting the average daily trading volume of fewer than 700 shares during the first quarter of 2009.  In addition, the Series C preferred issued in exchange for warrants in March 2009 as well as the 14,339,090 underlying shares of common stock cannot be transferred for one year, and are subject to additional “leak-out” transfer restrictions during the subsequent twelve months. The Company used comparable company volatility rates of 50% in January 2009 and 55% in March 2009. The discount rate was based on comparable term U.S. Treasury rates of 0.76% and 0.81%, respectively for January and March 2009.

In March 2009, two Series A preferred stockholders exchanged all of their Series A, B and C warrants, exercisable for a total of 18,285,692 common shares, for $3,000,000 of cash and a total of 1,571,523 shares of new Series C preferred stock.  Each Series C preferred share converts into 10 common shares, a ratio equivalent to $2.18 per common share.  The Company issued 137,614 shares of Series C preferred stock upon the exercise of a portion of the Series C warrants for the cash, plus an additional 1,433,909 shares of Series C preferred stock in exchange for all of the remaining Series A, B and C warrants held by the two stockholders.  A small number of common shares were issued in lieu of fractional shares of Series C preferred.  The liability for the warrants exchanged in March 2009 was recomputed using the Black-Scholes method with updated inputs and the difference was recorded as income from the decline in debt due to the reduction in fair value of the outstanding warrants at March 24, 2009 immediately before the exchange.  The valuation difference on these warrants was $21,237,919 which accounts for the substantial portion of the total gain for the year ended December 31, 2009, of $21,603,185.

A total of 1,025,882 Series A and B warrants remained outstanding at December 31, 2009. As of August 12, 2009, the Company’s registration statement became effective and no derivative liabilities remain outstanding at December 31, 2009.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a fair value hierarchy that prioritizes the use of inputs used in valuation methodologies into the following three levels:

•
Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and must be used to measure fair value whenever available.

•
Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•
Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability. For example, level 3 inputs would relate to forecasts of future earnings and cash flows used in a discounted future cash flows method.

We concluded there was insufficient trading frequency and volume in MedPro’s shares to use the Level 1 inputs to value our warrants in a Black-Scholes calculation under ASC 820 as of January 1, 2009.  In particular, we noted that nearly 99% of our outstanding common shares were restricted securities under Rule 144 that could not be traded in public markets through January 4, 2009, and our stock continued to trade sporadically thereafter. According, we used the following level 2 inputs and level 3 inputs for purposes of our ASC 815 and ASC 820 analysis:

•
MedPro share prices ranging from $7.88 at January 1, 2009 to $5.00 at March 24, 2009. The January price was based on a trailing 20-day average from the first trade in 2009 due to an extremely thin market and price volatility. These values were then discounted by 50% to more closely approximate the only observable input for the warrant values — the exercise of the Series C warrants for $2.18 per common share equivalent in March 2009.

•
The time it would take for the market to absorb the influx of over 19,000,000 common shares underlying the warrants, based on the average daily trading volume of fewer than 700 shares during the first quarter of 2009.

•
Transfer restrictions on the Series C preferred stock issued in exchange for warrants in March 2009, as well as the 14,339,090 underlying shares of common stock, which cannot be transferred for one year, and are subject to additional “leak-out” restrictions during the subsequent twelve months.

•	Share price volatility rates of 50% in January 2009 and 55% in March 2009 for comparable companies.

•	A discount rate based on comparable term U.S. Treasury rates of 0.76% and 0.81%, respectively for January and March 2009.

•	Average share prices using volatility inputs from similar companies, and taking into account common shares underlying the warrants based on then current trading volumes.

The factors used to value the remaining derivative liability associated with the remaining A and B warrants as of June 30, 2009 included the Company’s own volatility calculated based on month end observations for the first six months of 2009 of approximately 55%. The Company’s share price at June 30, 2009 was $5.00. The risk free return rate for the remaining life of the derivatives was based on U S Treasury rates of 1.11% for the 1.75 years of estimated remaining life of the warrants.  The A warrant was valued at $3.19 and the B warrant was valued at $3.01.  Many of the conversion features expired in August 2009 when the registration statement for the common stock underlying convertible preferred stock and warrants became effective. Other terms expired at the end of 2009. By year end, all of the derivative liability had been written off or recognized as gain.

NOTE 13 – EARNINGS PER SHARE

Basic earnings/(loss) per common share  represents the amount of earnings/(loss) for the period available to each share of common stock outstanding  during the reporting  period.  Diluted earnings (loss) per common share is the amount of earnings (loss) for the period available to each share of common stock outstanding during the reporting period and to each share that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the period.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 13 – EARNINGS PER SHARE – (Continued)

The Company’s potentially dilutive securities consist of options and warrants, as well as, convertible preferred stock.  Since the Company had a loss in 2008, the potentially dilutive options, warrants and preferred shares were not considered and earnings per share were only presented on a non dilutive basis.  In 2009, the Company had 1,734,340 warrants, 3,332,971 options and 9,733,531 preferred shares (in three different Series which had different conversion features) which had an impact on calculating fully diluted earnings per share.  The impact of the deemed exercise/conversion of those securities are listed below.

The reconciliation between the basic and diluted weighted-average number of common shares for the years ended December 31, 2009 and 2008 is summarized as follows:

	2009	2008
Basic weighted-average number of common shares outstanding during the year	13,296,075	13,285,072
Weighted-average number of dilutive common stock options outstanding during the year	515,380	-
Convertible preferred shares - common stock equivalents
Series A - 6,668,229 shares	6,668,229	-
Series B - 1,493,779 shares	5,975,116	-
Series C - 1,571,523 shares	15,715,230	-

Diluted weighted-average number of common and common equivalent shares outstanding during the year	42,170,030	13,285,072

No outstanding options and warrants were included in the computation of diluted net income (loss) per share.  For 2009, there were 5,067,311 options and warrants considered in the denominator for the earnings per share calculation that were adjusted by 4,551,931 shares (for a net of 515,380) for the effect of convertible securities.

NOTE 14 – EMPLOYEE BENEFIT PLAN

MedPro Safety Products, Inc. Defined Contribution Plan

The Company adopted a retirement savings 401(k) and profit-sharing plan covering substantially all employees.  Employees may contribute up to 100% of their compensation, up to allowable limits, with the Company matching the first three percent and matching 50% of the next two percent of compensation under a safe harbor plan.  The Company may make a discretionary contribution to the plan up to the maximum contribution allowable for a defined contribution plan.  The Company’s discretionary contribution for 2009 was $125,000 and $138,518 for 2008.  The Company’s matching contributions for 2009 were $70,656 and for 2008 were $12,613.

Participants have full and immediate vesting in any deferrals and in any employer contributions.  Eligibility begins on the first day of the month coincident with or following the start of employment.  The employee must be 21 years of age to be eligible.  Employer contributions charged to expense for the years ended December 31, 2009 and 2008, were $195,656 and $151,131, respectively.  The plan was established on October 1, 2008.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 15 – SUBSEQUENT EVENTS

2010 VOMF Bridge Loan

On February 8, 2010, MedPro borrowed $500,000 from VOMF.  The loan provides MedPro with additional financial flexibility.  The outstanding principal balance bears interest at an annual rate of 6%, and all principal and interest was originally due and payable on March 31, 2010.

Under the terms of the note purchase agreement, we agreed to add a representative of VOMF to our board of directors upon VOMF’s request.  Other covenants of the note purchase agreement provide that without the written consent of VOMF, we will not guarantee or incur additional indebtedness in excess of $100,000, other than trade accounts payable incurred in the ordinary course of business, refinancing of current indebtedness, and financing secured by purchase money liens, liens on equipment and other permitted liens.  We also agreed not to sell any of our properties, assets and rights including, without limitation, its software and intellectual property, to any person except for sales to customers in the ordinary course of business; or with the prior written consent of VOMF.

On February 26, 2010, we increased the outstanding principal balance of the bridge loan to $850,000 and extended the date on which all principal and interest is due and payable to June 30, 2010.  In consideration, we issued to VOMF a warrant to purchase 212,500 shares of our common stock at $4.00 per share.  The warrant has a five-year term.  The warrant provides that the warrant price will adjust if specified corporate transactions occur, including a provision that if we issue any additional shares of common stock at a price per share less than $4.00 (or the adjusted warrant price then in effect) or without consideration, then the warrant price will adjust to the price per share paid for the additional shares of common stock upon each such issuance.

Joint Development Agreement

On March 8, 2010, we entered into a Joint Development Agreement with Helvoet Pharmaceutical N.V. relating to the development and distribution of our pre-filled passive safety syringe system.  The joint development agreement formalizes the relationship between MedPro and Helvoet and establishes their respective responsibilities and contributions to the project.

The agreement provides that we will develop the safety syringe portion of the pre-filled passive safety syringe system, and Helvoet will develop rubber components for the product including determining the appropriate chemical rubber formulation and component design for use with the medicament cartridge. The agreement also establishes a general framework for formalizing the role of additional participants in the project, including the responsibilities and contributions required as a minimum standard for participation.

Headquartered in Alken, Belgium, Helvoet is a worldwide manufacturer of rubber closures and aluminum and plastic caps for pharmaceutical packaging, drug delivery and diagnostics.  With more than 1,250 employees and five plants for rubber components and four plants for aluminum and plastic caps in Europe and the United States, Helvoet produces over 12 billion parts per year.  Helvoet is the pharmaceutical packaging division of the Daetwyler Holding, Altdorf, Switzerland.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. The registrant will pay all of these amounts. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$4,552
Accounting Fees and Expenses	100,000
Legal Fees and Expenses (excluding Blue Sky)	150,000
Printing and Engraving Fees and Expenses	10,000
Blue Sky Fees and Expenses	30,000
Transfer Agent and Registrar Fees and Expenses	2,500
Miscellaneous	7,948

Total	$310,000

Item 14. Indemnification of Directors and Officers

Under Nevada law and pursuant to our Articles of Incorporation and bylaws, MedPro may indemnify its officers and directors for various expenses and damages resulting from their acting in these capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to MedPro’s officers or directors pursuant to the foregoing provisions, MedPro has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we have issued the following unregistered securities. None of the these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder, unless otherwise noted.

On December 28, 2007, in connection with our merger into Dentalserv.com, and concurrent private placement to accredited investors, we issued the following securities:

•
Accredited investors made a $13 million investment in MedPro to purchase 6,668,230 units comprised of one share of Series A Stock and a variable series of common stock purchase warrants. The purchase price was $1.945 per unit. The warrants consist of Series A, Series B, Series C, and Series J warrants.  The warrants are convertible into 25,286,691 shares of common stock at prices ranging from $1.81 to $2.18 per share.

•	We issued 11,284,754 shares of common stock to the shareholders of our predecessor corporation.
•
We issued 593,931 newly issued shares of our common stock, and warrants to purchase 533,458 shares of our common stock at an exercise price of $1.81 as a fee for financial advisory services in connection with the investment in our company by the accredited investors.

In September and October 2008, the holders of our Series J warrants exercised them in full.  We issued a total of 1,493,779 shares of Series B Stock for $13,025,000 in cash.  Each share of Series B Stock converts into 4 shares of common stock, or 5,975,116 shares of common stock if all 1,493,779 shares of Series B Stock were converted.

On March 27, 2009, we completed a warrant exercise and exchange with VOMF and VCAF in which the two funds exercised a portion of their Series C Warrants for cash totaling $3,000,000 and exchanged the balance of their Series C Warrants plus all of their Series A and Series B Warrants for shares of newly designated  Series C Convertible Preferred Stock. In the warrant exercise and exchange, we issued 1,571,523 shares of Series C Stock and 12 shares of common stock to the two funds and received $3,000,000 in cash.  Each share of Series C Stock converts into 10 shares of common stock.  The warrant exercise for cash was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, and the exchange portion of the transaction was exempt by virtue of Section 3(9).

On August 18, 2008, our board of directors adopted the MedPro Safety Products, Inc. 2008 Stock and Incentive Compensation Plan and awarded options to purchase a total of 3,000,000 shares to directors, officers and employees at an exercise price of $1.81 per share.

On May 27, 2009, the Company issued incentive options to purchase a total of 185,715 shares to its officers and employees under  the 2008 Plan. Options to purchase 25,974 shares were granted to our CEO at an exercise price of $4.24 per share and a five-year term.  The remaining options have an exercise price of $3.85 per share and a ten-year term.

On August 24, 2009, the two directors who joined the board in October 2008 were each granted non-qualified options to purchase 50,000 shares of common stock under the 2008 Plan at an exercise price of $1.81 per share and a ten-year term.

On October 6, 2009, the Company issued incentive options to purchase 47,256 shares of common stock to employees other than officers at an exercise price of $3.65 per share.

In December 2008, we issued 35,294 shares of common stock as a portion of the compensation payable for investor relations advisory services.

In 2009, we issued warrants to purchase a total of 175,000 shares of common stock as compensation for the publication of a research report in a medical device industry publication. These warrants became exercisable when the report was delivered and will expire on December 28, 2012.  Warrants to purchase 100,000 shares are exercisable at $1.99 per share and warrants to purchase 75,000 shares are exercisable at $3.75 per share.

On February 26, 2010, we increased the outstanding principal balance of our bridge loan from Vision Opportunity Master Fund to $850,000 and extended the date on which all principal and interest is due and payable to June 30, 2010. In consideration, we issued VOMF a warrant to purchase 212,500 shares of our common stock at $4.00 per share.

On March 31, 2010, we increased the outstanding principal balance of the bridge loan by $450,000 to $1,300,000. In consideration, we issued to VOMF a warrant to purchase an additional 112,500 shares of our common stock at $4.00 per share.

On May 3, 2010, we entered into a credit agreement with VOMF that allows us to draw up to $300,000 per month, up to a maximum aggregate principal amount of $1,000,000. We agreed to issue warrants to purchase 166,666 shares of common stock upon the execution of the credit agreement and warrants to purchase 16,667 shares of common stock for each $100,000 drawn on the credit agreement. The exercise price of the warrants is $3.00 per share. On May 4, 2010, we received an initial $250,000 draw on the credit facility and issued a warrant to purchase 208,334 shares of common stock to VOMF.

From December 2006 through December 2007, Dentalserv.com issued a total of 18,201 shares of its common stock as compensation to two individuals appointed by Vision as Dentalserv.com’s two executive officers.

Item 16. Exhibits and Financial Statement Schedules

(a)           Exhibits

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form 8-K filed on January 4, 2008).

3.2	Bylaws (incorporated by reference to Exhibit 3.2 to Form 8-K filed on January 4, 2008).

3.3	Bylaw amendment dated August 10, 2009 (incorporated herein by reference to Form 8-K filed on August 17, 2008).

4.1	Certificate of Designations, Series A Convertible Preferred Stock Turner (incorporated by reference to Exhibit 4.1 to Amendment No. 1 on Form S-1/A (Reg. No. 333-149163) filed on July 3, 2008).

4.2	Form of Series A Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.3 to Form 8-K/A filed on September 10, 2007).

4.3	Form of Series B Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.4 to Form 8-K/A filed on September 10, 2007).

4.4	Series A Convertible Stock Purchase Agreement dated as of September 5, 2007 (incorporated by reference to Exhibit 4.6 to Form 10-K filed on April 18, 2008).

4.5	Amendment to Certificate of Designations, Series A Convertible Preferred Stock (incorporated by reference to Exhibit 4.6 to Form 10-K filed on March 30, 2009)

4.6	Certificate of Designations, Series B Convertible Preferred Stock (incorporated herein by reference to Exhibit 4.9 to Form 8-K filed on August 22, 2008).

4.7	Omnibus Amendment to Series A, B, and C Warrants held by Vision Opportunity Master Fund, Ltd. (incorporated herein by reference to Exhibit 4.10 to Form 8-K filed on August 22, 2008).

4.8	Certificate of Designations, Series C Convertible Preferred Stock (incorporated herein by reference to Exhibit 4.1 to Form 8-K filed on March 30, 2009).

5.1	Opinion of Armstrong Teasdale LLP (incorporated by reference as Exhibit 5.1 to Form S-1/A filed on July 14, 2009).

10.1
Technology Acquisition Agreement, dated February 19, 2007, by and among SGPF, LLC, Hooman Asbaghi and Visual Connections, Inc (incorporated by reference to Exhibit 10.1 to Form 10-K filed on April 18, 2008)

10.2	Technology Development and Option Agreement, between SGPF, LLC and MedPro Safety Products, Inc. (incorporated by reference to Exhibit 10.2 to Form 10-K filed on April 18, 2008).

10.3	Loan Agreement and Amendments, between Fifth Third Bank and MedPro Safety Products, Inc. (incorporated by reference to Exhibit 10.3 to Form 10-K filed on April 18, 2008)

10.4	Promissory Note dated September 1, 2006, between MedPro Safety Products, Inc. and CRM Development Company (incorporated by reference to Exhibit 10.4 to Form 10-K filed on April 18, 2008)

10.5	Fourth Amendment to Loan Agreement between Fifth Third Bank and MedPro Safety Products, Inc. Company (incorporated by reference to Exhibit to Form 10-K filed on March , 2009)

10.6	Financial Advisory Agreement, between MedPro Safety Products, Inc and SC Capital Partners LLC (incorporated by reference to Exhibit 10.5 to Form 10-K filed on April 18, 2008).

10.7
Medical Supply Manufacturing Agreement as of July 15, 2008 between MedPro Safety Products, Inc. and Greiner Bio-One GmbH (blood collection products) (incorporated by reference to Exhibit 10.1 to Form 8-K filed on July 21, 2008).

10.8
Medical Supply Manufacturing Agreement as of July 15, 2008 between MedPro Safety Products, Inc. and Greiner Bio-One GmbH (winged butterfly product) (incorporated by reference to Exhibit 10.2 to Form 8-K filed on July 21, 2008).

10.9	Amendment to Technology Development and Option Agreement, between SGPF, LLC and MedPro Safety Products, Inc. (incorporated by reference to Exhibit 10.1 to Form 8-K filed on October 6, 2008).

10.10	MedPro Safety Products, Inc. 2008 Stock and Incentive Compensation Plan (incorporated by reference to Exhibit 10.9 to Form 8-K filed on August 22, 2008).

10.11	Form of Nonqualified Stock Option Award Agreement (incorporated by reference to Exhibit 10.10 to Form 8-K filed on August 22, 2008).

10.12	Form of Incentive Stock Option Award Agreement (incorporated by reference to Exhibit 10.12 to Form 10-K filed on March 30, 2010).

10.13	Employment Agreement with Marc T. Ray (incorporated by reference to Exhibit 10.1 to Form 8-K filed on April 7, 2009).

10.14	Employment Agreement with W. Craig Turner (incorporated by reference to Exhibit 10.1 to Form 8-K filed on July 22, 2009).

10.15	Employment Agreement with Agreement with Walter W. Weller (incorporated by reference to Exhibit 10.1 to Form 8-K filed on October 21, 2009)

10.16
Note Purchase Agreement between MedPro Safety Products, Inc. and Vision Opportunity Master Fund, Ltd. dated as of February 8, 2010 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on February 11, 2009).

10.17
Note Purchase Agreement between MedPro Safety Products, Inc. and Vision Opportunity Master Fund, Ltd. dated as of February 26, 2010 (incorporated by reference to Exhibit 10.17 to Form 10-K filed on March 30, 2010).

10.18	6% Promissory Note dated February 26, 2010 (incorporated by reference to Exhibit 10.18 to Form 10-K filed on March 30, 2010).

10.19	Common Stock Purchase Warrant dated February 26, 2010 (incorporated by reference to Exhibit 10.19 to Form 10-K filed on March 30, 2010).

10.20	Sixth amendment to credit agreement with Fifth Third Bank (incorporated by reference to Exhibit 10.1 to Form 8-K filed April 1, 2010).

10.21
Securities Purchase Agreement between MedPro Safety Products, Inc. and Vision Opportunity Master Fund, Ltd. dated as of March 31, 2010 (including form of 6% Promissory Note and Common Stock Purchase Warrant).

10.22
Securities Purchase Agreement between MedPro Safety Products, Inc. and Vision Opportunity Master Fund, Ltd. dated as of April 30, 2010 (including form of 7% Promissory Note and Common Stock Purchase Warrant) is incorporated by reference to Exhibit 10.1 to Form 8-K filed May 7, 2010.

23.1*	Consent of Rodefer Moss & Co., an independent registered public accounting firm.

23.2	Consent of Armstrong Teasdale LLP (incorporated by reference as Exhibit 23.2 to Form S-1/A filed on July 14, 2009).

24.1	Power of Attorney (incorporated by reference as Exhibit 24.1 to Form S-1/A filed on July 14, 2009).

24.2	Power of Attorney of Ernest L. Fletcher and W. Leo Kiely III (incorporated by reference as Exhibit 24.2 to Form S-1/A filed on July 14, 2009).

*      Filed herewith

(b)           Financial Statement Schedules

Not applicable.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form 8-K filed on January 4, 2008).

3.2	Bylaws (incorporated by reference to Exhibit 3.2 to Form 8-K filed on January 4, 2008).

3.3	Bylaw amendment dated August 10, 2009 (incorporated herein by reference to Form 8-K filed on August 17, 2008).

4.1	Certificate of Designations, Series A Convertible Preferred Stock Turner (incorporated by reference to Exhibit 4.1 to Amendment No. 1 on Form S-1/A (Reg. No. 333-149163) filed on July 3, 2008).

4.2	Form of Series A Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.3 to Form 8-K/A filed on September 10, 2007).

4.3	Form of Series B Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.4 to Form 8-K/A filed on September 10, 2007).

4.4	Series A Convertible Stock Purchase Agreement dated as of September 5, 2007 (incorporated by reference to Exhibit 4.6 to Form 10-K filed on April 18, 2008).

4.5	Amendment to Certificate of Designations, Series A Convertible Preferred Stock (incorporated by reference to Exhibit 4.6 to Form 10-K filed on March 30, 2009)

4.6	Certificate of Designations, Series B Convertible Preferred Stock (incorporated herein by reference to Exhibit 4.9 to Form 8-K filed on August 22, 2008).

4.7	Omnibus Amendment to Series A, B, and C Warrants held by Vision Opportunity Master Fund, Ltd. (incorporated herein by reference to Exhibit 4.10 to Form 8-K filed on August 22, 2008).

4.8	Certificate of Designations, Series C Convertible Preferred Stock (incorporated herein by reference to Exhibit 4.1 to Form 8-K filed on March 30, 2009).

5.1	Opinion of Armstrong Teasdale LLP (incorporated by reference as Exhibit 5.1 to Form S-1/A filed on July 14, 2009).

10.1
Technology Acquisition Agreement, dated February 19, 2007, by and among SGPF, LLC, Hooman Asbaghi and Visual Connections, Inc (incorporated by reference to Exhibit 10.1 to Form 10-K filed on April 18, 2008)

10.2	Technology Development and Option Agreement, between SGPF, LLC and MedPro Safety Products, Inc. (incorporated by reference to Exhibit 10.2 to Form 10-K filed on April 18, 2008).

10.3	Loan Agreement and Amendments, between Fifth Third Bank and MedPro Safety Products, Inc. (incorporated by reference to Exhibit 10.3 to Form 10-K filed on April 18, 2008)

10.4	Promissory Note dated September 1, 2006, between MedPro Safety Products, Inc. and CRM Development Company (incorporated by reference to Exhibit 10.4 to Form 10-K filed on April 18, 2008)

10.5	Fourth Amendment to Loan Agreement between Fifth Third Bank and MedPro Safety Products, Inc. Company (incorporated by reference to Exhibit to Form 10-K filed on March , 2009)

10.6	Financial Advisory Agreement, between MedPro Safety Products, Inc and SC Capital Partners LLC (incorporated by reference to Exhibit 10.5 to Form 10-K filed on April 18, 2008).

10.7
Medical Supply Manufacturing Agreement as of July 15, 2008 between MedPro Safety Products, Inc. and Greiner Bio-One GmbH (blood collection products) (incorporated by reference to Exhibit 10.1 to Form 8-K filed on July 21, 2008).

10.8
Medical Supply Manufacturing Agreement as of July 15, 2008 between MedPro Safety Products, Inc. and Greiner Bio-One GmbH (winged butterfly product) (incorporated by reference to Exhibit 10.2 to Form 8-K filed on July 21, 2008).

10.9	Amendment to Technology Development and Option Agreement, between SGPF, LLC and MedPro Safety Products, Inc. (incorporated by reference to Exhibit 10.1 to Form 8-K filed on October 6, 2008).

10.10	MedPro Safety Products, Inc. 2008 Stock and Incentive Compensation Plan (incorporated by reference to Exhibit 10.9 to Form 8-K filed on August 22, 2008).

10.11	Form of Nonqualified Stock Option Award Agreement (incorporated by reference to Exhibit 10.10 to Form 8-K filed on August 22, 2008).

10.12	Form of Incentive Stock Option Award Agreement (incorporated by reference to Exhibit 10.12 to Form 10-K filed on March 30, 2010).

10.13	Employment Agreement with Marc T. Ray (incorporated by reference to Exhibit 10.1 to Form 8-K filed on April 7, 2009).

10.14	Employment Agreement with W. Craig Turner (incorporated by reference to Exhibit 10.1 to Form 8-K filed on July 22, 2009).

10.15	Employment Agreement with Agreement with Walter W. Weller (incorporated by reference to Exhibit 10.1 to Form 8-K filed on October 21, 2009)

10.16
Note Purchase Agreement between MedPro Safety Products, Inc. and Vision Opportunity Master Fund, Ltd. dated as of February 8, 2010 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on February 11, 2009).

10.17
Note Purchase Agreement between MedPro Safety Products, Inc. and Vision Opportunity Master Fund, Ltd. dated as of February 26, 2010 (incorporated by reference to Exhibit 10.17 to Form 10-K filed on March 30, 2010).

10.18	6% Promissory Note dated February 26, 2010 (incorporated by reference to Exhibit 10.18 to Form 10-K filed on March 30, 2010).

10.19	Common Stock Purchase Warrant dated February 26. 2010 (incorporated by reference to Exhibit 10.19 to Form 10-K filed on March 30, 2010).

10.20	Sixth amendment to credit agreement with Fifth Third Bank (incorporated by reference to Exhibit 10.1 to Form 8-K filed April 1, 2010).

10.21
Securities Purchase Agreement between MedPro Safety Products, Inc. and Vision Opportunity Master Fund, Ltd. dated as of March 31, 2010 (including form of 6% Promissory Note and Common Stock Purchase Warrant).

10.22
Securities Purchase Agreement between MedPro Safety Products, Inc. and Vision Opportunity Master Fund, Ltd. dated as of April 30, 2010 (including form of 7% Promissory Note and Common Stock Purchase Warrant) is incorporated by reference to Exhibit 10.1 to Form 8-K filed May 7, 2010.

23.1*	Consent of Rodefer Moss & Co., an independent registered public accounting firm.

23.2	Consent of Armstrong Teasdale LLP (included in Exhibit 5.1)(incorporated by reference as Exhibit 23.2 to Form S-1/A filed on July 14, 2009).

24.1	Power of Attorney (included on signature page of the Registration Statement)(incorporated by reference as Exhibit 24.1 to Form S-1/A filed on July 14, 2009).

24.2	Power of Attorney of Ernest L. Fletcher and W. Leo Kiely III (incorporated by reference as Exhibit 24.1 to Form S-1/A filed on July 14, 2009).

*      Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Kentucky on May 28, 2010.

MEDPRO SAFETY PRODUCTS, INC.

By:	/s/ Marc T. Ray
Marc T. Ray
Vice President (Finance) and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	Chief Executive Officer, Chairman of the Board of Directors	May 28, 2010
W. Craig Turner	(Principal Executive Officer)
/s/ Marc T. Ray	Vice President Finance, Chief Financial Officer	May 28, 2010
Marc T. Ray	(Principal Financial and Accounting Officer)
*	President, Chief Operating Officer, Director	May 28, 2010
Walter W. Weller
*	Director	May 28, 2010
Gary A. Peterson
*	Director	May 28, 2010
Warren Rustand
*	Director	May 28, 2010
Ernest L. Fletcher
*	Director	May 28, 2010
W. Leo Kiely III
* By /s/ Marc T. Ray as attorney-in-fact for the named individual.